As filed with the Securities and Exchange Commission on March 23, 2009
Registration No. 333-141849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 2 to Form S-3
on
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VION PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	13-3671221 (IRS Employer Identification Number)
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Alan Kessman, Chief Executive Officer
Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Paul Jacobs, Esq.
Merrill M. Kraines, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
(212) 318-3000
     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY STATEMENT
     This Post-Effective Amendment No. 2 to Form S-3 on Form S-1 (File 333-141849) as initially filed with the Securities and Exchange Commission on April 3, 2007, as last amended on February 2, 2009, is being filed for purposes of (A) including the Registrant’s audited financial statements for the year ended December 31, 2008 and (B) reflecting information disclosed in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 23, 2009.
     On February 20, 2008, we effected a one-for-ten reverse split of all outstanding shares of our common stock and a corresponding decrease in the number of shares of authorized common stock. As of that date, each ten of our shares were automatically combined, converted and exchanged into one share of our common stock. All share amounts, per share amounts and common stock prices included in this Registration Statement reflect this reverse stock split.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities using this prospectus, and we may not issue any shares as interest or make-whole payments on the notes using this prospectus, until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, dated March 23, 2009.
PROSPECTUS
$60,000,000 Principal Amount of 7.75% Convertible Senior Notes due February 15, 2012
3,124,998 Shares of Common Stock Issuable to Noteholders upon Conversion of such Notes
780,000 Shares of Common Stock Issuable to Warrantholders upon Exercise of Warrants
854,033 Shares of Common Stock Issuable as Make-Whole Payments under such Notes
28,546 Shares of Common Stock Issuable in Payment of Interest on such Notes
     We issued the notes offered by this prospectus in a private placement in February 2007. This prospectus will be used by the selling securityholders identified in this prospectus to resell their notes and the common stock issuable upon conversion of the notes. This prospectus also relates to the potential issuance by us of shares of common stock to the holders of notes in payment of interest on the notes and in payment of certain make-whole premiums in the event of an automatic conversion of the notes or the occurrence of a fundamental change. This prospectus also relates to the offer and sale by the selling securityholders of shares of common stock issuable upon exercise of certain warrants to purchase shares of our common stock that were originally issued in connection with the private placement of the notes.
     The process by which the selling securityholders will sell or distribute their notes or common stock is described in this prospectus under the heading “Plan of Distribution.” Sales may be at fixed or negotiated prices determined at the time of sale. We will not receive any proceeds from this offering other than the exercise price payable to us upon the exercise of the warrants, if any.
     The notes are our senior unsecured obligations: (i) junior in right of payment to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness; (ii) equal in right of payment to our future senior unsecured indebtedness; (iii) senior in right of payment to our existing and future subordinated indebtedness; and (iv) structurally subordinated to any indebtedness or other liabilities of our subsidiaries, each subject to certain limitations. We will pay interest on the notes on February 15 and August 15 of each year until the principal is paid or made available for payment or the notes have been converted, redeemed or repurchased. We may pay interest in cash, registered shares of our common stock or some combination of cash and registered shares of our common stock.
     Subject to certain conditions described in this prospectus:
•	you may convert the notes at an initial conversion rate of 52.0833 shares per each $1,000 principal amount of notes — equivalent to an initial conversion price of approximately $19.20 per share;

•	the notes are automatically convertible and, if converted, we shall pay to you an amount in cash, registered shares of our common stock or some combination of cash and registered shares of our common stock equal to $232.50 per $1,000 principal amount of your notes, less the amount of any interest paid;

•	in the event of a fundamental change of us prior to February 15, 2010, you may require us to repurchase in cash any notes held by you, or we shall pay a make-whole premium on the notes converted in connection with a fundamental change by issuing additional shares of common stock; and

•	we shall have the right to redeem the notes for cash on or after February 15, 2010, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.
     The notes are not listed on any securities exchange or included in any automated quotation system. Our common stock is quoted on the OTC Bulletin Board® under the symbol “VION.” On March 20, 2009, the last reported sale price for our common stock as quoted on the OTC Bulletin Board® was $0.52 per share.
Investing in our notes and common stock involves risk. See “Risk Factors” beginning on page 9.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March       , 2009.

ABOUT THIS PROSPECTUS
     You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our convertible senior notes or common stock.

-i-

PROSPECTUS SUMMARY
     This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section entitled “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in this prospectus carefully before making an investment decision. When used in this prospectus, unless otherwise indicated, “Vion,” “Company,” “we,” “us,” “our” and similar terms refer to Vion Pharmaceuticals, Inc. and its subsidiaries.
Our Company
     We are a development-stage pharmaceutical company that develops therapeutics for the treatment of cancer. Our research and product development activities to date have consisted primarily of conducting preclinical trials of product candidates, obtaining regulatory approval for clinical trials, conducting clinical trials, preparing to file for regulatory approval of our lead product candidate, laromustine (OnriginTM, formerly known as Cloretazine® (VNP40101M)), conducting pre-commercialization activities, negotiating and obtaining collaborative agreements, and obtaining financing in support of these activities. We were incorporated in March 1992 as a Delaware corporation and began operations on May 1, 1994.
     For the years ended December 31, 2008, 2007 and 2006, we spent $17.5 million, $24.2 million and $21.5 million, respectively, on company-sponsored research and development. Since inception, we have generated minimal revenues and have incurred substantial operating losses from our activities. We currently have no material source of revenue and we expect to incur substantial operating losses for the next several years due to expenses associated with our activities. We will have to raise additional capital to operate the Company after the first quarter of 2010.
     We have two small molecule anticancer agents in clinical development. ‘Clinical development’ involves a three-phase process. ‘Phase I’ indicates safety and proof-of-concept testing and determination of the maximum tolerated dose in a limited patient population. ‘Phase II’ indicates safety, dosing and activity testing in a limited patient population. ‘Phase III’ indicates safety, dosing and efficacy testing in a large patient population.
Products in Clinical Development
     Our lead product candidate, laromustine, is an alkylating (DNA-damaging) agent. Most of our resources are focused on the development of laromustine for the treatment of acute myeloid leukemia (AML). In February 2009, we filed a New Drug Application (NDA) for Onrigintm with the U.S. Food and Drug Administration (FDA) based on our pivotal Phase II trial of the drug as a single agent in elderly patients with de novo poor-risk AML, supplemented by data from a previous Phase II trial of Onrigintm in elderly AML. In October 2005, Onrigintm was designated a fast track product for the treatment of patients over 60 years of age with poor-risk AML and accordingly we have requested priority review of our NDA filing. Within several months after the NDA filing date, the FDA will determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Although preliminary data from the pivotal trial indicated that we met the criteria for a successful trial based on the primary endpoint, the overall response rate, there can be no assurance that the NDA will be: (i) accepted for filing or (ii) reviewed and/or approved on a priority or timely basis by the FDA, if at all.
     Our second product candidate in clinical trials, Triapine®, inhibits the enzyme ribonucleotide reductase in preclinical models, and therefore prevents the replication of tumor cells by blocking a critical step in DNA synthesis. Triapine® is being evaluated in four clinical trials sponsored by the National Cancer Institute (NCI). We provide Triapine® drug product to support these trials.
     We have two additional anticancer technologies that are in the preclinical development stage: (i) a small molecule that targets hypoxic or low-oxygen areas of tumors (VNP40541) and (ii) a drug delivery technology (TAPET®). We are not developing these technologies with our own resources at this time, and are seeking development partners for these product candidates. ‘Preclinical development’ or ‘preclinical studies’ indicate that the product candidates selected for development are being evaluated for potency, specificity, manufacturability and pharmacologic activity in vitro, or cell culture, and in vivo, or animal models.
     Our product development programs are based on technologies that we license from Yale University, which we refer to in this prospectus simply as Yale, and other cancer research centers, or that we have developed ourselves. We have largely engaged in product development with respect to anticancer therapeutics through in-house preclinical and clinical development and through collaboration with academic, research and governmental institutions. As our product candidates advance through trials, depending on financial and pharmaceutical market conditions and required resources, we will determine the best method and/or partnership to develop, and eventually market, our products.

Company Information
     We were incorporated in March 1992 as a Delaware corporation named MelaRx Pharmaceuticals, Inc. In April 1995, we changed our name to OncoRx, Inc. in connection with a merger, and in April 1996, we changed our name to Vion Pharmaceuticals, Inc. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210. Our website address is www.vionpharm.com. The information on our website is not part of this prospectus.
The Offering
     On February 20, 2007, we completed a private placement with an initial purchaser of $60 million aggregate principal amount of 7.75% Convertible Senior Notes due 2012, which we refer to as the notes in this prospectus, together with warrants for the purchase of an additional 780,000 shares of our common stock at an exercise price of $20 per share for resale by the initial purchaser, in a private placement to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act, to persons outside the United States under Regulation S under the Securities Act and to institutional investors that are accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act. The price to the initial purchaser was $56,400,000, or 94 percent of the aggregate principal amount of the notes, representing an aggregate discount of $3,600,000. The resale of those notes and shares of common stock issuable upon conversion of the notes and upon exercise of the warrants, as well as the potential issuance by us of shares of common stock in payment of interest on the notes and in payment of make-whole premiums in the event of an automatic conversion of the notes or the occurrence of a fundamental change in us, are being registered in the registration statement of which this prospectus forms a part.
     The initial conversion rate of the notes is 52.0833 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of $19.20 per share. Both the exercise price of the warrants and conversion price of the notes significantly exceed the current market price of our common stock, which was $0.52 as last quoted on the OTC Bulletin Board® on March 20, 2009.
     The following is a brief summary of some of the terms of the notes and shares of common stock offered for resale in this prospectus. For a more complete description of the terms of the notes, including the bases for adjustment of the number of shares issuable, see the “Description of the Notes” section in this prospectus. For a more complete description of the terms of the common stock, see the “Description of Capital Stock” section in this prospectus.

Issuer	Vion Pharmaceuticals, Inc.

Securities Offered for Resale	Up to $60,000,000 aggregate principal amount of 7.75% convertible senior notes due 2012.

3,124,998 shares of Vion common stock issuable upon conversion of the notes.

Up to 780,000 shares of Vion common stock issuable upon exercise of warrants to purchase common stock issued together with the notes.

Shares of Common Stock Issuable by Us	Up to 28,546 shares of common stock which may be issued by us to pay interest on the notes.

Up to 854,033 shares of common stock which may be issued by us in payment of certain make-whole premiums in the event of automatic conversion of the notes or the occurrence of a fundamental change in us.

Maturity of the Notes	February 15, 2012.

Interest	We shall pay interest on the principal amount of the notes at a rate of 7.75% per annum at our option in cash or registered shares of our common stock or some combination of cash and registered shares of our common stock having a fair market value equal to the interest payment due. We will pay interest twice a year, on February 15 and August 15, until repayment in full or until an earlier conversion, redemption or repurchase of the notes. For the purposes of computing interest payments, the fair market value of our common stock shall be equal to the closing bid price of our common stock on the interest payment date. If we pay interest in shares of our common stock, we will instruct the transfer agent for the common stock and The Depository Trust Company, which we call DTC in this prospectus, to make payment on the interest payment date; however, such shares may not be reflected in your account on the interest payment date.

Conversion Rights	At any time prior to the close of business on February 15, 2012, you will have the option to convert your notes into shares of our common stock at an initial conversion rate of 52.0833 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $19.20 per share (subject to adjustment under certain circumstances). See “Description of the Notes - Conversion Rights.”

Optional Redemption	On or after February 15, 2010, we may redeem some or all of the notes for cash at any time at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest up to, but not including, the redemption date. See “Description of the Notes - Optional Redemption.”

Automatic Conversion by the Company	Subject to the terms of the indenture for the notes, the notes shall become automatically convertible at any time prior to maturity, if the closing price per share of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period, provided that only those notes as to which we are then able to make the make-whole payment under Nasdaq shareholder approval rules, if applicable, may be automatically converted; and further provided that only those notes (i) for which a shelf registration statement with respect to the resale of the shares of our common stock issuable upon automatic conversion of those notes was in effect for each day during such 30-consecutive trading day period or (ii) for which the shares issuable upon automatic conversion may be freely transferred pursuant to Rule 144 under the Securities Act, may be automatically converted. The conversion rights of any holder who does not covert notes in connection with such an automatic conversion shall terminate. See “Description of the Notes — Automatic Conversion.”

Make-Whole Payment Upon an Automatic Conversion	Upon any automatic conversion of your notes we will pay you $232.50 per $1,000 principal amount of your notes so converted, less the amount of any interest paid on such notes prior to the conversion date. This payment may be made at our option, in cash, registered shares of our common stock or some combination of cash and registered shares of our common stock having a fair market value equal to the make-whole payment due. For purposes of this provision the fair market value of our common stock shall be equal to 95% of the volume-weighted average price of the common stock for the five consecutive trading days ending on the trading day immediately preceding the conversion date.

Ranking	Except as provided under “Negative Covenants” below, the notes are our senior unsecured obligations and will be:

• junior in right of payment to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

• equal in right of payment to our future senior unsecured indebtedness;

• senior in right of payment to our existing and future subordinated indebtedness; and

• structurally subordinated to any indebtedness or other liabilities of our subsidiaries.

As of March 1, 2009, we had no indebtedness and no other long-term obligations that would rank senior to the notes. See “Description of the Notes — Ranking.”

Negative Covenants	We have agreed not to incur or suffer to exist, and we have agreed not to permit our subsidiaries to incur or suffer to exist:

• secured indebtedness;

• senior unsecured indebtedness;

• subordinated indebtedness that matures on or before the maturity date of the notes; or

• indebtedness of any of our subsidiaries

in an aggregate principal amount for the indebtedness above exceeding $5,000,000, unless, in the case of secured indebtedness only, the notes are equally and ratably secured with such secured indebtedness in excess of such $5,000,000 limit.

Fundamental Change Permits Holders to Require Us to Repurchase Notes	Upon certain fundamental changes you will have the right, subject to various conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of the principal amount plus accrued and unpaid interest through, but not including, the repurchase date.

If a fundamental change, as described in “Description of the Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” occurs prior to February 15, 2010, we may be required to pay a make-whole premium on the notes converted and not repurchased in connection with the fundamental change by issuing additional shares of our common stock upon conversion of such notes.

Global Note Book Entry System	The notes are issued only in fully-registered form without interest coupons and in minimum denominations of $1,000.

Events of Default	The following are events of default under the indenture for the notes:

•   we fail to pay the principal amount, a redemption price, a make-whole payment on an automatic conversion or a fundamental change repurchase price or related premiums with respect to any note when due;

• we fail to pay any interest on the notes when due and that default continues for 30 days;

• we fail to give notice that we are required to give if there is a fundamental change;

• we fail to convert the notes upon conversion and that failure continues for a period of five business days or more;

•   we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of then outstanding notes;

•   we fail to pay when due any indebtedness for money borrowed by us in excess of $5,000,000 and that failure continues for 30 days or more following the end of any applicable grace period, or, if that indebtedness has been accelerated and such acceleration is not annulled within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of then outstanding notes; and

• events of bankruptcy, insolvency or reorganization with respect to us specified in the indenture

Use of Proceeds	Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any proceeds from the sale of notes or shares of common stock by the selling securityholders or from our issuance of shares of common stock in payment of interest or as make-whole payments on the notes. Any proceeds received in connection with the exercise of warrants will be used by us for general corporate purposes.

OTC Bulletin Board® Symbol of our Common Stock	VION

Listing and Trading of the Notes	The notes will not be listed on any securities exchange or included in any automated quotation system. There is currently no public market for the notes.

Registration Rights	If we do not comply with certain covenants in the Registration Rights Agreement, we may be required to pay liquidated damages. See “Description of the Notes — Registration Rights.”

Risk Factors
     You should carefully consider all of the information contained in this prospectus prior to investing in the notes or shares of our common stock. In particular, we urge you to carefully consider the information under “Risk

Factors” beginning on page 9 of this prospectus, so that you understand the risks associated with an investment in our notes or shares of our common stock.
Summary Financial Information
     The summary consolidated financial information for the fiscal years ended December 31, 2008 and 2007 and for the period from May 1, 1994 (inception) to December 31, 2008 was derived from our audited consolidated financial statements. The summary consolidated financial information presented below should be read in conjunction with our audited consolidated financial statements and related notes for the fiscal years ended December 31, 2008 and 2007 appearing in this prospectus beginning on page F-1. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our consolidated financial statements for the fiscal years ended December 31, 2008 and 2007.

			For the period
			From
			May 1, 1994
			(inception)
			through
	Year Ended December 31,		December 31,
(in thousands except per share data)	2008	2007	2008
Consolidated Statement of Operations Data:
Total revenues	$43	$66	$13,073
Loss from operations	(25,093)	(32,561)	(223,032)
Net loss	(29,848)	(33,993)	(220,250)
Preferred stock dividends and accretion	—	—	(18,489)
Loss applicable to common shareholders	(29,848)	(33,993)	(238,739)
Basic and diluted loss applicable to common shareholders per share	(4.04)	(5.05)
Consolidated Balance Sheet Data
Cash, cash equivalents and short-term investments	$37,994	$61,098
Total assets	39,474	63,195
Long-term obligations	55,443	54,275
Cash dividends declared per common share	—	—

Ratio of Earnings to Fixed Charges
     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges(l)	—	—	—	—	—

(1)	Earnings were insufficient to cover fixed charges by $16.0 million in 2004, $18.0 million in 2005, $25.3 million in 2006, $29.2 million in 2007 and $24.0 million for 2008. Fixed charges consist of that portion of rental expense deemed to be representative of interest.

RISK FACTORS
     In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the notes or shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any of those additional risks and uncertainties actually occur, our business, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.
Risks Related to Our Business

We have incurred substantial losses since our inception, expect to continue to incur operating losses, may never be profitable, and we may be unable to continue our operations.

We have incurred losses since inception. As of December 31, 2008, we had an accumulated deficit of approximately $239.0 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research, development and preclinical and clinical trials of product candidates. We expect to continue to incur losses for at least the next several years as we pursue regulatory approval of Onrigintm, continue to conduct clinical trials, continue our other research and development efforts, and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent of our future losses and the timing of our profitability are highly uncertain.

We do not have any products approved for sale. If the FDA does not accept our NDA for Onrigintm or if the FDA delays approval or does not approve the NDA for Onrigintm, at all, we will not be able to sell Onrigintm and the value of our company and our financial results will be materially adversely affected.

We cannot sell or market our drugs without regulatory approval. If we cannot obtain regulatory approval for our products, the value of our company and our financial results will be materially adversely affected. In the United States, we must obtain approval from the FDA for each drug that we intend to sell.

Accordingly, if and when we complete the several required phases of clinical testing for any drug candidate, we will submit our test results to the FDA. FDA review may generally take up to two years and approval is not assured. Foreign governments also regulate drugs distributed outside the United States. A delay in obtaining regulatory approvals for any of our drug candidates will also have a material adverse effect on our business.

In particular, we filed an NDA in February 2009 based upon our pivotal Phase II trial of Onrigintm in previously untreated elderly patients with de novo poor-risk AML, supplemented by data from a previous Phase II trial of Onrigintm in elderly AML. Within several months of the NDA filing date, the FDA will determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Although preliminary data from the pivotal trial indicate that we met the criteria for a successful trial based on the primary endpoint, the overall response rate, there can be no assurance that the NDA will be (i) accepted for filing or (ii) reviewed and/or approved on a timely basis by the FDA, if it all. If the FDA does not accept the NDA for filing, or if the FDA delays approval to a time when we would no longer be in a cash position to commercialize the drug or does not approve the NDA filed by us, our business will be materially adversely affected.

Regulatory approval of Onrigintm in combination with cytarabine in relapsed AML has already been delayed in light of the fact that our Phase III trial of Onrigintm in combination with cytarabine in relapsed AML was put on clinical hold by the FDA in May 2007, and may be further delayed. Although in January 2008 the FDA lifted the clinical hold on the trial, there can be no assurance that we will start a new Phase III trial in relapsed AML at any time in the future, or that any new trial would not in the future be put on regulatory hold or that the new trial will result in regulatory approval of Onrigintm in combination with cytarabine in relapsed AML, or what the timing of that approval might be.

We are heavily dependent on the success of our lead product candidate Onrigintm which is still under development. If Onrigintm is not successful in clinical trials or we do not obtain FDA approval of Onrigintm, or if FDA delays approval or narrows the indications for which we may market Onrigintm, our business will be materially adversely affected.

We anticipate that our ability to generate revenues in the foreseeable future will depend on the successful development and commercialization of Onrigintm and, in particular and in the nearer term, for the treatment of previously untreated elderly patients with de novo poor-risk AML. We have focused substantially all of our resources on the development of Onrigintm for the treatment of AML. The commercial success of Onrigintm will depend on several factors, including filing an NDA based on our pivotal Phase II clinical trial for Onrigintm in elderly patients with de novo poor-risk AML; receipt of approvals from the FDA and similar foreign regulatory authorities; establishing commercial manufacturing capabilities through third party manufacturers; successfully launching commercial sales and distribution of the products, either ourselves or through third parties; and acceptance of the products in the medical community and by third party payors, none of which can be assured. If the FDA and similar foreign regulatory authorities do grant approval for Onrigintm, they may narrow the indications for which we are permitted to market it, may impose other restrictions on the use or marketing of the product, or may require us to conduct additional post-marketing trials. A narrowed indication or other restrictions may limit the market potential for Onrigintm and any obligation to conduct additional clinical trials would result in increased expenditures and lower revenues. If we are not successful in commercializing our lead product candidate Onrigintm, or are significantly delayed or limited in doing so, our business will be materially adversely affected and we may need to curtail or cease operations.

We filed an NDA based on our pivotal Phase II clinical trial in February 2009, supplemented by data from a previous Phase II trial of Onrigintm in elderly AML. Within several months of the NDA filing date, the FDA will determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. If the FDA does not accept the NDA filed by us, or if the FDA delays review and/or approval or does not approve the NDA filed by us, our business will be materially adversely affected. In addition, as a result, we may have to conduct additional clinical trials of or provide additional information for Onrigintm before regulatory approval may be obtained. These additional trials or compilation of requested information may take substantial time, if not years, to complete and require substantial additional financing. There can be no assurance that we will be able to start or complete additional clinical trials or that additional financing can be raised to conduct them.

In May 2007, we announced that we would suspend enrollment and patient treatment of our Phase III trial of Onrigintm in combination with cytarabine in relapsed AML pending a detailed review of all of the data from the trial. This decision was based on a planned interim analysis of clinical data by the trial’s DSMB that resulted in a recommendation that enrollment and further treatment of patients on study be suspended. The DSMB’s recommendation was based on their evaluation that any advantage in the primary end point, the response rate, was being compromised by the mortality observed on the study. In May 2007, the FDA placed the trial on clinical hold. We subsequently performed a comprehensive safety and efficacy analysis with our personnel and external and independent medical consultants. In November 2007, we announced that discussions with the DSMB for the trial regarding the findings of the medical and safety review had been completed and the next step of the process was to present the findings and recommendations to the regulatory authorities. In January 2008, we announced that the FDA had lifted the clinical hold on the trial and that we had reached initial agreement with the FDA on modifications to the original Phase III study protocol resulting in the requirement to conduct a new Phase III trial in relapsed AML, if we pursue regulatory approval in this indication. The original Phase III trial is now closed. There can be no assurance that we will start a new Phase III trial in relapsed AML at any time in the future.

We would need to reevaluate the development of Onrigintm if: (i) the FDA did not accept our NDA for filing, (ii) the FDA asked us for more information or additional clinical trials of Onrigintm, or (iii) data from any of Onrigintm’s clinical trials raised issues relative to its safety and efficacy. In such event, we would alter the drug or dose as used in the trial, modify the clinical trial protocol, commence additional trials, or abandon the drug development project. In any such event, our business, operations and prospects would be materially adversely affected, and our ability to apply for or obtain regulatory approval might be delayed, or we might not be able to obtain regulatory approval at all.

Even though we have filed an NDA, Onrigintm continues to be evaluated in clinical trials. If these trials are delayed or achieve unfavorable results, we might not be able to obtain regulatory approval for Onrigintm or our efforts to expand the product label for Onrigintm could be delayed.

Our product candidates are all pharmaceutical products. We must conduct extensive testing of our product candidates, including in human clinical trials, before we can apply for or obtain regulatory approval to sell our products or to expand the product label. These tests and trials may not achieve favorable results. We would need to reevaluate any drug that did not test favorably and either alter the drug or dose, modify the trial protocol, commence additional trials, or abandon the drug development project completely. In such circumstances, we would not be able to apply for or obtain regulatory approval or expand the product label for a product for an extended period of time, if ever.

Factors that can cause delay or termination of our clinical trials include:

•	slow patient enrollment;

•	long treatment time required to demonstrate safety and effectiveness;

•	lack of sufficient supplies of the product candidate;

•	adverse medical events or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested;

•	negative or equivocal findings of the DSMB for a trial; and

•	lack of sufficient funds.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development, regulatory approval or commercialization efforts.

We will need to raise substantial additional capital to fund operations and complete our product development. As of December 31, 2008, we had $38 million in cash and cash equivalents to fund our operations and continue our product development. We have determined to focus substantially all of our resources on the development and commercialization of Onrigintm. However, we will not have an approved and marketable product unless and until we receive regulatory approval from the FDA or European regulatory authorities. There can be no assurance that we will be approved by the FDA or European regulatory authorities. Under our current operating plan, we will need to raise substantial additional capital to fund our operations after the first quarter of 2010.

The current global economy and capital markets have been challenging for any issuer to raise capital through public offerings or private placements of securities, and especially so with respect to the small cap biotech sector that we operate in. This situation makes the timing and potential for future equity financings uncertain. We may not get funding when we need it or on terms that are agreeable to us, if at all. We believe that our stock price and the number of shares we have authorized and available to satisfy any equity portion of such financing will have a significant impact on our ability to obtain such financing. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities, clinical studies or future operations. The delisting of our common stock from the Nasdaq Capital Market® may also make it more difficult for us to raise additional capital.

We might have to license our technology to others. This could result in sharing revenues which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition and results of operations.

The amount of capital we may need depends on many factors, including:

•	the progress, timing and scope of our product development programs;

•	the progress, timing and scope of our clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to further develop manufacturing processes, arrange for contract manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

•	the time and cost necessary to develop sales, marketing and distribution capabilities;

•	our ability to enter into and maintain collaborative, licensing and other commercial relationships; and

•	our partners’ commitment of time and resource to the development of our products.

We are significantly leveraged.

In February 2007, we issued $60 million principal amount of our convertible senior notes due February 15, 2012. The degree to which we are leveraged could, among other things:

•	make it difficult for us to make payments on our notes;

•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make us more vulnerable to industry downturns and competitive pressures;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	limit our ability to merge with or acquire other companies.

Our ability to meet our debt service obligations on the notes will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

If the testing or use of our product candidates harms people, we could be subject to costly and damaging product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products. These risks are particularly inherent in human trials of our proposed products. Unacceptable side effects may be discovered during preclinical and clinical testing of one or more of our potential products. Side effects and other liability risks could give rise to viable product liability claims against us. While we have obtained insurance coverage for patients enrolled in clinical trials, we may not be able to maintain this insurance on acceptable terms; insurance may not provide adequate coverage against potential liabilities, and we may need additional insurance coverage for expanded clinical trials and commercial activity. As a result, product liability claims, even if successfully defended, could have a material adverse effect on our business, financial condition and results of operations. If the side effects are determined to be unacceptable, we will not be able to commercialize our products.

The commercial success of Onrigintm will depend upon the degree of market acceptance by physicians, patients, third party payors and others in the medical community.

If Onrigintm receives marketing approval, it may not gain market acceptance by physicians, patients, third party payors and others in the medical community. If Onrigintm does not achieve an adequate level of acceptance, we may not generate sufficient product revenue and we may not ever become profitable. The degree of market acceptance of Onrigintm, if approved for commercial sale, will depend on a number of factors, including:

•	the prevalence and severity of any side effects or toxicity;

•	any limitations or warnings in the product’s approved labeling;

•	the efficacy and potential advantages over alternative treatments;

•	pricing;

•	relative convenience and ease of administration;

•	the willingness of the target population to try new therapies;

•	the willingness of physicians to try new therapies.

•	the strength of marketing and distribution support and timing of market introduction; and

•	sufficient third party insurance coverage or reimbursement;

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical trials, market acceptance of the product will not be known until after it is launched. Our efforts to educate the medical community and third party payors on the benefits of Onrigin™ may never be successful and, in any event would require the expenditure of significant resources, which resources we currently do not have and may never be successful in raising. If we are not successful in building market acceptance for Onrigin™ we may never generate sufficient revenue or achieve or maintain profitability.

If we are unable to obtain adequate reimbursement from governments or third party payors for Onrigintm or if we are unable to obtain an acceptable price for Onrigintm, our prospects for generating revenue and achieving profitability will suffer.

Our prospects for generating revenue and achieving profitability will depend significantly upon the availability of adequate reimbursement for the use of Onrigintm from governmental and other third party payors in the U.S. Reimbursement by a third party payor may depend upon a number of factors, including the third party payor’s determination that use of Onrigintm is appropriate for the specific patient and cost-effective.

Obtaining reimbursement approval for Onrigintm from each government or other third party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use Onrigintm to each payor. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement or we might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of Onrigintm to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA. In addition, there is a risk that full reimbursement may not be available for high priced products. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent.

A primary trend in the U.S. healthcare industry and elsewhere is toward cost containment. We expect recent changes in the Medicare program and increasing emphasis on managed care to continue to put pressure on pharmaceutical product pricing. If Onrigintm reaches commercialization, such changes may have a significant impact on our ability to set a price we believe is fair for Onrigintm and may affect our ability to generate revenue and achieve or maintain profitability.

If we are found to be infringing on patents or trade secrets owned by others, we may be forced to cease or alter our drug development efforts, obtain a license to continue the development or sale of our products, and/or pay damages.

Our manufacturing processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others, or the trade secrets of those persons and entities. As the drug development industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents or trade secrets of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel.

We rely on confidentiality agreements to protect our trade secrets. If these agreements are breached by our employees or other parties, our trade secrets may become known to our competitors.

We rely on trade secrets that we seek to protect through confidentiality agreements with our employees and other parties. If these agreements are breached, our competitors may obtain and use our trade secrets to gain a competitive advantage over us. We may not have any remedies against our competitors and any remedies that may be available to us may not be adequate to protect our business or compensate us for the damaging disclosure. In addition, we may have to expend resources to protect our interests from possible infringement by others.

A substantial portion of our technology is subject to limited retained rights of our licensors, and we may not be able to prevent the grant of similar rights to third parties.

A substantial portion of our technology is licensed from academic institutions which technology license agreements are subject to the federal Bayh Dole Act, pursuant to which the federal government has certain limited rights to use the technology and to even require us to grant a license to one or more third parties if we are not fully developing the technology.

In certain cases we also have the right to practice improvements on the licensed technology to the extent they are encompassed by the licensed patents and within our field of use. Our licensors may currently own and may in the future obtain additional patents and patent applications that are helpful for the development, manufacture and commercial sale of our anticipated products. We may be unable to agree with one or more academic institutions from which we have obtained licenses that certain intellectual property developed by researchers at these academic institutions is covered by our existing licenses. In the event that the new intellectual property is not covered by our existing licenses, we would be required to negotiate a new license agreement. We may not be able to reach agreement with current or future licensors on commercially reasonable terms, if at all, or the terms may not permit us to sell our products at a profit after payment of royalties, which could harm our business.

Our licenses generally also may be terminated by the licensor if we default in performance of our obligations or become bankrupt. If any of our licenses are terminated, we may lose certain rights to manufacture, sell, market and distribute products which would significantly reduce our actual and potential revenues and have a material and negative impact on our operations.

Our proprietary rights may not adequately protect our technologies.

Our commercial success will depend in part on our obtaining and maintaining patent, trade secret, copyright and trademark protection of our technologies in the United States and other jurisdictions as well as successfully enforcing this intellectual property and defending this intellectual property against third-party challenges. We will only be able to protect our technologies from unauthorized use by third parties to the extent that valid and enforceable intellectual property protections, such as patents or trade secrets, cover them. In particular, we place considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products and processes. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. Moreover, the degree of future protection of our proprietary rights is uncertain for products that are currently in the early stages of development because we cannot predict which of these products will ultimately reach the commercial market or whether the commercial versions of these products will incorporate proprietary technologies.

Our patent position is highly uncertain and involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;

•	our issued patents and issued patents of our licensors may not provide a basis for commercially viable technologies, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties; and

•	we may not develop additional proprietary technologies that are patentable.

As a result, our owned and licensed patents may not be valid and we may not be able to obtain and enforce patents and to maintain trade secret protection for our technology. The extent to which we are unable to do so could materially harm our business.

We or our licensors have applied for and will continue to apply for patents for certain products. Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide us with adequate protection from competition. Furthermore, it is possible that patents issued or licensed to us may be challenged successfully. In that event, if we have a preferred competitive position because of such patents, any preferred position held by us would be lost. If we are unable to secure or to continue to maintain a preferred position, we could become subject to competition from the sale of generic products.

Patents issued or licensed to us may be infringed by the products or processes of others. The cost of enforcing our patent rights against infringers, if such enforcement is required, could be significant, and the time demands could interfere with our normal operations. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries. We may become a party to patent litigation and other proceedings. The cost to us of any patent litigation, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources. Litigation may also absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our scientific and commercial success. Although we attempt to and will continue to attempt to protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with our corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of our patent rights are licensed to us by third parties. If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

If we fail to recruit and retain key personnel, our research and development programs may be delayed.

We are highly dependent upon the efforts of our senior management and scientific personnel, particularly, Alan Kessman, our chief executive officer and director; Howard B. Johnson, our president and chief financial officer; Ann Lee Cahill, our vice president, clinical development; William F. Hahne, M.D., our vice president, medical; Ivan King, Ph.D., our vice president, research and development; Tanya Lewis, our vice president of regulatory and quality affairs, and James Tanguay, Ph.D., our vice president, chemistry, manufacturing & control. There is intense competition in the drug development industry for qualified scientific and technical personnel. Since our business is very technical and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business, particularly in light of our need to raise additional financing in order to continue our operations after the first quarter of 2010. We have no key man insurance policies on any of the officers listed above and we only have an employment agreement with Mr. Kessman. Although we adopted a retention plan in July 2008 covering all our employees through January 31, 2009, we have not adopted a retention plan covering the period subsequent to that date, and accordingly, there can be no assurance that any of our senior management or scientific personnel will remain with the company. If we lose the services of our management and scientific personnel or fail to recruit other scientific and technical personnel, our research and product development programs will be significantly and detrimentally affected. For example, the elements of our intended plan of operations for the next twelve months, which include, among other elements, pursuing regulatory approval for Onrigintm in the U.S., could be delayed in the event of management departures.

We face intense competition in the market for anticancer products, and if we are unable to compete successfully, our business will suffer.

We face competition from pharmaceutical companies and biotechnology companies. Numerous pharmaceutical and biotechnology companies have publicly announced their intention to develop drugs for the treatment of cancer including, in some instances, the development of agents which treat AML and/or are alkylating agents similar to our compound Onrigintm and agents which target ribonucleotide reductase similar to our compound Triapine®. These companies include, but are not limited to, Amgen Inc., AstraZeneca PLC, Bristol-Myers Squibb Company, Celgene Corporation, Chiron Corporation, Cyclacel Pharmaceuticals, Inc., Eli Lilly and Co. and its subsidiary ImClone Systems Inc., Eisai, Inc., Genentech Inc., Genzyme Corporation, Johnson & Johnson, Lorus Therapeutics Inc., OSI Pharmaceuticals, Inc., Pfizer Inc., Schering-Plough Corporation, Wyeth, and Xanthus Pharmaceuticals, Inc. We are aware that one of these companies has filed a Supplemental New Drug Application (SNDA) with the FDA for the treatment of adult patients with AML. These and other large pharmaceutical companies have substantially greater financial and other resources and development capabilities than we do and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals, and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities.

If our corporate partners, licensors, licensees, collaborators at research institutions and others do not conduct activities in accordance with our arrangements, our research and development efforts may be delayed.

Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We currently depend on the following third parties:

•	Healthcare facilities in the United States and other countries to perform human clinical trials of our products;

•	Clinical research organizations in the United States and other countries to monitor and collect data related to human clinical trials;

•	The NCI to perform human clinical trials of Triapine®;

•	Contract manufacturers to produce our products for use in clinical and potential commercial activities;

•	Consultants to assist with the preparation of our NDA and our commercialization efforts; and

•	Yale for technologies that are licensed by them to us.

If the third parties do not conduct activities in accordance with the arrangements we have with them, or if these arrangements are terminated, our product development efforts may be delayed. We may also rely on other collaborative partners to obtain regulatory approvals and to manufacture and market our products. The amount and timing of resources to be devoted to these activities by these other parties may not be within our control.

If Yale does not conduct research relating to products we would like to pursue, we may never realize any benefits from our funding provided to Yale.

We have paid approximately $10.8 million to fund research at Yale (including research activities of one of our directors, an affiliate of Yale) through December 31, 2008. We may continue to support certain research projects at Yale. We generally do not have the right to control the research that Yale conducts with our funding, and our funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

If we are unable to establish sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully market and sell future drug products.

We have no experience with marketing, sales and distribution of drug products and have only recently established pre-commercial capability in those areas. If we are unable to establish capabilities to sell, market and distribute our products, either by developing our own capabilities or entering into agreements with others, we will not be able to successfully sell our future drug products. In that event, we will not be able to generate significant revenues. We cannot guarantee that we will be able to hire the qualified sales and marketing personnel we need. We may not be able to enter into any marketing or distribution agreements with third-party providers on acceptable terms, if at all.

We rely on third-party manufacturers to manufacture our product candidates. If these third-party manufacturers fail to manufacture product candidates of satisfactory quality, in a timely manner, in sufficient quantities or at acceptable costs, development and commercialization of our products could be delayed.

We have no manufacturing facilities, and we have no experience in the commercial manufacturing of drugs or in validating drug manufacturing processes. We have contracted with two third-party manufacturers, SAFC, a member of the Sigma-Aldrich Inc., and Ben Venue Laboratories, Inc. (Ben Venue), to produce our product candidates for regulatory approvals and clinical trials. We have limited supplies of our product candidates for clinical trials. If our supplies are damaged or destroyed, either during storage or shipping or otherwise, our clinical trials may be delayed, which could have a material adverse effect on our business. We further intend to rely on third-party contract manufacturers to manufacture, supply, store and distribute commercial quantities of our product candidates. We will also rely on our third-party manufacturing partners to work with us to complete the Chemistry, Manufacturing and Control, or CMC, section of any marketing approval application we may file.

Contract manufacturers are obliged to operate in accordance with government mandated obligations, including FDA-mandated current good manufacturing practices (cGMPs). A failure of any of our contract manufacturers to establish and follow cGMPs or any other regulatory requirements, or to document their adherence to such practices, may lead to significant delays in the availability of material for clinical trials and may delay or prevent filing or approval of marketing applications for our products. In any such event, our business would be materially adversely affected.

Changing contract manufacturers may be difficult, and the number of potential manufacturers is limited. Changing manufacturers requires validation of the manufacturing processes and procedures in accordance with government mandated obligations, including FDA-mandated cGMPs. Such validation may be costly and time-consuming. It may be difficult or impossible for us to find replacement manufacturers on acceptable terms quickly, if at all. Either of these factors could delay or prevent the completion of our clinical trials, the approval of our product candidates by the FDA or other regulatory agencies, or the commercialization of our products, result in higher costs, or cause a decline in potential product revenues.

Drug manufacturers are subject to on-going, periodic unannounced inspections by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMPs, other government regulations and corresponding foreign standards. While we are obligated to audit the performance of third-party contractors, we do not have control over our third-party manufacturers’ compliance with these regulations and standards. Failure by our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us or them, including fines, injunctions, civil penalties, failure of the government to grant market approval of drugs, delays, suspension of clinical trials, withdrawal of approvals, seizures, detentions or recalls of product, operating restrictions and criminal prosecution.

We are aware that Ben Venue, our manufacturer of Onrigintm finished drug product, received a Warning Letter from the FDA in November 2007 and that subsequent to that date the FDA had completed an on-site inspection of their facility that concluded with the issuance of an FDA Form 483 (483). A 483 is a form issued by the FDA to list observations made during a facility inspection. Ben Venue informed us that it submitted a response to the FDA proposing a plan to address the issues identified in the 483 and that the FDA has now indicated that Ben Venue’s compliance status has been changed in the FDA databases to “Approvable”, allowing for the approval of NDAs, ANDAs (Abbreviated New Drug Application) and the issuance of CPPs (Certificates of Pharmaceutical Product) needed for export to many foreign countries for products manufactured by Ben Venue. In June 2008, we were notified by Ben Venue that it had received a letter from the European Medicines Agency (EMEA) with observations from a recent audit of its facilities, and that it had responded to this letter with a plan to address the issues raised. If Ben Venue is not successful in completing the corrections of the observations that resulted in the issuance of the 483 or the audit letter from the EMEA on a timely basis, our ability to obtain FDA approval to manufacture Onrigintm for commercial purposes could be delayed. We believe that we have sufficient inventory of Onrigintm to conduct our current and planned clinical trials through June 2009 in Europe and beyond in the U.S. However, if Ben Venue is not able to manufacture additional supplies of Onrigintm in the future, we will have to establish a new source for finished product manufacturing, and our operations could be materially adversely affected.

Our product candidates for preclinical and clinical trials are manufactured in small quantities by third-party manufacturers. We have not validated the manufacturing process for Onrigintm to date. In order to obtain marketing approval for any of these product candidates, we will need to enter into and maintain long-term supply agreements with our existing or new third-party manufacturers, such as our agreements with SAFC or Ben Venue, and demonstrate that we can manufacture sufficient quantities under a validated manufacturing process for commercial sale. Our third-party manufacturers may terminate our agreements, may not be able to successfully increase their manufacturing capacity, validate our manufacturing process, or apply at commercial scale the current manufacturing process for any of our product candidates in a timely or economic manner, or at all. If this occurs, we may be required to seek out additional manufacturing partners requiring additional validation studies, which the relevant government regulator must review and approve. If we are unable to successfully validate or increase the manufacturing capacity for a product candidate, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in the supply of the product candidate. Our product candidates require precise, high-quality manufacturing. The failure of our third-party manufacturers to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business.

The conduct of our operations may subject us to liabilities under environmental laws, and we may face large capital expenditures in order to comply with such laws.

We cannot accurately predict the outcome or timing of future expenditures that we may be required to expend to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, the remediation of contamination associated with generation, handling and disposal activities and the transport of hazardous materials. To date, we have not incurred significant costs and are not aware of any significant liabilities associated with our compliance with federal, state and local laws and regulations. However, by letter dated March 5, 2009, we have been informed by the Federal Aviation Administration (FAA) that we are under investigation for alleged violations of the Hazardous Materials Regulations relating to the shipment of hazardous materials that were not declared, packaged, marked, labeled or otherwise identified as containing hazardous materials. Under the provisions of Title 49, United States Code 5123 (a)(1), Vion could be subject to civil penalties, although we cannot predict with certainty the ultimate resolution of the investigation.

Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and may face large capital expenditures to comply with environmental laws. We have limited capital and are uncertain whether we will be able to pay for significantly large capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, the Environmental Protection Agency and the Nuclear Regulatory Commission regulations. We cannot be certain that we will be able to control all health and safety problems. If we cannot control those problems, we may be held liable and may be required to pay the costs of remediation. These liabilities and costs could be material.

We may expand our business through new acquisitions that could disrupt our business, harm our financial condition and may also dilute current stockholders’ ownership interests in our company.

We may seek acquisitions to expand our access to products and capabilities. Acquisitions involve numerous risks, including:

•	substantial cash expenditures;

•	potentially dilutive issuance of equity securities;

•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

•	difficulties in assimilating the operations of the acquired companies;

•	diverting our management’s attention away from other business concerns;

•	risks of entering markets in which we have limited or no direct experience; and

•	the potential loss of our key employees or key employees of the acquired companies.

We cannot assure you that any acquisition will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions. We cannot assure you that we will be able to make the combination of our business with that of acquired businesses or companies work or be successful. Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our common stock, which could dilute current stockholder’s ownership interest in our company.
Risks Related to Our Common Stock

The terms of our outstanding notes and warrants, as well as any additional funding we raise in the future could cause extreme dilution to our stockholders. Further, the large number of our shares that may be held in the market may depress the market price of our stock.

Our payment of interest or make-whole premiums on the notes under certain circumstances with shares of common stock, the conversion of some or all of our outstanding notes, and the exercise of the warrants issued in connection with the sale of the notes, will dilute the ownership interests of existing stockholders. In particular, if we issue the approximately 15.9 million shares of common stock we currently have registered for payment of interest, we will have issued nearly twice as many shares as we currently have outstanding.

Additional shares of common stock will be issued upon the exercise of other outstanding warrants and options, as well as for awards under our 2005 Stock Incentive Plan and purchases under our 2000 Employee Stock Purchase Plan. Further, to the extent we determine that we need additional financing and we encounter additional opportunities to raise cash, we would likely sell additional equity or debt securities.

Depending on our stock price and market conditions at the time of any capital raise, and the amount of capital we need, such debt or equity securities may be sold at relatively low prices, including prices which are below the market price of our common stock, and may have substantial rights to control us. Stockholders would experience extreme dilution. Other than as set forth in the indenture governing the notes, we do not have any contractual restrictions on our ability to incur debt. Any indebtedness could contain covenants that restrict our operations.

Any sales in the public market of the common stock paid as interest or as a make-whole premium, issuable upon conversion of the notes or exercise of warrants, the exercise of outstanding options or the issuance of equity pursuant to our 2005 Stock Incentive Plan and 2000 Employee Stock Purchase Plan, could adversely affect prevailing market prices of our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales are likely to occur, could also affect prevailing trading prices of our common stock and could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our common stock has been delisted from the Nasdaq Capital Market®. Among other things, delisting from the Nasdaq Capital Market® may make it more difficult for investors to trade in our securities and may make it more difficult for us to raise additional capital.

On August 15, 2008, our common stock was delisted from the Nasdaq Capital Market® for failure to meet certain of Nasdaq’s continued listing requirements. Our common stock is now quoted on the OTC Bulletin Board® under the symbol “VION.” As a result, an investor may find it more difficult to dispose of our common stock or obtain accurate quotations as to the market value of our common stock. In addition, we are subject to a rule promulgated by the SEC that, if we fail to meet criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to the sale. Consequently, the rule may have a materially adverse effect on the ability of broker-dealers to sell our securities, which may materially affect the ability of stockholders to sell our securities in the secondary market. The fact of our common stock is being quoted on the OTC Bulletin Board® may make it more difficult for investors to trade in our securities, which could lead to further declines in our share price. Our shares being quoted on the OTC Bulletin Board® also makes it more difficult for us to raise additional capital, as we may incur additional costs under state blue-sky laws if we were to sell additional securities.

The delisting from the Nasdaq Capital Market® also made us ineligible to use Form S-3 to register the sale of shares of our common stock or to register the resale of securities held by certain of our security holders with the SEC, thereby making it more difficult and expensive for us to register our common stock or other securities and raise additional capital. We are party to a registration rights agreement which requires us to use our best efforts to maintain the effectiveness of our registration statement relating to the resale of our convertible senior notes, shares of common stock issuable upon the exercise of outstanding warrants and upon conversion of our outstanding notes by holders of such warrants and notes (the Registrable Securities). We may need to file and make effective amendments and supplements to such registration statement from time to time in the future. If we fail to maintain an effective registration statement through February 15, 2010, we could become subject to certain liquidated damages in the form of additional interest on the principal amount of the notes outstanding, subject to a maximum rate of 8.25% per annum for the duration of such failure until the event giving rise to the additional interest has been cured.

Our common stock price has been highly volatile, and an investment in our common stock could suffer a decline in value.

The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	positive or adverse developments with respect to obtaining regulatory approval of our proposed products;

•	positive or adverse developments with respect to our drug trials;

•	actual or anticipated period-to-period fluctuations in financial results;

•	litigation or threat of litigation;

•	failure to achieve, or changes in, financial estimates by securities analysts;

•	announcements of new products or services or technological innovations by us or our competitors;

•	comments or opinions by securities analysts or major stockholders;

•	conditions or trends in the pharmaceutical, biotechnology and life science industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock and issuances of common stock to pay interest on our outstanding convertible senior notes;

•	economic and other external factors or disasters or crises;

•	limited daily trading volume; and

•	developments regarding our patents or other intellectual property or that of our competitors.

In addition, the stock market in general, and the OTC Bulletin Board® and the market for biotechnology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been significant volatility in the market prices of securities of life science companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

We do not currently pay dividends on our common stock and we do not intend to do so in the future.

We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Provisions of our outstanding convertible senior notes could discourage an acquisition of us by a third party.

Certain provisions of our outstanding convertible senior notes could make it more difficult or more expensive for a third party to acquire us, including a provision requiring an acquirer to assume all of our obligations under the notes and the indenture. Upon the occurrence of certain transactions constituting a fundamental change under the indenture relating to the notes, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes.

Risks Related to the Notes
We may be unable to generate sufficient cash flow from which to make payments on the notes.
     We expect to incur substantial net operating losses for the foreseeable future. We cannot assure you that we will be able to achieve profitability in the future. Accordingly, we may not have sufficient funds to pay amounts due on any or all of the notes.
We may not be able to refinance the notes if required or if we so desire.
     We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity date of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.
We may be unable to repurchase the notes for cash when required by the holders following a fundamental change.
     Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes.” Any of our future debt agreements may contain similar provisions. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. If we fail to repurchase the notes in cash as required by the indenture, it would constitute an event of default under the indenture governing the notes and potentially under the terms of any other debt that we may incur.
The notes do not contain certain restrictive covenants protective of investors and provide only limited protection in the event of a fundamental change.
     The indenture under which the notes are issued does not contain restrictive covenants that would protect investors from several kinds of transactions that may adversely affect them. In particular, the indenture does not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.
     In addition, the requirement that we offer to repurchase the notes upon a fundamental change is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes.” For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us or a joint venture, licensing arrangement or other strategic relationship would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes and the market price of the notes. Accordingly, we could enter into certain transactions, such as acquisitions, refinancings, recapitalizations, joint ventures, licensing arrangements and other strategic transactions that could affect our capital structure or assets and the value of the notes and common stock but would not constitute a fundamental change under the notes.
There is currently no public market for the notes, and an active trading market has not developed for the notes. The failure of an active market to develop for the notes could adversely affect the liquidity and value of the notes, and the trading prices for the notes could be directly affected by the trading price for our common stock, which is impossible to predict.
     There is no active market for the securities. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. An active market may not develop for the notes, and there can be no assurance as to the liquidity of the market that has developed for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. The notes are currently traded at a significant discount from their initial offering price.
     The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, our continued ability to keep registered the resale of the notes and the shares of common stock issuable upon conversion of the notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions, which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.
     The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.
The notes are held in book-entry form and, therefore, investors in the notes must rely on the procedures of the relevant clearing systems to exercise their rights and remedies.
     Unless and until certificated, the notes will be issued in exchange for book-entry interests in the notes and owners of the book-entry interests will not be considered owners or holders of the notes. Instead, the common depository, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitation for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. The procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.
The notes may not be rated or may receive a lower rating than anticipated.
     We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce the rating of the notes in the future, the market price of the notes and our common stock may be adversely affected.
Fluctuations in the stock market, as well as general economic and market conditions may impact our operations, sales, financial results and market price of our common stock.
     The stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions may harm the market price of our common stock. Because the notes are convertible into shares of common stock, fluctuations in the stock price may affect the trading price of the notes. The risk of price fluctuations of our common stock also applies to holders who receive shares of common stock upon conversion of the notes.
The conversion price of the notes will not be adjusted for all dilutive events that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.
     The conversion price of the notes are subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends, and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Adjustments to Conversion Price.” The conversion price and exercise price will not be adjusted for certain other events, including sale of shares of common stock for less than the market price or the conversion price or the exercise price, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes and upon the exercise of the warrants.

If we pay a cash dividend on our common stock, holders of notes may be deemed to have received a taxable dividend without the receipt of any cash.
     If we pay a cash dividend on our common stock, an adjustment to the conversion rate of the notes or exercise price of the warrants may result, and investors in the notes may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Certain Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30 percent rate or such lower rate as may be specified by an applicable treaty. See “Certain Federal Income Tax Considerations” and “Description of the Notes — Conversion Rights — Adjustments to Conversion Price.”
Holders of notes are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.
     Holders of notes are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) but are subject to all changes affecting the common stock. Holders of notes will only be entitled to rights on the common stock if and when we deliver shares of common stock to them in exchange for their notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, holders of notes will not be entitled to vote on the amendment and will nevertheless be subject to any such changes.
The notes have been issued with original issue discount, or OID, and accordingly, during the period in which a U.S. holder holds the notes, the U.S. holder will in general be required to recognize ordinary interest income with respect to the notes in excess of the stated interest paid on the notes.
     The notes initially were issued together with the warrants as units, and, accordingly, the purchase price of the units was required to be allocated between the notes and the warrants based on their relative fair market values. We have treated $50.60 of each $1,000 purchase price per unit as allocable to the warrants. As a result of this allocation, the principal amount of the note exceeds the adjusted issue price of the note by more than a de minimis amount, and the excess is characterized as OID for U.S. federal income tax purposes. The adjusted issue price of a note upon its acquisition by a U.S. holder is the portion of the original issue price of the unit allocable to the note (which we have determined to be $949.40), plus the OID includable in the income of holders prior to the U.S. Holder’s acquisition of the note. Subject to certain exceptions, each U.S. holder is required to include OID as ordinary interest income on a constant yield to maturity basis, regardless of the holder’s regular method of tax accounting, even though we will not pay any additional interest in cash. For additional information see “Certain Federal Income Tax Considerations.”
The amount of any claim made by a note holder in a bankruptcy action may be limited as a result of the notes being issued with OID.
     If a bankruptcy case is commenced by or against us under Title 11 of the United States Code, as amended, or the Bankruptcy Code, after the issuance of the notes, the claim of a holder of the notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the notes and (ii) that portion of the OID that is not deemed to constitute “unmatured interest” for purposes of the Bankruptcy Code. Any OID that was not accrued as of such bankruptcy filing would constitute “unmatured interest.” A holder of a note will not have any claim with respect to that portion of the issue price of a unit allocated to the warrants issued as part of such unit, as described in “Certain Federal Income Tax Considerations.”

The notes may be subject to the contingent payment debt instrument rules, which would affect the timing, amount and character of income with respect to the notes for tax purposes.
     As described in “Certain Federal Income Tax Considerations,” we have taken and intend to continue to take the position that the notes do not constitute “contingent payment debt instruments” for U.S. federal income tax purposes and, as such, are not subject to the U.S. Treasury Regulations governing contingent payment debt instruments, which we refer to as the Contingent Payment Debt Regulations. However, the application of the Contingent Payment Debt Regulations to instruments such as the notes is uncertain in various respects, and no assurance can be given that the Internal Revenue Service, or IRS, will agree with our position. We have not sought or received an IRS ruling or an opinion of counsel on the application of the Contingent Payment Debt Regulations to the notes. Each holder of a note should consult its own tax advisor concerning the tax consequences of the acquisition, ownership and disposition of the notes.
     If the notes were ultimately found to be subject to the Contingent Payment Debt Regulations, (i) each holder generally would be required to accrue interest on the notes based on the yield of a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes (subject to certain adjustments to its accruals of interest income, as described in more detail in “Certain Federal Income Tax Considerations”), with the result that a holder could recognize taxable income in excess of regular interest payments received while the notes are outstanding; (ii) the amount realized by a holder upon the conversion of a note (including the fair market value of our common stock received on conversion) would generally be treated as a contingent payment under the Contingent Payment Debt Regulations, which could result in recognition of ordinary interest income (subject to potential adjustments) and (iii) any gain recognized on a sale, exchange, redemption, or retirement of a note generally would be treated as ordinary interest income (subject to potential adjustments and exceptions), and any loss would be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. These results are likely to be considerably different and in many respects less favorable than the tax consequences that result if our position that the Contingent Payment Debt Regulations do not apply is correct. For additional information see “Certain Federal Income Tax Considerations.”
     Investors should consult their own tax advisors with respect to possible application of the Contingent Payment Debt Regulations.
The make-whole premium payable on notes converted in connection with a fundamental change may not adequately compensate holders of notes for the lost option time value of their notes as a result of such fundamental change.
     If a fundamental change occurs on or prior to February 15, 2010, we will pay a make-whole premium on notes converted in connection with such fundamental change. The amount of the make-whole premium will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change. While the make-whole premium is designed to compensate holders of notes for the lost option time value of their notes as a result of such fundamental change, the amount of the make-whole premium is only an approximation of such lost value and may not adequately compensate a holder of notes for such loss. In addition, if applicable, Nasdaq shareholder approval rules will prevent us from issuing additional shares of common stock as a make-whole premium, if, when taken together with any shares of common stock issued in payment of interest on the notes or any shares issued or issuable upon conversion of the notes, such issuance would result in an effective price per share of such issued shares of common stock below $16.00, subject to adjustment in the same manner as the conversion price, potentially limiting any compensation to you for the option time value of your notes. We have no obligation to seek shareholder approval in order to enable us to issue shares in excess of any such limitation. In addition, if a fundamental change occurs after February 15, 2010, or if the price paid per share of our common stock in the transaction constituting the fundamental change is less than $16.00 or greater than $36.00, subject in each case to adjustment in the same manner as the conversion price, no make-whole premium will be paid.
Our common stock price has been highly volatile, and an investment in our common stock could suffer a decline in value, adversely affecting the value of the notes.
     Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion or as interest payments also will be subject to the risk of volatility and depressed prices of our common stock. The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:
•	positive or adverse developments with respect to obtaining regulatory approval of our proposed products;

•	positive or adverse developments with respect to our drug trials;

•	actual or anticipated period-to-period fluctuations in financial results;

•	litigation or threat of litigation;

•	failure to achieve, or changes in, financial estimates by securities analysts;

•	announcements of new products or services or technological innovations by us or our competitors;

•	comments or opinions by securities analysts or major stockholders;

•	conditions or trends in the pharmaceutical, biotechnology and life science industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock;

•	economic and other external factors or disasters or crises;

•	limited daily trading volume; and

•	developments regarding our patents or other intellectual property or that of our competitors.
     In addition, the stock market in general, and the OTC Bulletin Board® and the market for biotechnology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been significant volatility in the market prices of securities of life science companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Some of the information in this prospectus constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words. You should read statements that contain these words carefully because they:
•	discuss future expectations;

•	contain projections of future results of operations or financial condition;

•	contain projections of future plans for product development, including commencement, conduct or completion of drug trials or timing of filing for or receipt of regulatory approval; or

•	state other “forward-looking” information.
     We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that could cause actual results to differ materially from those contemplated in these forward-looking statements. A detailed discussion of risks attendant to the forward-looking statements is included under “Risk Factors” beginning on page 9 of this prospectus.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.
     All forward-looking statements included attributable to Vion or any person acting on behalf of Vion are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Vion undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
     Before making your investment decision, you should be aware that the occurrence of the events described in the “Risk Factors” section of this prospectus could have a material adverse effect on the business, prospects, financial condition or operating results of Vion.

USE OF PROCEEDS
     Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any proceeds from the sale of notes or shares of common stock by the selling securityholders or from our issuance of shares of common stock in payment of interest or as make-whole payments on the notes. Any proceeds received in connection with the exercise of warrants will be used by us for general corporate purposes.
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS
Market Information for Common Stock
     Our common stock is quoted on the OTC Bulletin Board® under the symbol “VION.” Our common stock traded on the Nasdaq Capital Market SM under the symbol “VION” until August 15, 2008. The following table reflects for the periods shown the range of high and low bid or sales prices of our common stock as quoted by the OTC Bulletin Board® and Nasdaq Capital Market SM. OTC Bulletin Board® bid prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Our common stock prices set forth below have been adjusted, as applicable, to reflect the one-for-ten reverse stock split effected on February 20, 2008.

	2009				2008		2007		2006
	High		Low		High	Low	High	Low	High	Low
First Quarter	$0.55	(1)	$0.37	(1)	$8.27	$1.22	$19.90	$13.00	$25.90	$15.40
Second Quarter	—		—		1.85	1.02	23.00	8.60	22.90	12.00
Third Quarter	—		—		1.18	0.32	12.10	6.80	14.30	9.70
Fourth Quarter	—		—		0.65	0.25	11.00	5.40	18.40	10.40

(1)	Through March 20, 2009.
Common Stockholders
     As of March 18, 2009, there were 150 holders of record of our common stock, one of which is Cede & Co., a nominee for Depository Trust Company (DTC). We estimate that there are approximately 11,800 beneficial holders of our common stock.
Dividends
     No dividends have been paid on our common stock. We currently intend to retain all future earnings for use in the operation of our business and therefore do not anticipate paying cash dividends in the foreseeable future.

BUSINESS

We are a development-stage pharmaceutical company that develops therapeutics for the treatment of cancer. Our research and product development activities to date have consisted primarily of conducting preclinical trials of product candidates, obtaining regulatory approval for clinical trials, conducting clinical trials, preparing to file for regulatory approval of our lead product candidate, Onrigintm (laromustine) Injection, conducting pre-commercialization activities, negotiating and obtaining collaborative agreements, and obtaining financing in support of these activities. Since inception, we have generated minimal revenues and have incurred substantial operating losses from our activities. We currently have no material source of revenue and we expect to incur substantial operating losses for the next several years due to expenses associated with our activities. We will have to raise additional capital to operate the Company after the first quarter of 2010.

We have two small molecule anticancer agents in clinical development. Clinical development of a product candidate generally involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the tolerated drug dose, early safety profile, proper scheduling and the pattern of drug distribution, absorption and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine efficacy, dose-response relationships and expanded evidence of safety. In Phase III, large-scale, multi-center, controlled clinical trials are conducted in order to: (i) provide enough data for statistical proof of safety and efficacy; (ii) compare the experimental therapy to existing therapies; (iii) uncover unexpected safety problems, such as previously unobserved side-effects; and (iv) generate product labeling.

Most of our resources are focused on the development of Onrigintm for the treatment of acute myeloid leukemia (AML). In February 2009, we filed a New Drug Application (NDA) for Onrigintm with the U.S. Food and Drug Administration (FDA) based on our pivotal Phase II trial of the drug as a single agent in elderly patients with de novo poor-risk AML, supplemented by data from a previous Phase II trial of Onrigintm in elderly AML. In October 2005, Onrigintm was designated a fast track product for the treatment of patients over 60 years of age with poor-risk AML and accordingly we have requested priority review of our NDA filing. Within several months after the NDA filing date, the FDA will determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Although preliminary data from the pivotal trial indicated that we met the criteria for a successful trial based on the primary endpoint, the overall response rate, there can be no assurance that the NDA will be: (i) accepted for filing or (ii) reviewed and/or approved on a priority or timely basis by the FDA, if at all.

In May 2007, our Phase III trial of Onrigintm in combination with Ara-C (also known as cytarabine) in relapsed AML was put on clinical hold by the FDA after accrual of 268 patients. This decision was based on a planned interim analysis of clinical data by the trial’s data safety monitoring board (DSMB) that resulted in a recommendation that enrollment and further treatment of patients on study be suspended. The DSMB’s recommendation was based on their evaluation that any advantage in the overall response rate (the trial’s primary endpoint) was being compromised by the mortality observed on the study. In January 2008, we announced that the FDA had lifted the clinical hold on this trial, and that we had reached initial agreement with the FDA on modifications to our original Phase III study protocol resulting in the requirement to conduct a new Phase III trial in relapsed AML if we pursue regulatory approval in this indication. The original Phase III trial is now closed. There can be no assurance that we will start a new Phase III trial in relapsed AML at any time in the future.

We have limited resources to allocate to additional clinical trials of Onrigintm. Onrigintm is being evaluated in four clinical trials at this time: (i) a continuation of our pivotal Phase II trial to collect certain electrocardiogram data; and (ii) three trials sponsored by clinical investigators. We have also entered into an agreement to conduct one additional investigator-sponsored trial of Onrigintm in AML.

We have limited resources to apply to our second product candidate, Triapine®. Triapine® is under evaluation in four clinical trials sponsored by the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program. We provide Triapine® drug products to support these trials.

We have two additional anticancer technologies that are in the preclinical development stage: (i) a small molecule that targets hypoxic or low-oxygen areas of tumors (VNP40541) and (ii) a drug delivery technology (TAPET®). We are not developing these technologies with our own resources at this time, and are seeking development partners for these product candidates. ‘Preclinical development’ or ‘preclinical studies’ indicate that the product candidates selected for development are being evaluated for potency, specificity, manufacturability and pharmacologic activity in vitro, or cell culture, and in vivo, or animal models.

Our product development programs are based primarily on technologies that we license from Yale University (Yale) and other cancer research centers or that we have developed ourselves. We have largely engaged in product development with respect to anticancer therapeutics through in-house preclinical and clinical development and through collaboration with academic, research and governmental institutions. As our product candidates advance through trials, depending on financial and pharmaceutical market conditions and the resources required for development, we will determine the best method and/or partnership to develop, and eventually market, our products.

We were incorporated in March 1992 as a Delaware corporation and began operations on May 1, 1994. We have no material source of revenues. We have incurred operating losses since our inception. As of December 31, 2008, we had an accumulated deficit of approximately $239.0 million. We expect to incur substantial operating losses for the next several years due to expenses associated with product development, clinical testing, regulatory activities, manufacturing development, scale-up and commercial-scale manufacturing, pre-commercialization activities, developing a sales and marketing force, and other infrastructure support costs. We will need to obtain additional financing to cover these costs.

For the years ended December 31, 2008, 2007 and 2006, we spent $17.5 million, $24.2 million and $21.5 million, respectively, on company-sponsored research and development activities.

Status of Common Stock

On February 20, 2008, we effected a one-for-ten reverse split of all outstanding shares of our common stock and a corresponding decrease in the number of shares of authorized common stock. As of that date, each ten of our shares were automatically combined, converted and exchanged into one share of our common stock. All share amounts, per share amounts and common stock prices included in this prospectus are provided on a post-reverse stock split basis.

On August 15, 2008, we announced that we had been delisted from the Nasdaq Capital Market®. Our common stock is now quoted on the OTC Bulletin Board® under the symbol “VION.”

Overview of Cancer and Treatment Methods

According to the American Cancer Society (ACS), cancer is the second most common cause of death in the United States, exceeded only by heart disease. The ACS estimated that 1,437,180 new cancer cases would be diagnosed and about 565,650 cancer deaths would occur in the United States in 2008.

Cancer is a heterogeneous group of diseases characterized by uncontrolled cell division and growth resulting in the development of a mass of cells or tumor, as well as the invasion and spreading of these cells to other organs of the body (metastasis). Cancerous tumors can arise in any tissue or organ within the human body and generally cause clinical problems to the patient when the tumor affects the function of that organ or when the tumor spreads to other organs. Cancers which arise in the bone marrow (e.g. acute and chronic leukemias and multiple myeloma) or the lymph nodes (Hodgkin’s disease and lymphomas) spread through the bone marrow and lymphatic systems, affecting the growth of normal blood and lymphatic cells. Cancer is believed to occur as a result of a number of factors, such as genetic predisposition, chemical agents, viruses and radiation. These factors result in genetic changes affecting the ability of cells to regulate their growth and differentiation.

The most common methods of treating patients with cancer are surgery, radiation and anticancer drugs (chemotherapy). A cancer patient often receives treatment with a combination of methods. Surgery and radiation therapy are particularly effective in patients where the disease is localized. The most common method of treating patients with cancer that has spread beyond the primary site is to administer systemic chemotherapy. Chemotherapy seeks to damage and kill cancer cells or to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells. In many cases, chemotherapy consists of the administration of several different drugs in combination. Chemotherapy can cause a number of side effects in patients, including weakness, low blood count, loss of appetite, nausea and vomiting, and damage to various organs that can result in loss of normal body functions.

The effectiveness of current cancer treatments with respect to any particular patient varies greatly, depending upon the cancer diagnosis and the tolerance of the individual patient to treatment. Therefore, a significant need exists for new agents that can be used alone or in combination with existing drugs and treatment approaches and that will result in greater efficacy with less toxicity (or a more favorable benefit to risk profile) than current therapeutic options.

Products for the Treatment of Cancer in Clinical Development

The discussion below sets forth the development status of our product candidates in clinical development (except as otherwise specifically noted below) as of March 1, 2009.

Onrigintm

Onrigintm is a novel alkylating (DNA-damaging) agent. Alkylating agents directly damage DNA to prevent cancer cells from reproducing, and work in all phases of the cell cycle, affecting both dividing and non-dividing cancer cells. Alkylating agents are among the most widely used class of anticancer drugs, displaying activity across a range of both hematologic and solid tumors, including acute and chronic leukemias, non-Hodgkin’s lymphoma, Hodgkin’s disease, multiple myeloma, and lung, breast, ovarian, brain, and certain other cancers. There are a number of approved alkylating agents used in the treatment of cancer, including busulfan, cisplatin, carboplatin, chlorambucil, cyclophosphamide, ifosfamide, dacarbazine, mechlorethamine, melphalan, and temozolomide.

Preclinical data on Onrigintm showed broad anti-tumor activity in in vivo models. It was curative in certain preclinical leukemia models, including mice bearing certain derivatives of a leukemia cell line that was resistant to standard alkylating agents. Onrigintm was also active against solid tumor models, including lung, colon and brain cancer, and melanoma. Onrigintm was also not affected by mechanisms for multiple drug resistance which can limit the effectiveness of treatment. Onrigintm has been shown in preclinical studies to be capable of crossing the blood-brain barrier. The blood-brain barrier has been a common obstacle in achieving active concentrations of many anticancer drugs within the brain.

Below is a table summarizing all Onrigintm clinical trials conducted through, or recruiting patients, as of March 1, 2009:

Commencement
Trial	Indication	Sponsor	Date	Status

Phase III trial in combination with remission-induction therapy	AML and MDS	Investigator	December 2008	Ongoing
Phase III trial in combination with Ara-C	AML, relapsed	Vion	March 2005	Closed
Phase II single agent trial	AML, elderly de novo poor-risk	Vion	May 2006	NDA submitted February 2009; Ongoing
Phase II single agent trial	Small cell lung cancer	Vion	September 2005	Closed
Phase II single agent trial	Brain tumors, adult	Investigator	June 2004	Completed
Phase II single agent trial	AML and high-risk myelodysplastic syndromes, elderly; AML, relapsed	Vion	March 2004	Completed
Phase I/II trial in combination with cytarabine	AML, elderly	Investigator	May 2008	Ongoing
Phase I/II trial in combination with temozolomide	Brain tumors, adult	Investigator	September 2007	Ongoing
Phase I/II single agent trial	Chronic lymphocytic leukemia	Vion	July 2005	Closed
Phase I trial in combination with stem cell transplantation	Hematologic Malignancies	Investigator	December 2007	Closed
Phase I trial	Brain tumors, pediatric	Investigator	April 2005	Completed
Phase I trial in combination with temozolomide	Hematologic malignancies	Vion	October 2004	Completed
Phase I single agent trial in combination with Ara-C	Hematologic malignancies	Vion	July 2003	Completed
Phase I single agent trial	Solid tumors	Vion	February 2003	Completed
Phase I single agent trial	Hematologic malignancies	Vion	August 2002	Completed
Phase I single agent trial	Solid tumors	Vion	June 2001	Completed

We would reevaluate Onrigintm if the data from any of our clinical trials raised issues relative to its safety and efficacy. In such event, we would alter the drug or dose as used in the trial, modify the clinical trial protocol, commence additional trials, or abandon the drug development project. In any such event, our business, operations and prospects would be materially adversely affected, and our ability to apply for or obtain regulatory approval might be delayed, or we might not be able to obtain regulatory approval at all.

In March 2004, we received fast track designation from the FDA for Onrigintm in relapsed or refractory AML. In October 2005, we received fast track designation for Onrigintm in elderly poor-risk AML. The FDA’s fast track programs are designed to facilitate the development of new drugs that are intended to treat serious or life-threatening conditions and demonstrate the potential to address unmet medical needs.

In October 2004, we received orphan drug designation from the FDA for Onrigintm in AML in the United States. Orphan drug designation may be granted to products that treat rare diseases or conditions that affect fewer than 200,000 people in the United States. Orphan drug designation does not convey any advantage or shorten the duration of the FDA review and approval process. The designation may provide eligibility for: (i) a seven-year period of market exclusivity for the indication of AML; (ii) potential tax credits for research; (iii) grant funding for research and development; (iv) reduced filing fees for marketing applications; and (v) assistance with the review of clinical trial protocols.

In January 2006, we received orphan drug designation from the European Medicines Agency (EMEA) for Onrigintm in AML in the European Union. Orphan drug status is granted by the European Commission to promote development of drugs to treat rare diseases or conditions. Orphan drug designation in Europe does not convey any advantage or shorten the duration of the EMEA review and approval process. Orphan drug designation in Europe may entitle Onrigintm to: (i) a ten-year period of market exclusivity for the indication of AML; (ii) protocol assistance from the EMEA to optimize drug development in preparing a dossier that will meet regulatory requirements; (iii) reduced fees associated with applying for market approval; and (iv) access to European Union research funding.

Onrigintm in Hematologic Malignancies

Most of our resources are focused on the development of Onrigintm for the treatment of AML. AML is a cancer characterized by the rapid proliferation of abnormal white blood cells that accumulate in the bone marrow and interfere with the production of normal blood cells. The condition is the most common acute leukemia affecting adults. The American Cancer Society estimates that 13,290 new cases of AML were diagnosed in the U.S. in 2008.

AML is primarily a disease of the elderly, with a median age at onset of 67 years. Compared to younger patients, older AML patients have a lower rate of response to currently available induction chemotherapy and shorter overall survival due, in part, to unfavorable prognostic factors such as a higher incidence of adverse cytogenetics and frequent co-morbidities. In addition, patients with risk factors such as advanced age and poor performance status tolerate current induction treatments poorly. A 2005 study by Lang et al, based on data from the National Cancer Institute’s Survey of Epidemiological and End Results (SEER) database, indicated that palliative care is given to the majority of elderly patients with AML in the U.S., providing additional evidence that new treatment options are needed for this population.

In February 2009, we submitted an NDA with the FDA based on a pivotal Phase II trial of Onrigintm in previously untreated elderly patients with de novo poor-risk AML. Elderly de novo poor-risk AML patients are those elderly patients with poor-risk AML that has not evolved from a prior myelodysplastic syndrome or from prior treatment with chemotherapy. Data from the pivotal trial is supplemented with data from a previous Phase II trial of Onrigintm in elderly AML. In October 2005, Onrigintm was designated a fast track product for the treatment of patients over 60 years of age with poor-risk AML and accordingly we have requested priority review of our NDA submission. Within several months of the NDA submission date, the FDA will determine whether the application will be accepted for submission filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Although the preliminary data from this trial indicate that we met the criteria for a successful trial based on the primary endpoint, the overall response rate, there can be no assurance that the NDA will be: (i) accepted for filing or (ii) reviewed and/or approved on a priority or timely basis by the FDA, if it all.

Our Phase III trial of Onrigintm in combination with cytarabine in relapsed AML was initiated in March 2005 and accrued 268 patients. In May 2007, we announced that we would suspend enrollment and patient treatment to this trial pending a detailed review of all of the data from the trial. This decision was based on a planned interim analysis of clinical data from the first 210 treated patients by the trial’s DSMB that resulted in a recommendation that enrollment and further treatment of patients on study be suspended. The DSMB’s recommendation was based on their evaluation that any advantage in the primary endpoint, the overall response rate, was being compromised by the mortality observed on the study. In May 2007, the FDA placed the trial on clinical hold. We subsequently performed a comprehensive safety and efficacy analysis with our personnel and external and independent medical consultants. In November 2007, we announced that discussions with the DSMB for the trial regarding the findings of the medical and safety review had been completed and the next step of the process was to present the findings and recommendations to the regulatory authorities. In January 2008, we announced that the FDA had lifted the clinical hold on this trial, and that we had reached initial agreement with the FDA on modifications to our original Phase III study protocol resulting in the requirement to conduct a new Phase III trial in relapsed AML, if we pursue regulatory approval in this indication. The original Phase III trial is now closed. In June 2008, we presented data from this trial at the Annual Meeting of the American Society of Clinical Oncology. Among other changes, any new trial may include a lowered dose of Onrigintm in the experimental arm of the trial, and prophylactic therapy with antibiotics, anti-fungals and growth factors for all patients. There can be no assurance that we will start a new Phase III trial in relapsed AML at any time in the future.

There are additional clinical trials of Onrigintm in hematologic malignancies underway at this time. An investigator-sponsored Phase III trial in combination with remission-induction therapy for previously untreated patients with AML and high-risk myelodysplasia syndrome was initiated in December 2008. An investigator-sponsored Phase I/II trial in combination with cytarabine for elderly patients with previously untreated AML was initiated in May 2008.

We have entered into an agreement to conduct one additional investigator-sponsored trial of Onrigintm in AML: a multi-center Phase I/II trial of Onrigintm with remission-induction therapy in patients aged 18-60 with previously untreated AML and a poor prognosis based on their cytogenetic profile. This trial is expected to enroll its first patient in 2009.

Onrigintm in Solid Tumors

Although our primary focus has been to develop Onrigintm for the treatment of AML, we have also conducted clinical trials in solid tumors, and have provided product and financial support for three investigator-sponsored clinical trials of Onrigintm in pediatric and adult brain tumors.

In January 2008, our Phase II trial of Onrigintm as a single agent in small cell lung cancer was closed to patient enrollment due to a reallocation of resources. The trial had accrued 67 out of a planned total of 87 patients. Final data from this trial has not yet been presented at a clinical conference or published.

There is one trial of Onrigintm in a solid tumor underway at this time. An investigator-sponsored Phase I/II trial of Onrigintm in combination with temozolomide in adult brain tumors was initiated in September 2007.

Triapine®

Triapine® is a small molecule that in preclinical models inhibits the enzyme ribonucleotide reductase and therefore prevents the replication of tumor cells by blocking a critical step in DNA synthesis. Ribonucleotide reductase inhibition is believed to arrest the growth of, or kill, cancer cell lines, by blocking a critical step in DNA synthesis in cancer cells. Inhibition of this enzyme has also been shown in vitro and in vivo to enhance the anti-tumor activity of several standard anticancer agents. Accordingly, we believe Triapine® has potential to be used as a single agent and in combination with anticancer drugs to prevent damaged anticancer cells from regenerating.

We have evaluated an intravenous formulation of Triapine® in five single agent Phase I trials, three single agent Phase II trials, four Phase I combination trials, and two Phase II combination trials. All our other trials of Triapine® are closed to accrual or completed.

Clinical trials of Triapine® are being sponsored by the NCI’s Cancer Therapy Evaluation Program under a clinical trials agreement with the NCI’s Division of Cancer Treatment and Diagnosis for the clinical development of Triapine®. We provide the product used in these trials. There are currently three trials open to recruiting new patients sponsored by the NCI to evaluate an intravenous formulation of Triapine®: (i) a trial of Triapine® in combination with gemcitabine; (ii) a trial of Triapine® in combination with radiation; and (iii) a trial of Triapine® in combination with fludarabine. An additional thirteen trials are closed to accrual or completed.

Clinical testing of new single agent administration schedules may be possible with the oral form of Triapine®, which to date has been studied in a small number of patients to determine its absorption in the bloodstream following a single dose. A Phase I trial sponsored by the NCI of an oral formulation of Triapine® is ongoing.

In October 2003, we entered into a license with Beijing Pason Pharmaceuticals, Inc. (Pason) whereby we granted Pason the exclusive rights to develop, manufacture and market Triapine® in the People’s Republic of China, Taiwan, Hong Kong and Macao. To date, Pason has not conducted clinical trials of Triapine®. See “— License and Research Agreements,” below.

Other Products and Product Candidates for Conditions Other than Cancer

MELASYN®

Melanin is a pigment formed by cells in the skin that gives skin its color and protects it from sun damage by absorbing ultraviolet rays. MELASYN® is a patented, water-soluble, synthetic version of melanin, making it a potentially useful ingredient for formulation of skin care products and cosmetics. Our MELASYN® patent and technology are licensed from Yale. We have one non-exclusive sublicense for MELASYN® with a sublicensee. See “— License and Research Agreements,” below.

Novel Nucleoside Analogs

We have licensed patents and patent applications related to a nucleoside analog, or synthetic molecule, known as elvucitabine (ß-L-Fd4C) from Yale. In February 2000, we entered into a sublicense agreement for elvucitabine with a sublicensee. Under the terms of the sublicense agreement, the sublicense has funded the development of elvucitabine which is currently in Phase II clinical trials as an antiviral drug for the treatment of human immunodeficiency virus (HIV). See “— License and Research Agreements,” below.

License and Research Agreements

Agreements with Yale University

We license various compounds from Yale, including Onrigintm and Triapine®, which were developed in the laboratory of Dr. Sartorelli, one of our directors, through research funded in part by us. The license agreements with Yale, which are described below, grant us exclusive licenses to make, use, sell and practice the inventions covered by various patents and patent applications relating to our primary product candidates as described below. Each license agreement requires us to pay royalties and, in some cases, milestone payments to Yale. Yale has retained the right to make, use and practice the inventions for non-commercial purposes. Under the license agreements we are required to exercise due diligence in commercializing the licensed technologies. The licenses may be terminated by Yale in the event that we fail to make a payment when due, we commit a material breach of the license, we become insolvent or file a petition in bankruptcy, or we fail to exercise due diligence in commercializing the licensed products, subject to certain cure periods. In the event that the license agreement dated August 1994, described below, is terminated for breach, all rights under licenses previously granted terminate. Accordingly, a default as to one product could affect our rights in other products. We may terminate the licenses in the event of Yale’s material breach of the licenses if such breach remains uncured for 30 days. Under the license agreements, we are also required to defend and indemnify Yale for any damages arising out of the use or sale of the licensed products by us or our sublicensees.

Subsequent to entering into a license agreement with Yale in August 1994, described below, we have paid approximately $10.8 million through December 31, 2008 to fund research activities at Yale. For risks associated with research funding provided to Yale, see “— If Yale does not conduct research relating to products we would like to pursue, we may never realize any benefits from our funding provided to Yale” under “Risk Factors” beginning on page 9.

License Agreement with Yale — September 1990

Under this agreement, we have an exclusive license to a U.S. patent related to a synthetic form of melanin named MELASYN®. Under the terms of the amended license agreement, we pay a license fee to Yale based on a percentage of net sales and sublicensing revenues. The term of the license is dictated by the expiration of any patents relating to any invention or, with respect to non-patented inventions or research, 24 years from 1990 (i.e. through 2014).

We have a non-exclusive sublicense agreement for MELASYN® with a sublicensee. Under the terms of the sublicense agreement, we receive reimbursement for certain costs and, if products including our technology are commercialized, we would receive a royalty based on a percentage of sales in the U.S. related to our issued patent.

License Agreement with Yale — August 1994

Under this amended agreement, we have a non-transferable worldwide exclusive license to make, have made, use, sell and practice inventions under certain patents and patent applications for therapeutic and diagnostic purpose. The patents and patent applications under this amended license cover Onrigintm and other sulfonylhydrazine compounds, Triapine® and elvucitabine (ß-L-Fd4C). The term of the license is dictated by the expiration of any patents relating to any inventions or, with respect to non-patented inventions or research, 17 years from 1994 (i.e. through 2011). This amended agreement provides that if Yale, as a result of its own research, identifies potential commercial opportunities for the licensed inventions, we will have the first option to negotiate a commercial license for the commercial opportunities. Yale is entitled to royalties on sales, if any, of resulting products, sublicensing revenues and, with regard to several patents, milestone payments based on the status of clinical trials and/or regulatory approvals.

We have granted a sublicense for elvucitabine (ß-L-Fd4C) to a sublicensee. Under the terms of the sublicense agreement, we received a small equity payment and, when and if a product including our technology is developed and commercialized, we could receive payments based on development milestones and royalties based on product revenue.

We have also granted a sublicense to Pason granting them the exclusive rights to develop, manufacture and market Triapine® in the People’s Republic of China, Taiwan, Hong Kong and Macao. Under the terms of the sublicense agreement, the Company received an upfront technology license fee and is entitled to receive potential milestone payments and potential royalties based on a percentage of Triapine® revenues in those countries. Pason is required to fund the preclinical and clinical development necessary for regulatory approval of Triapine® in those countries. To date, Pason has not conducted trials of Triapine®.

License Agreements with Yale — December 1995

Under this amended agreement, we have a non-transferable worldwide exclusive license, expiring over the lives of the licensed patents, to three inventions relating to gene therapy for melanoma. Technology licensed by us under this agreement relates to TAPET®. We have another license agreement with Yale pursuant to which we have a non-transferable worldwide exclusive license, expiring over the lives of the patents, to an invention relating to whitening skin. Under these licensing agreements, Yale is entitled to potential milestone payments based on the status of clinical trials and regulatory approvals. In addition, Yale is entitled to royalties on sales, if any, of resulting products and sublicense revenues.

Competition

Competition in the biopharmaceutical industry is intense and based on scientific and technological factors, the availability of patent and other protection for technology and products, the ability to finance and commercialize technological developments, and the ability to obtain governmental approval for testing, manufacturing and marketing drugs. We face competition from pharmaceutical companies and biotechnology companies. Numerous companies such as Amgen Inc., AstraZeneca PLC, Genzyme Corporation, Bristol-Myers Squibb Company, Celgene Corporation, Chiron Corporation, Cyclacel Pharmaceuticals, Inc., Eli Lilly and Co. and its subsidiary ImClone Systems Inc., Eisai, Inc., Genentech Inc., Genzyme Corporation, Johnson & Johnson, Lorus Therapeutics Inc., OSI Pharmaceuticals, Inc., Pfizer Inc., Schering-Plough Corporation, Wyeth and Xanthus Pharmaceuticals, Inc. have publicly announced their intention to develop anticancer drugs including, in some instances, agents to be used for the treatment of AML or alkylating agents like our compound Onrigintm, or agents that target ribonucleotide reductase like our compound Triapine®. We are aware that one of these companies, with substantially greater financial and other resources than ours, has filed a SNDA with the FDA for the treatment of adult patients with AML. For risks associated with competition, see “— We face intense competition in the market for anticancer products, and if we are unable to compete successfully, our business will suffer” under “Risk Factors” beginning on page 9.

Patents, Licenses and Trade Secrets

Our policy is to protect our technology by, among other means, filing patent applications for technology that we consider important to the development of our business. We intend to file additional patent applications, when appropriate, relating to new developments or improvements in our technology and other specific products that we develop. We also rely on trade secrets, know-how and continuing technological innovations, as well as patents we have licensed or may license from other parties to develop and maintain our competitive position.

In connection with our license agreement with Yale dated August 1994, we are the exclusive licensee, subject to certain rights retained by Yale, of a number of issued patents and pending U.S. and foreign patent applications relating to:

•	Onrigintm, and other compounds in the sulfonylhydrazine class;

•	Triapine® and other ribonucleotide reductase inhibitors; and

•	Elvucitabine (ß-L-Fd4C), its composition and its use for the treatment of HIV and hepatitis B (HBV) infections, and its use in combination with other anti-viral drugs.

We are also the exclusive licensee from Yale of an issued U.S. patent and several foreign patents on KS119, a hypoxia-selective anticancer agent previously evaluated in preclinical studies. Vion has also licensed from Yale one U.S. patent relating to synthetic melanin and methods for using synthetic melanin, such as for sunscreen or self-tanning agents, relevant to our MELASYN® technology.

Pursuant to our license agreement with Yale dated December 1995, we are the exclusive licensee of a number of issued patents and pending patent applications, U.S. and foreign, relating to our TAPET® technology, which include claims for methods of diagnosing and/or treating various solid tumor cancers, including melanoma, lung cancer, breast cancer and colon cancer. We also have rights, either by license and/or by assignment, to issued patents and pending patent applications, U.S. and foreign, relating to our TAPET® technology. In addition, we have filed a number of U.S. provisional and non-provisional patent applications, an international patent application and a number of foreign patent applications related to this technology.

We or our licensors are prosecuting the patent applications related to products we license both with the U.S. Patent and Trademark Office (PTO) and various foreign patent agencies, but we do not know whether any of our applications will result in the issuance of any patents or, whether any issued patent will provide significant proprietary protection or will be circumvented or invalidated. During the course of patent prosecution, patent applications are evaluated for, among other things, utility, novelty, non-obviousness, written description and enablement. The PTO may require that the claims of an initially filed patent application be amended if it is determined that the scope of the claims include subject matter that is not useful, novel, non-obvious, described adequately or enabled. Furthermore, in certain instances, the practice of a patentable invention may require a license from the holder of dominant patent rights.

We cannot predict whether our patent applications or our competitors’ patent applications will result in valid patents being issued. An issued patent is entitled to a presumption of validity. The presumption may be challenged in litigation; a court could find any patent of ours or of our competitors invalid and/or unenforceable. Litigation, which could result in substantial cost to us, may also be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of the proprietary rights of others.

The patent position of biotechnology and pharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and pharmaceutical patents.

Government Regulation

Regulation by governmental authorities in the U.S. and other countries is a significant factor in the development of our products, and will be a significant factor in the manufacture and marketing of these products, if they are successfully developed and approved for sale. All of our products will require regulatory clearances or approvals prior to commercialization. In particular, drugs, biological agents and medical devices are subject to rigorous testing and other approval requirements by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act and the Public Health Service Act and its regulations, as well as by regulatory authorities in other countries. Various statutes and regulations also govern or influence the testing, manufacturing, safety, labeling, packaging, advertising, storage, registration, listing and recordkeeping related to marketing of such products. Regulatory approval is a lengthy process and involves the expenditure of substantial resources. Approval time depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. We cannot be certain that any required FDA or other regulatory approval will be granted or, if granted, will not be withdrawn.

The development of a therapeutic drug typically first requires preclinical testing. Preclinical development of therapeutic drugs and biological agents is generally conducted in the laboratory to evaluate the safety and the potential efficacy of a compound by relevant in vitro and in vivo testing. When a product is tested prospectively to determine its safety for purposes of obtaining FDA approvals or clearances, such testing must be performed in accordance with good laboratory practices for non-clinical studies. The results of preclinical testing are submitted to the FDA as part of an Investigational New Drug Application (IND). The IND must become effective, the study must be approved by an institutional review board, and informed consent must be obtained from the clinical subjects, before human clinical trials can begin.

Typically, clinical evaluation involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the tolerated drug dose, early safety profile, proper scheduling and the pattern of drug distribution, absorption and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine efficacy, dose-response relationships and expanded evidence of safety. In Phase III, large-scale, multi-center, controlled clinical trials are conducted in order to:

•	provide enough data for statistical proof of safety and efficacy;

•	compare the experimental therapy to existing therapies;

•	uncover unexpected safety problems, such as previously unobserved side-effects; and

•	generate product labeling.

In the case of drugs for cancer and other life-threatening diseases, the initial human testing is generally conducted in patients rather than in healthy volunteers.

In May 2007, our Phase III trial of Onrigintm in combination with cytarabine in relapsed AML was placed on clinical hold by the FDA. The FDA places a trial on clinical hold when the FDA does not believe or cannot confirm that the trial can be conducted without unreasonable risk to patients. We had suspended accrual and treatment of patients on this trial based on an interim evaluation by the DSMB for the trial that any advantage in the trial’s primary endpoint, the overall response rate, was being compromised by the observed mortality rate on the study. We subsequently performed a comprehensive safety and efficacy analysis with our personnel and external and independent medical consultants. In November 2007, we announced that discussions with the DSMB for the trial regarding the findings of the medical and safety review had been completed and the next step of the process was to present the findings and recommendations to the regulatory authorities. In January 2008, we announced that the FDA had lifted the clinical hold on this trial, and that we have reached initial agreement with the FDA on modifications to our original Phase III study protocol resulting in the requirement to conduct a new Phase III trial in relapsed AML if we pursue this indication. The original Phase III trial is now closed. Among other changes, any new trial may include a lowered dose of Onrigintm in the experimental arm of the trial, and prophylactic therapy with antibiotics, anti-fungals and growth factors for all patients. There can be no assurance that we will start a new Phase III trial in relapsed AML at any time in the future.

The results of the preclinical and clinical testing are submitted to the FDA either as part of a NDA for drugs, or a biologics license application (BLA) for biologics, for approval to commence commercial distribution. For a biologic drug, the manufacturer generally must also obtain approval of an establishment license application. In responding to an NDA or BLA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. It may take several years to obtain approval after submission of an NDA or BLA, although approval is not assured.

In February 2009, we submitted a NDA for Onrigintm with the FDA based on our pivotal Phase II trial of the drug as a single agent in elderly patients with de novo poor-risk AML, supplemented by data from a previous Phase II trial of Onrigintm in elderly AML. In October 2005, Onrigintm was designated a fast track product for the treatment of patients over 60 years of age with poor-risk AML and accordingly we have requested priority review of our NDA submission. Within several months of the NDA submission date, the FDA will determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Although preliminary data from the pivotal trial indicated that we met the criteria for a successful trial based on the primary endpoint, the overall response rate, there can be no assurance that the NDA will be: (i) accepted for filing or (ii) reviewed and/or approved on a priority or timely basis by the FDA, if at all.

If an NDA is accepted for filing, the FDA begins an in-depth review. Under FDA policies, a drug candidate is eligible for priority review, or review within a six-month time frame from the time a complete NDA is accepted for filing, if the drug candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. A fast track-designated drug candidate would ordinarily meet FDA’s criteria for priority review.

We have asked for a priority review for Onrigintm but there can be no assurance that priority review will be granted. The FDA’s goal for reviewing non-priority NDAs is ten months. The FDA can extend the review process to consider certain information or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with good clinical practice (GCP). Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured or tested. The FDA will not approve the product unless compliance with current good manufacturing practices (cGMPs) is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues an approval letter, an approvable letter or a not-approvable letter. Both approvable and not-approvable letters generally outline the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA would issue an approval letter. The FDA may extend the review period of the NDA filing for such resubmissions depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy and may impose other conditions, including labeling restrictions which can materially affect the potential market and profitability of the drug. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Once an NDA is approved, a product may be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, industry-sponsored scientific and educational activities and promotional activities including those involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing studies, known as Phase IV studies, risk minimization action plans and surveillance to monitor the effects of an approved product that could restrict the distribution or use of the product. In addition, quality control as well as drug manufacture, packaging, and labeling procedures must continue to conform to current good manufacturing practices after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies, and are subject to periodic inspections by the FDA during which the agency inspects manufacturing facilities to access compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized safety concerns arise.

We also will be subject to widely varying foreign regulations governing clinical trials and pharmaceutical sales. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of other countries must be obtained before marketing the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. We intend, to the extent possible, to rely on foreign licensees to obtain regulatory approval to market our products in other countries. To date we have not entered into any such arrangements.

In October 2004, we received orphan drug designation for Onrigintm in AML in the United States. Under the Orphan Drug Act, a sponsor may obtain designation by the FDA of a drug or biologic as an ‘orphan’ drug for a particular indication. Orphan drug designation is granted to drugs for rare diseases or conditions, including many cancers, with a prevalence of less than 200,000 cases in the United States. The sponsor of a drug that has obtained orphan drug designation and which is the first to obtain approval of a marketing application for such drug is entitled to marketing exclusivity for a period of seven years for the designated indication. This means that no other company can market the same orphan drug for the same indication approved by the FDA for seven years after approval unless such company proves its drug is clinically superior or the approved orphan drug marketer cannot supply demand for the drug. Legislation is periodically considered that could significantly affect the Orphan Drug Act. We intend to seek additional orphan drug designations for our products where appropriate.

In January 2006, we received orphan drug designation for Onrigintm for the treatment of AML in Europe. Orphan drug status is granted by the European Commission to promote development of drugs to treat rare diseases or conditions. Orphan drug designation does not convey any advantage or shorten the duration of the EMEA review and approval process. Orphan drug designation may entitle Onrigintm to: (i) ten years of market exclusivity for the indication of AML; (ii) protocol assistance from the EMEA to optimize drug development in preparing a dossier that will meet regulatory requirements; (iii) reduced fees associated with applying for market approval; and (iv) access to European Union research funding.

In addition to regulations relating to drug development, we are subject to federal, state and local environmental laws and regulations, including those promulgated by the Occupational Safety and Health Administration (OSHA), the Environmental Protection Agency (EPA), the Nuclear Regulatory Commission (NRC) and the FAA, that govern activities or operations that may have adverse environmental effects, such as discharges to air and water, handling and disposal practices for solid and hazardous wastes and transport of hazardous materials. For example, by letter dated March 5, 2009, we have been informed by the FAA that we are under investigation for alleged violations of the Hazardous Materials Regulations relating to the shipment of hazardous materials that were not declared, packaged, marked, labeled or otherwise identified as containing hazardous materials. Certain of these laws also impose strict liability for the costs of cleaning up, and for damages resulting from, sites of past spills, disposals or other releases of hazardous substances and materials for the investigation and remediation of environmental contamination at properties operated by us and at off-site locations where we have arranged for the disposal of hazardous substances.

We have made, and will continue to make, expenditures for environmental compliance and protection. Expenditures for compliance with environmental laws have not had, and are not expected to have, a material effect on our capital expenditures. For risks associated with environment, see “— If environmental laws become stricter in the future, we may face large capital expenditures in order to comply with environmental laws” under “Risk Factors” beginning on page 9.

Manufacturing, Distribution and Marketing

We do not have experience in manufacturing any products for commercial use, or in marketing, distributing or selling any products, and have not yet commercially introduced any products. We do not currently have the capability to manufacture or market, distribute or sell on a commercial scale any products that we develop. We have only recently established pre-commercial capabilities in these areas.

We use single source third parties to manufacture limited quantities of our products for use in clinical activities. We manufacture our active pharmaceutical ingredient for Onrigintm at SAFC, a member of the Sigma-Aldrich Inc., under an amended manufacturing agreement expiring September 2009. Under the terms of a manufacturing agreement expiring in December 2011, Ben Venue Laboratories, Inc. (Ben Venue), a division of Boeringher Ingelheim, is our exclusive manufacturer of Onrigintm finished drug product in the United States. We will need to validate our manufacturing process for Onrigintm and our other products before we can sell them commercially. We expect to validate the manufacturing process for Onrigintm finished product at Ben Venue but will not be able to market any product until we complete the validation as part of the regulatory approval process. For risks associated with manufacturing, see “— We rely on third-party manufacturers to manufacture our product candidates. If these third-party manufacturers fail to manufacture product candidates of satisfactory quality, in a timely manner, in sufficient quantities or at acceptable costs, development and commercialization of our products could be delayed” under “Risk Factors” beginning on page 9.

We are aware that Ben Venue received a Warning Letter from the FDA in November 2007 and that subsequent to that date the FDA had completed an on-site inspection of their facility that concluded with the issuance of an FDA Form 483 (483). A 483 is a form issued by the FDA to list observations made during a facility inspection. Ben Venue informed us that it submitted a response to the FDA proposing a plan to address the issues identified in the 483 and that the FDA has now indicated that Ben Venue’s compliance status has been changed in the FDA databases to “Approvable”, allowing for the approval of NDAs, ANDAs (Abbreviated New Drug Application) and the issuance of CPPs (Certificates of Pharmaceutical Product) needed for export to many foreign countries for products manufactured by Ben Venue. In June 2008, we were notified by Ben Venue that it had received a letter from the European Medicines Agency (EMEA) with observations from a recent audit of its facilities, and that it had responded to this letter with a plan to address the issues raised. If Ben Venue is not successful in completing the corrections of the observations that resulted in the issuance of the 483 or the audit letter from the EMEA on a timely basis, our ability to obtain FDA approval to manufacture Onrigintm for commercial purposes could be delayed. We believe that we have sufficient inventory of Onrigintm to conduct our current and planned clinical trials through June 2009 in Europe and beyond in the U.S. However, if Ben Venue is not able to manufacture additional supplies of Onrigintm in the future, we will have to establish a new source for finished product manufacturing, and our operations could be materially adversely affected.

Our pre-commercial marketing efforts for Onrigintm in 2008 included attendance at industry conferences, meetings with key opinion leaders, and brand development. If our products are approved for sale by regulatory authorities, we will need to develop our capabilities to market, distribute and sell our products or contract with third parties to do so. In the event we decide to establish a marketing and sales force, we will be required to hire and retain additional personnel. For risks associated with marketing and distribution, see “— If we are unable to establish sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully market and sell future drug products” under “Risk Factors” beginning on page 9.

Pharmaceutical Pricing and Reimbursement

In the U.S. and markets in other countries, sales of any products such as Onrigintm for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third party payors. Third party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. These third party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare product candidates. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of Onrigintm. Onrigintm may not be considered cost-effective. Adequate third party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

The marketability of any products such as Onrigintm for which we receive regulatory approval for commercial sale may suffer if the government and third party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the U.S. has increased and will continue to increase the pressure on pharmaceutical pricing.

Employees
     As of March 1, 2009, we had 43 employees.
Properties
Our principal facility consists of approximately 21,500 square feet of leased laboratory and office space in New Haven, Connecticut. The facility lease runs through December 31, 2010, unless sooner terminated or extended pursuant to the terms of the lease. We have the right to extend the term of the lease for two successive terms of five years each. The current annual rental rate is approximately $236,500. We believe our existing facilities are adequate for our product development and administrative activities.
Legal Proceedings
     In the normal course of business, we may be subject to proceedings, lawsuits and other claims. By letter dated March 5, 2009, we have been informed by the FAA that we are under investigation for alleged violations of the Hazardous Materials Regulations relating to the shipment of hazardous materials that were not declared, packaged, marked, labeled or otherwise identified as containing hazardous materials. Under the provisions of Title 49, United States Code 5123(a)(1), Vion could be subject to civil penalties, although we cannot predict with certainty the ultimate resolution of the investigation. We are not otherwise party to any legal proceeding that may have a material adverse effect on our business, financial condition or results of operations.

SELECTED FINANCIAL DATA
The following selected consolidated financial data for each of the five years in the period ended December 31, 2008, and for the period from May 1, 1994 (inception) through December 31, 2008, are derived from our audited consolidated financial statements. The selected financial data should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 44 and the consolidated financial statements and related notes thereto appearing in this prospectus beginning on page F-1. Per share amounts reflect our one-for-ten reverse stock split effected February 20, 2008.

						For the period
						from May 1,
						1994
						(inception)
						through
						December 31,
	2008	2007	2006	2005	2004	2008
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Total revenues	$43	$66	$22	$23	$275	$13,073
Loss from operations(1)	(25,093)	(32,561)	(27,249)	(19,821)	(16,501)	(223,032)
Net loss(1,2)	(29,848)	(33,993)	(25,347)	(18,041)	(16,055)	(220,250)
Preferred stock dividends and accretion	—	—	—	—	—	(18,489)
Loss applicable to common shareholders(1,2)	(29,848)	(33,993)	(25,347)	(18,041)	(16,055)	(238,739)
Basic and diluted loss applicable to common shareholders per share(1,2)	(4.04)	(5.05)	(3.83)	(2.77)	(3.00)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$37,994	$61,098	$31,014	$52,762	$41,729
Total assets	39,474	$63,195	31,856	53,719	42,644
Long-term obligations(2)	55,443	$54,275	—	—	—
Cash dividends declared per common share	—	—	—	—	—

(1)	Since January 1, 2006, we have recorded stock-based compensation expense in our consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123R), which had the following impact on operating results in 2008, 2007 and 2006: net loss and loss applicable to common shareholders were increased by $3.0 million, $4.5 million and $1.9 million, respectively, and basic and diluted loss per share was increased by $0.40, $0.67 and $0.29, respectively. No employee stock-based compensation expense was recognized in reported amounts prior to January 1, 2006.

(2)	We issued convertible senior notes, a long-term obligation, in February 2007. We recorded interest expense related to the notes which had the following impact on operating results in 2008 and 2007: net loss and loss applicable to common shareholders were increased by $6.1 million and $5.1 million, respectively, and basic and diluted loss per share were increased by $0.82 and $0.76, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes appearing at the end of this prospectus beginning on page F-1. Our discussion contains forward-looking statements based upon our current expectations that involve risks, and our plans, objectives, expectations and intentions. As discussed under “Note Regarding Forward-Looking Statements,” actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus.
Overview

We are a development-stage pharmaceutical company that develops therapeutics for the treatment of cancer. Our research and product development activities to date have consisted primarily of conducting preclinical trials of product candidates, obtaining regulatory approval for clinical trials, conducting clinical trials, preparing to file for regulatory approval of our lead product candidate, Onrigintm, conducting pre-commercialization activities, negotiating and obtaining collaborative agreements, and obtaining financing in support of these activities. Since inception, we have generated minimal revenues and have incurred substantial operating losses from our activities. We currently have no material source of revenue and we expect to incur substantial operating losses for the next several years due to expenses associated with our activities. We will have to raise additional capital to operate the Company beyond the first quarter of 2010.

We have two small molecule anticancer agents in clinical development. Most of our resources are focused on the development of Onrigintm for the treatment of acute myeloid leukemia (AML). In February 2009, we filed a New Drug Application (NDA) for Onrigintm with the U.S. Food and Drug Administration (FDA) based on our pivotal Phase II trial of the drug as a single agent in elderly patients with de novo poor-risk AML, supplemented by data from a previous Phase II trial of Onrigintm in elderly AML. Within several months of the NDA filing date, the FDA will determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Although preliminary data from the pivotal trial indicated that we met the criteria for a successful trial based on the primary endpoint, the overall response rate, there can be no assurance that the NDA will be (i) accepted for filing or (ii) reviewed and/or approved on a timely basis by the FDA, if at all.

In May 2007, our Phase III trial of Onrigintm in combination with cytarabine in relapsed AML was put on clinical hold by the FDA after accrual of 268 patients. This decision was based on a planned interim analysis of clinical data by the trial’s data safety monitoring board (DSMB) that resulted in a recommendation that enrollment and further treatment of patients on study be suspended. The DSMB’s recommendation was based on their evaluation that any advantage in the primary endpoint, the overall response rate, was being compromised by the mortality observed on the study. In January 2008, we announced that the FDA had lifted the clinical hold on this trial, and that we had reached initial agreement with the FDA on modifications to the original Phase III study protocol resulting in the requirement to conduct a new Phase III trial in relapsed AML, if we pursue regulatory approval in this indication. The original Phase III trial is now closed. There can be no assurance we will start a new Phase III trial in AML at any time in the future.

We have limited resources to allocate to additional clinical trials of Onrigintm. Onrigintm is being evaluated in four clinical trials at this time: (i) a continuation of our pivotal Phase II trial to collect certain electrocardiogram data; and (ii) three trials sponsored by clinical investigators. We have also entered into an agreement to conduct one additional investigator-sponsored trial of Onrigintm in AML.

We have limited resources to apply to our second product candidate, Triapine®. Triapine® is under evaluation in four clinical trials sponsored by the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program. We provide Triapine® drug products to support these trials.

We have two additional anticancer technologies that are in the preclinical development stage: (i) a small molecule that targets hypoxic or low-oxygen areas of tumors (VNP40541) and (ii) a drug delivery technology (TAPET®). We are not developing these technologies with our own resources at this time, and are seeking development partners for these product candidates.

Our plan of operations for the next twelve months currently includes the following elements:

•	Pursue regulatory approval for Onrigintm in the U.S.;

•	Conduct pre-launch commercialization activities for Onrigintm;

•	Conduct Vion-sponsored and support investigator-sponsored clinical studies of Onrigintm as a single agent or in combination with chemotherapy or other anti-cancer treatments;

•	Support clinical studies sponsored by the NCI of Triapine®; and

•	Continue to seek development partners, collaborative partnerships, joint ventures, co-promotional agreements or other arrangements with third parties for all of our product development programs.

Our plan of operations could be revised or amended by us as a result of many factors, including, among other things, developments with respect to our NDA for Onrigintm, our clinical trials, and the amount of cash and other resources available to us. We would need to reevaluate the development of Onrigintm if (i) the FDA does not accept our NDA for filing, requests more information or additional clinical trials of Onrigintm, or does not review our NDA or approve Onrigintm on a timely basis, or (ii) data from any of our clinical trials raised issues relative to its safety and efficacy. In such event, we would alter the drug or dose as used in the trial, modify the clinical trial protocol, commence additional trials, or abandon the drug development project. In any such event, our business, operations and prospects would be materially adversely affected.

Completion of clinical trials may take several years or more and the length of time can vary substantially according to the type, complexity, novelty and intended use of a product candidate. Factors that can cause delay or termination of our clinical trials include:

•	slow patient enrollment;

•	long period of time required to track safety and effectiveness;

•	lack of sufficient supplies of the product candidate;

•	adverse medical events or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested;

•	negative or equivocal findings of the data safety monitoring board, or DSMB, for a trial; and

•	lack of sufficient funds.

The amount and types of costs incurred during a clinical trial vary depending upon the type of product candidate, the disease treated and the nature of the study.

We budget and monitor our research and development costs by category, as opposed to by product or study. Significant categories of costs include personnel, clinical, third party research and development services, and laboratory supplies. The cost to take a product candidate through clinical trials is dependent upon, among other things, the targeted disease indications, the timing, size and dosing schedule of the clinical trials for such product candidate, the number of patients enrolled in each trial and the speed at which patients are enrolled and treated. We could incur increased product development costs if we experience delays in trial enrollment, the evaluation of clinical trial results, or in applying for or obtaining regulatory approvals for any reason including the possible reasons for delay described above. These uncertainties and variability make it difficult to accurately predict the future cost of or timing to complete our product development projects.

We cannot be certain that any of our products will prove to be safe or effective, will achieve the safety and efficacy needed to proceed through Phase III or registration clinical trials, will receive regulatory approvals, or will be successfully commercialized. Our clinical trials might prove that our product candidates may not be effective in treating disease or may have undesirable or unintended side effects, toxicities or other characteristics that require us to cease further development of the product.

We expect that we will need to enter into and complete Phase III or registration clinical trials of our products in order to apply for regulatory approval. If we achieve successful completion of Phase III or registrational trials, which have commenced or which we may in the future commence, of which there can be no certainty, we intend to submit the results to the FDA to support an application for regulatory approval of the product.

Given the uncertainties related to pharmaceutical product development, we are currently unable to reliably estimate when, if ever, our product candidates will generate revenue and cash flows. We do not expect to receive net cash inflows from any of our major research and development projects until and unless a product candidate becomes a profitable commercial product.

Status of Common Stock

On February 20, 2008, we effected a one-for-ten reverse split of all outstanding shares of our common stock and a corresponding decrease in the number of shares of authorized common stock. As of that date, each ten of our shares were automatically combined, converted and exchanged into one share of our common stock. All share amounts, per share amounts and common stock prices included in this prospectus are provided on a post-reverse stock split basis.

On August 15, 2008, we announced that we had been delisted from the Nasdaq Capital Market®. Our common stock is now quoted on the OTC Bulletin Board® under the symbol “VION.”

Critical Accounting Policies and Estimates

The accompanying discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and the related disclosures, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates form the basis for making judgments about the carrying values of assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates.

We believe the following policies to be the most critical to an understanding of our financial condition and results of operations because they require us to make estimates, assumptions and judgments about matters that are inherently uncertain.

Revenue Recognition

Technology License Fees.  We record revenue under technology license agreements in accordance with the following:

•	Nonrefundable upfront license fees for which no further performance obligations exist are recognized as revenue on the earlier of when payments are received or collection is assured;

•	Nonrefundable upfront license fees including guaranteed, time-based payments that require continuing involvement in the form of development or other efforts by us are recognized as revenue ratably over the performance period;

•	Milestone payments are recognized as revenue when milestones, as defined in the applicable agreement, are achieved; and

•	Royalty revenues based on licensees’ sales of our products or technologies are recognized as earned in accordance with the contract terms when royalties from licensees can be reliably measured and collectibility is reasonably assured. Royalty estimates are made in advance of amounts collected based on historical and forecasted trends.

Actual license fees received may vary from recorded estimated revenues. The effect of any change in revenues from technology license agreements would be reflected in revenues in the period such determination was made. Historically, such adjustments have been insignificant.

Research and Laboratory Support Fees.  We recognize revenue from research and laboratory support as the services are performed. Since 2005, we have not received any research and laboratory support fees.

Contract Research Grants.  We recognize revenue from grants received for research projects as earned in accordance with the grant terms. Since 2004, we have not received any contract research grants.

Research and Development Expenses

We record research and development expenses as incurred. We disclose clinical trials expenses and other research and development expenses as separate components of research and development expense in our consolidated statements of operations to provide more meaningful information to our investors. These expenses are based, in part, on estimates of certain costs when incurred. The effect of any change in the clinical trials expenses and other research and development expenses would be reflected in the period such determination was made.

Stock-Based Compensation

Since January 1, 2006, we have recognized stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under SFAS 123R, the fair value of stock-based compensation is estimated at the date of grant and is recognized ratably over the requisite service period in our consolidated financial statements. Prior to January 1, 2006, we accounted for stock-based compensation arrangements in accordance with the intrinsic value method provided by the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and, as such, generally recognized no stock-based compensation expense in our consolidated financial statements.

Our consolidated financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the impact of SFAS 123R. We have provided pro forma disclosure in the notes to our consolidated financial statements of share-based payments for the period presented prior to January 1, 2006 in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS 148).

Our last award of stock options was made in November 2005. Compensation expense for all stock options will be fully recognized as of June 2009. Compensation expense recorded for stock options is based on the fair value of the awards at the date of grant determined using the Black-Scholes option valuation model using assumptions based, in part, on historical experience of expected stock price volatility, expected term until exercise, expected forfeiture rate and risk-free interest rate. Once stock option fair values are determined, they may not be changed. SFAS 123R requires forfeitures estimated at the time of grant to be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For additional disclosures regarding stock-based compensation, see Note 8.

Income Taxes

Deferred income taxes are provided for the future tax consequences of temporary differences between the income tax and financial reporting bases of assets and liabilities, and on operating loss and tax credit carryforwards. Except for the tax provisions recorded for state capital taxes and the tax benefits recorded for the sale of certain research and development tax credits to the State of Connecticut, we have not recorded a provision or benefit for income taxes in our consolidated financial statements due to recurring historical losses. Accordingly, we have provided a full valuation allowance for our deferred tax assets as of December 31, 2008. In the event we determined that we would be able to realize deferred tax assets in the future, an adjustment would be made to reduce the valuation allowance in the period of determination.

Recently Issued Accounting Standards

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP 14-1) which is effective for financial statements issued for fiscal years beginning after November 15, 2008. FSP 14-1 requires the issuer of certain convertible debt instruments, such as our convertible senior notes, that may be settled in cash on conversion to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. We are evaluating the impact of adopting FSP 14-1 as of January 1, 2009 on our consolidated financial statements related to our convertible senior notes issued in February 2007.

EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, (EITF 07-5) was issued in June 2008 to clarify how to determine whether certain instruments or features were indexed to an entity’s own stock under EITF Issue No. 01-6, The Meaning of “Indexed to a Company’s Own Stock” (EITF 01-6). It also resolved issues related to proposed Statement 133 Implementation Issue No. C21, Scope Exceptions: “Whether Options (Including Embedded Conversion Options) Are Indexed to both an Entity’s Own Stock and Currency Exchange Rates” (Implementation Issue C21). The consensus will replace EITF 01-6 as a critical component of the literature applied to evaluating financial instruments for debt or equity classification and embedded features for bifurcation as derivatives.

EITF 07-5 will become effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The consensus must be applied to all instruments outstanding on the date of adoption and the cumulative effect of applying the consensus must be recognized as an adjustment to the opening balance of retained earnings at transition. Therefore, any company that previously evaluated equity-linked financial instruments under the pre-existing financial instruments literature will need to once again carefully analyze the appropriate classification of those financial instruments and analyze any equity-linked embedded features for bifurcation under the new guidance. We are evaluating the impact of adopting EITF 07-5 as of January 1, 2009 on our consolidated financial statements related to our convertible senior notes issued in February 2007.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to our consolidated financial statements.

Results of Operations

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Revenues. Revenues from technology license fees for the year ended December 31, 2008 were $43,000 as compared to $66,000 for 2007. We have no material source of revenues.

Research and Development Expenses.  Total research and development (R&D) expenses were $17.5 million for the year ended December 31, 2008, compared to $24.2 million for 2007 as a result of a decrease in clinical trials expenses of $4.1 million and a decrease in other R&D expenses of $2.6 million. The decrease in clinical trials expenses was primarily due to lower costs associated with our Phase III trial of Onrigintm which was closed to patient accrual in May 2007 and lower drug production costs for Onrigintm. Other R&D expenses were lower due to completion of preclinical and toxicology testing performed by external vendors necessary for a potential NDA filing for Onrigintm and the reversal of stock-based compensation expense for unvested restricted stock awards canceled in 2008.

Marketing, General and Administrative Expenses.  Marketing, general and administrative expenses were $7.6 million for the year ended December 31, 2008, compared to $8.4 million in 2007. The decrease was due to lower stock-based compensation expense and lower professional fees.

Interest Income.  Interest income was $1.1 million for the year ended December 31, 2008, compared to $3.4 million for 2007. The decrease was primarily due to lower rates and, to a lesser extent, lower invested balances in 2008.

Interest Expense.  Interest expense, which included amortization of deferred issuance costs, original issue discount and assigned warrant value, of $6.1 million was recorded for the year ended December 31, 2008 as compared to $5.1 million for 2007 related to our convertible senior notes and warrants issued in February 2007.

Other Expense.  Other expense related to foreign currency transaction losses was $8,000 for the year ended December 31, 2008, compared to $30,000 for 2007. The foreign currency transaction losses were related to contracts with a vendor outside the U.S. denominated in a foreign currency.

Income Taxes.  A benefit for state income taxes of $258,000 and $343,000 was recorded for the years ended December 31, 2008 and 2007, respectively, for the sale of certain research and development tax credits to the State of Connecticut, net of a 2007 provision of $12,000 for state capital taxes.

Net Loss.  As a result of the foregoing decreases in expenses, the net loss was $29.8 million, or $4.04 per share based on weighted-average shares outstanding of 7.4 million, for the year ended December 31, 2008, compared to $34.0 million, or $5.05 per share based on weighted-average shares outstanding of 6.7 million, for 2007.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Revenues.  Revenues from technology license fees for the year ended December 31, 2007 were $66,000 as compared to $22,000 for 2006. We have no material source of revenues.

Research and Development Expenses.  Total research and development (R&D) expenses were $24.2 million for the year ended December 31, 2007, compared to $21.5 million for 2006 as a result of an increase in other R&D expenses of $2.2 million and higher clinical trials expenses of $557,000. The increase in other R&D expenses was primarily due to higher development costs incurred in 2007, including hiring additional personnel and engaging consultants, in support of a potential registration filing for Onrigintm, a research gift to Yale of $200,000 and higher stock-based compensation expense for employees included in the other R&D group of $844,000. The increase in clinical trials expenses was primarily comprised of higher drug production costs of $564,000, higher clinical consulting fees of $563,000, and higher stock-based compensation expense for employees of the clinical development group of $386,000, partially offset by lower costs for Onrigintm and Triapine® clinical trials of $855,000.

Marketing, General and Administrative Expenses.  Marketing, general and administrative expenses were $8.4 million for the year ended December 31, 2007, compared to $5.8 million in 2006. The increase was primarily due to higher stock-based compensation expense for directors and employees included in the marketing, general and administrative group of $1.3 million, higher costs associated with pre-commercial marketing activities for Onrigintm and higher professional fees related to patents.

Interest Income.  Interest income was $3.4 million for the year ended December 31, 2007, compared to $2.0 million for 2006. The increase was primarily due to higher invested balances in 2007 as a result of our issuance of convertible senior notes and warrants in February 2007.

Interest Expense.  Interest expense, which included amortization of deferred issuance costs, original issue discount and assigned warrant value, of $5.1 million was recorded for the year ended December 31, 2007 related to our convertible senior notes and warrants issued in February 2007.

Other Expense.  Other expense related to foreign currency transaction losses was $30,000 for the year ended December 31, 2007, compared to $50,000 for 2006. The foreign currency transaction losses were related to contracts with a vendor outside the U.S. denominated in a foreign currency.

Income Taxes.  A (benefit) provision for state income taxes of ($343,000) and $42,000 were recorded for the years ended December 31, 2007 and 2006, respectively. Included in the 2007 amount was a state tax benefit of $355,000 for the sale of certain research and development tax credits to the State of Connecticut.

Net Loss.  As a result of the foregoing increases in expenses, the net loss was $34.0 million, or $5.05 per share based on weighted-average shares outstanding of 6.7 million, for the year ended December 31, 2007, compared to $25.3 million, or $3.83 per share based on weighted-average shares outstanding of 6.6 million, for 2006.

Liquidity and Capital Resources

Since our inception in 1994, our primary source of cash is through public and private debt and equity offerings. Other sources have included research and laboratory support fees, technology license fees and grants. Our primary use of cash is for our product development activities.

As of December 31, 2008, we had cash and cash equivalents of $38.0 million, compared to $61.1 million at December 31, 2007. The decrease in 2008 was the result of cash used to fund operating activities of $23.0 million and acquisitions of capital equipment of $56,000, partially offset by net proceeds of $3,000 from common stock issuances under employee stock plans. Cash used in operations was primarily to fund product development activities as well as for working capital and general corporate purposes.

Cash Used in Operating Activities

Cash used in operating activities is primarily a result of our net loss. However, operating cash flows differ from net loss as a result of non-cash charges, differences in the timing of cash flows and earnings/expense recognition, and changes in operating assets and liabilities. Significant changes in operating assets and liabilities were as follows:

Receivables and prepaid expenses decreased by $84,000 during the year ended December 31, 2008 compared to an increase of $126,000 for 2007. The decrease in 2008 was primarily due to collection of 2007 receivables under technology license agreements. The increase in 2007 was primarily due to higher receivables under technology license agreements and an increase in prepaid insurance expense as the timing of insurance premium payments differs from the recognition of insurance expense.

Current liabilities decreased $281,000 during the year ended December 31, 2008 compared to an increase of $1.3 million for the year ended December 31, 2007. The decrease in 2008 was due to lower liabilities for outside vendor costs associated with our planned NDA filing and clinical trials, partially offset by a higher payroll-related accrual for a 2009 payment under our 2008 retention plan covering all employees. The increase in 2007 was due to interest accrued for our convertible senior notes issued in February 2007, partially offset by a decrease in the accrual for clinical trial costs as the timing of payments to clinical vendors differs from the recognition of clinical trials expenses.

Cash Used in Investing Activities

Cash used in investing activities relates to the acquisition of capital equipment. Capital expenditures of $56,000 and $396,000 for the years ended December 31, 2008 and 2007, respectively, were primarily for computer hardware and software, leasehold improvements, and office equipment, furniture and fixtures. Capital expenditures for fiscal 2009 are not expected to exceed $500,000.

Cash Provided by Financing Activities

Cash provided by financing activities is primarily related to capital raised and proceeds from common stock issuances under our employee stock plans. For the year ended December 31, 2008, we received net proceeds of $3,000 from common stock issuances under employee stock plans. For the year ended December 31, 2007, we received net proceeds of $55.2 million from a private placement of convertible senior notes and warrants, described below, and $23,000 from common stock issuances under employee stock plans. All proceeds are being and will be used to fund product development activities as well as for working capital and general corporate purposes.

On February 20, 2007, we completed the sale of $60 million aggregate principal amount of our 7.75% convertible senior notes due 2012 and warrants to purchase up to 780,000 additional shares of our common stock to an initial purchaser for resale in a private placement to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, or the Act, to persons outside the United States under Regulation S under the Act and to institutional investors that are accredited investors within the meaning of Rule 501 of Regulation D under the Act.

We are obligated to pay the principal amount of the notes in cash on the maturity date, February 15, 2012. On or after, but not prior to, February 15, 2010, we have the right to redeem some or all of the notes for cash at any time, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date. Upon certain fundamental changes (as described below), holders of notes will have the right, subject to various conditions and restrictions, to require us to repurchase their notes, in whole or in part, at 100% of the principal amount plus accrued and unpaid interest up to, but not including, the repurchase date.

The notes bear interest at a rate of 7.75% per year, payable on February 15 and August 15 of each year. Interest may be paid at our option in cash or registered shares of our common stock or some combination of cash and registered shares of our common stock having a fair market value equal to the interest payment due, in each case at our option subject to compliance with Nasdaq shareholder approval rules, from the date of issuance until repayment in full or until an earlier conversion, redemption or repurchase.

The notes and the Indenture under which they were issued restrict us from incurring indebtedness or other obligations, including senior secured indebtedness or other secured obligations, in the future.

The notes shall automatically convert at any time prior to maturity if the closing price per share of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period, provided that only those notes as to which we are then able to make the make-whole payment (defined below) under Nasdaq shareholder approval rules shall be automatically converted; and further provided that only those notes (i) for which a shelf registration statement was in effect with respect to the resale of the shares of common stock issuable upon automatic conversion for each day during such 30-consecutive trading day period or (ii) for which the shares issuable upon automatic conversion may be freely transferred pursuant to Rule 144(k) under the Act, shall be automatically converted. Upon any automatic conversion of the notes, we shall pay to holders an amount equal to $232.50 per $1,000 principal amount of notes so converted, less the amount of any interest paid on such notes prior to the conversion date. This payment may be made at the Company’s option in cash, registered shares of common stock or some combination of cash and registered shares of common stock having a fair market value equal to the make-whole payment due.

Upon certain fundamental changes, holders of notes will have the right, subject to various conditions and restrictions, to require us to repurchase the notes, in whole or in part, at 100% of the principal amount plus accrued and unpaid interest up to, but not including, the repurchase date. If a fundamental change occurs prior to February 15, 2010, we may be required to pay a make-whole premium on the notes converted and not repurchased in connection with the fundamental change by issuing additional shares of common stock upon conversion of such notes.

If there is an event of default on the notes, the principal amount of the notes, plus accrued and unpaid interest may be declared immediately due and payable, subject to certain conditions set forth in the Indenture.

We are party to a registration rights agreement, which requires us to use our best efforts to maintain the effectiveness of our registration statement relating to the resale of our convertible senior notes, shares of common stock issuable upon the exercise of outstanding warrants and upon conversion of our outstanding notes by holders of such warrants and notes. We may need to file and make effective amendments and supplements to such registration statement from time to time in the future. We believe we are currently in compliance with our registration obligation. However, if we fail to maintain an effective registration statement through February 15, 2010, we could become subject to certain liquidated damages in the form of additional interest on the principal amount of the notes outstanding, subject to a maximum rate of 8.25% per annum for the duration of such failure until the event giving rise to the additional interest has been cured. In the event of a failure, once we regained compliance with our registration obligation with respect to all of the registrable securities, the interest payable on the notes would return to the initial interest rate of 7.75%.

The warrants are exercisable into shares of our common stock at the option of the holder of warrants prior to the close of business on February 15, 2010, or earlier upon redemption, at a current exercise price of $20.00 per share. The exercise price is subject to adjustment in accordance with the terms of the warrant. The Company may redeem the outstanding warrants in whole or in part for $0.01 per warrant at any time after the warrants become exercisable if, and only if, the last sales price of our common stock equals or exceeds 150% of the exercise price per share of the warrants then in effect for any 20 trading days within a 30-consecutive trading day period and at all times during such period there is an effective registration statement relating to the resale of all the shares of common stock issuable upon exercise of the warrants.

We had outstanding warrants to purchase an aggregate of 1,136,730.9 shares of our common stock as of December 31, 2008. All of the outstanding warrants were issued in connection with our private placements. In addition to the warrants to purchase 780,000 shares issued in connection with our sale of notes in February 2007, we had outstanding warrants to purchase 356,730.9 shares of common stock at $32.50 per share that subsequently expired on February 11, 2009.

Future Cash Requirements

Based on our current operating plan, we estimate that our existing cash and cash equivalents totaling $38.0 million at December 31, 2008 will be sufficient to fund our operations through the first quarter of 2010. Our current operating plan includes limited expenses for the commercial infrastructure and personnel necessary for us to launch Onrigintm as a product for the treatment of elderly patients with de novo poor-risk AML in the United States, if and when we receive regulatory approval to do so from the FDA. We will have to raise additional capital if we do not identify a sales and marketing partner and need to commercialize the product ourselves.

Our current plan of operations and cash requirements may vary materially from planned estimates due to results of preclinical development, clinical trials, product testing, relationships with strategic partners, changes in focus and direction of our preclinical and clinical development programs, competitive and technological advances, the regulatory process in the United States and abroad, our commercialization strategy and other factors. Based on these and other factors, we may change our plan of operations and re- allocate our resources to or from certain drug development programs, or terminate or delay drug development programs.

Unless we have a sales and marketing partner or we are able to generate cash from other sources, we will need to raise substantial capital to commercialize Onrigintm, to continue our product development and clinical trials, and to fund our operations beyond the first quarter of 2010. We cannot assure you that we will be able to raise additional capital, nor can we predict what the terms of any financing might be.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have a material current effect or are reasonably likely to have a material future effect on our financial position or results of operations.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2008 and the effect such obligations and commitments are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
	(In thousands)

7.75% convertible notes due February 2012(1)	$60,000	$—	$—	$60,000	$—
Interest expense on convertible notes(1)	14,531	4,650	9,300	581	—
Operating leases(2)	546	296	250	—	—
Employment agreement(2)	412	412	—	—	—
Purchase obligations(3)	1,035	1,035	—	—	—

Total	$76,524	$6,393	$9,550	$60,581	$—

(1)	See Note 6 to the Financial Statements appearing in this prospectus beginning on page F-1.

(2)	See Note 11 to the Financial Statements appearing in this prospectus beginning on page F-1.

(3)	Purchase obligations include commitments related to contract drug manufacturing.

Under our license agreements described in Note 4 to the Financial Statements appearing in this prospectus beginning on page F-1, we are obligated to make contingent milestone payments totaling $2,625,000 and to pay potential future royalties on commercial sales to our licensors. These contingent milestone and royalty payment obligations are not included in the above table.

In the event of termination, certain of our agreements require that we pay cancellation fees and reimburse noncancellable commitments that may have been entered into on our behalf. These potential cancellation fees are not included in the above table.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     None.
Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk, including changes to interest rates associated with our cash equivalents and foreign currency exchange rates.

Our cash equivalents are highly liquid investments in money market funds and U.S. government securities. These financial instruments are subject to interest rate risk and, as such, our interest income is sensitive to changes in interest rates. However, the conservative nature of our investments, which are held for purposes other than trading, mitigates our interest rate exposure. The weighted-average interest rate on cash equivalents held at December 31, 2008 was approximately 0.42%. We estimate that an increase of 100 basis points in interest rates would result in an increase of approximately $221,000 in our interest income for the year ending December 31, 2009 and a decrease of 100 basis points in interest rates would result in a decrease of approximately $92,000 in our interest income for the year ending December 31, 2009.

We have contracts with a vendor outside the U.S. that are denominated in a foreign currency. To date, fluctuations in this currency have not materially impacted our results of operations. We have no derivative financial instruments. We do not believe we have material exposures to changes in foreign currency exchange rates.

Our 7.75% convertible senior notes due February 15, 2012 bear interest at a fixed rate. As such, our results of operations would not be affected by interest rate changes. We pay interest on our notes in cash or registered shares of our common stock or some combination of cash and registered shares of our common stock, in each case at our option and subject to certain restrictions. Interest payments made in stock are computed based on the fair market value of our common stock. Accordingly, the number of shares of our common stock that we may issue in payment of interest on our notes may vary depending on the closing bid price of our common stock on the interest payment date.

MANAGEMENT
Executive Officers of the Company

The executive officers of the Company and their respective ages and positions with the Company are as follows:

Name	Age	Position

Alan Kessman	62	Chief Executive Officer and Director
Howard B. Johnson	49	President and Chief Financial Officer
Ann Lee Cahill	48	Vice President, Clinical Development
William F. Hahne, M.D.	55	Vice President, Medical
Ivan King, Ph.D.	53	Vice President, Research and Development
Tanya Lewis	38	Vice President, Regulatory Affairs and Quality Assurance
Karen Schmedlin	46	Vice President, Finance, Chief Accounting Officer and Secretary
James Tanguay, Ph.D.	47	Vice President, Chemistry, Manufacturing and Controls

Business Experience

Alan Kessman has been our Chief Executive Officer since January 1999 and has served on our Board of Directors since October 1998. Mr. Kessman also served as our President from April 1999 to January 2004. Mr. Kessman is a partner of PS Capital LLC, an international investment and management advisor. From 1983 to 1998, Mr. Kessman was chairman, chief executive officer and president of Executone Information Systems, Inc., a developer and marketer of voice and data communications systems.

Howard B. Johnson has been our President since January 2004 and our Chief Financial Officer since March 2002. Mr. Johnson was a vice president and a consultant for Nutrition 21, Inc., from November 2001 until March 2002. From May 1999 until February 2001, Mr. Johnson was chief financial officer of IBS Interactive, Inc. (now Digital Fusion, Inc.). Mr. Johnson founded and from 1996 to 1999 was chairman and chief executive officer of MedWorks Corporation, a privately held medical device company. From 1983 to 1993, Mr. Johnson was an investment banker at PaineWebber Group, Inc.

Ann Lee Cahill has been our Vice President, Clinical Development since October 2004. Ms. Cahill was our Senior Director of Clinical Affairs from October 2003 to October 2004 and Director of Clinical Affairs from January 2002 to October 2003. From 1997 to 2002, Ms. Cahill was a member of the project management group of Schering-Plough Corporation, including leadership roles in clinical affairs for hepatitis and medical oncology. From 1985 to 1997, Ms. Cahill was a physician associate in a medical oncology practice.

William F. Hahne, M.D. has been our Vice President, Medical since February 2008. Prior to joining Vion, Dr. Hahne was Vice President, Clinical Development, and then Vice President of Clinical Development and Medical Affairs of Celsion Corporation from January 2006 to December 2007. From 2003 to 2005, Dr Hahne was Vice President of Clinical Development for CuraGen Corporation. From 1986 to 2002, Dr. Hahne worked in various positions in medical affairs for Glaxo Inc., Merrell Dow Research Institute, Marion Merrell Dow, Hoechst Marion

Rousel, and Eisai, Inc. Dr. Hahne received his medical degree from Cornell University Medical College and conducted his residency in general surgery at Emory University Affiliated Hospitals in Atlanta, Georgia.

Ivan King, Ph.D. has been our Vice President, Research and Development since January 2004. Dr. King was our Vice President of Research from July 1998 to January 2004, Senior Director of Biology from April 1997 to July 1998 and Director of Biology from October 1995 to April 1997. From 1990 to 1995, Dr. King was a section leader in the department of tumor biology at Schering-Plough Research Institute in charge of the cell biology and in vivo biology groups where he was responsible for identifying targets, developing high throughput assays, evaluating in vitro and in vivo activities of drug candidates and recommending candidates for clinical development. Dr. King’s first industrial position was as a senior research scientist at Bristol-Myers Squibb Company.

Tanya Lewis has been our Vice President, Regulatory Affairs and Quality Assurance since December 1, 2008. Prior to joining Vion, Ms. Lewis headed her own consulting firm from August 2008 to November 2008 and was a consultant to us. From October 2000 to June 2008, Ms. Lewis was employed by Millennium Pharmaceuticals, Inc. where she held increasing roles of responsibility in regulatory affairs. From April 2007 to June 2008, Ms. Lewis was Senior Director of Regulatory Affairs, Oncology; from April 2006 to April 2007, she was Director of Regulatory Affairs, Oncology; from November 2005 to April 2006, she was Associate Director, Regulatory Affairs, Oncology; from September 2004 to November 2005, she served as Associate Director of Inflammation and from June 2003 to April 2004, she was Associate Director of Cardiovascular.

Karen Schmedlin has been our Vice President, Finance and Chief Accounting Officer since March 2006 and our Secretary since April 2001. Ms. Schmedlin was our Controller from October 2000 to March 2006. From 1990 to 2000, Ms. Schmedlin held various finance and marketing positions at Executone Information Systems, Inc., a developer and marketer of voice and data communications systems, including director of marketing operations, division controller and manager of financial reporting. From 1984 to 1990, Ms. Schmedlin was a senior auditor with Arthur Andersen & Co.

James Tanguay, Ph.D. has been our Vice President, Chemistry, Manufacturing and Controls since April 2007. From October 2003 to April 2007, Dr. Tanguay was Vice President, Technical Operations at Kos Pharmaceuticals, acquired by Abbott Laboratories in 2006. In that capacity, he was responsible for strategic planning and administration of all domestic and international commercial manufacturing, testing and distribution. Dr. Tanguay started at Kos Pharmaceuticals in 1996, and held several positions in quality control and analytical sciences while rising to his final position in senior management.

Directors

The directors of the Company and their respective ages are as follows:

Name	Age	Position

William R. Miller(1)	80	Director
George Bickerstaff	53	Director
Alan Kessman	62	Chief Executive Officer and Director
Kevin Rakin(1,3)	48	Director
Alan C. Sartorelli, Ph.D.(2)	77	Director
Ian Williams, D. Phil.(2,3)	55	Director
Gary K. Willis(1,3)	63	Director

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Nominating and Governance Committee of the Board of Directors.

(3)	Member of the Compensation Committee of the Board of Directors.

Our directors are elected annually to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Our executive officers are appointed annually by our Board of Directors and serve for such period or until their earlier resignation or removal by the Board. No family relationships exist among any of the executive officers, directors or director nominees.

Business Experience

William R. Miller has been Chairman of our Board since April 1995. From February 1995 until April 1995, Mr. Miller was Chairman of the Board of OncoRx, Inc., which merged into the Company (then known as MelaRx, Inc.) in April 1995. From 1964 until his retirement in 1991, Mr. Miller was employed by Bristol-Myers Squibb Company in various positions, including vice chairman of the board commencing in 1985.

George Bickerstaff has been a director since June 2005. Mr. Bickerstaff has been a managing director of CRT Investment Banking LLC since January 2009 and with CRT Capital Group LLC, both investment banking companies, from June 2005 until December 2008. Mr. Bickerstaff has been a member of the board of directors of BMP Sunstone Corp., a U.S. listed Chinese pharmaceutical and distribution company, since May 2008. From October 2000 to May 2004, Mr. Bickerstaff held various positions with Novartis, including chief financial officer of Novartis Pharma AG. From 1998 to September 2000, Mr. Bickerstaff held senior finance and operating roles in venture-funded businesses and, prior to that, held various financial positions with the Dun and Bradstreet Corporation, including Chief Financial Officer of IMS Healthcare.

Kevin Rakin has been a director since January 2007. He has been a member of the board of directors of Ipsogen S.A., a molecular diagnostics company since March 2006. Mr. Rakin has been chairman and chief executive officer of Advanced BioHealing, Inc.,a regenerative medicine company, since February 2007. Mr. Rakin was previously an executive-in-residence at Canaan Partners from January 2006 to February 2007. From August 2002 to October 2005, he was president and chief executive officer of Genaissance Pharmaceuticals, Inc., a biotechnology company he co-founded. Mr. Rakin also served as a member of the board of directors of Genaissance until it was acquired by Clinical Data, Inc. in October 2005. Mr. Rakin also serves on the board of directors of Connecticut United for Research Excellence (CURE), Connecticut’s Bioscience Cluster.

Alan C. Sartorelli, Ph.D. has been a director since 1995. Dr. Sartorelli has been an Alfred Gilman Professor of Pharmacology at Yale University School of Medicine since 1967 and Chairman of our Scientific Advisory Board since April 1995. Dr. Sartorelli was Chairman of the OncoRx, Inc. Scientific Advisory Board from May 1993 to April 1995 and director of Yale Comprehensive Cancer Center from 1984 to 1993.

Ian Williams, D. Phil. has been a director since June 2006. From 1981 until his retirement in 2004, he was employed at Pfizer, Inc. in various leadership positions in pharmaceutical research and development and strategic planning. He retired as Executive Director of the Strategic Management Group where he was responsible for worldwide strategy for Pfizer Research and Development. Dr. Williams now heads his own consulting company.

Gary K. Willis has been a director since June 2005. Mr. Willis is also a member of the board of directors of Rofin-Sinar Technologies and Plug Power Inc. From 1992 to 2000, Mr. Willis was chairman, president and chief executive officer of the Zygo Corporation, a developer and marketer of optical systems and components. From 1984 to 1990, Mr. Willis was chairman, president and chief executive officer of the Foxboro Company, a supplier of instruments, systems, and services for industrial process automation.
Certain Relationships and Related Transactions

We license various compounds from Yale University, including Onrigintm and Triapine®, which were developed by the laboratory of Dr. Sartorelli, one of our directors, through research funded in part by our gifts. In March 2007, we made a gift of $200,000 to support research projects through March 31, 2008 at Dr. Sartorelli’s laboratory at Yale.

Mr. Bickerstaff, one of our directors, is a principal of CRT Capital Group LLC, which was the initial purchaser of our notes and warrants in the private placement in February 2007. CRT received a purchase discount of $3.6 million which represented 6% of the $60 million principal amount of the notes.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based on this review, the Board has determined that all of the directors are “independent directors” as defined by the Nasdaq Stock Market®, except Mr. Kessman, our Chief Executive Officer, and Mr. Bickerstaff, who is not independent by virtue of his relationship with CRT Capital Group and the transaction described in the immediately preceding paragraph. Neither Mr. Kessman nor Mr. Bickerstaff serves on any committee of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program for our Chief Executive Officer, our President and Chief Financial Officer, and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers, consists of (i) base salary and (ii) incentive compensation in the form of non-equity incentive compensation bonus awards and equity-based incentive compensation awards under the Vion 2005 Stock Incentive Plan. Our executive compensation program has historically included and continues to include very few perquisites. The Company’s Compensation Committee is responsible for reviewing and approving the compensation paid by us to the named executive officers.

In 2005, the Compensation Committee retained Buck Consultants, Inc. (f/k/a Mellon Consultants, LLC), an executive compensation consulting firm, to assist it in conducting an evaluation of our compensation arrangements for our senior executives, including our named executive officers, with the goal of designing our compensation arrangements to be competitive with those offered by similar public companies in the pharmaceutical development industry. Since 2005, our compensation program has reflected in large part the recommendations of Buck Consultants, Inc. in particular by emphasizing the use of incentive-based compensation (including restricted stock awards) to reward the named executive officers and members of senior management for contributions to the achievement of the Company’s business, research and product development objectives. However in July 2008, in response to concerns regarding the departures and potential departure of certain of our key employees as we proceed with the new drug application (NDA) process for Onrigintm, we revised our incentive compensation program for 2008 to emphasize retention of employees, including the named executive officers, by linking incentive compensation payments in 2008 to continuous employment with the Company through the payment date rather than attainment of corporate targets.

Prior to the adoption of our 2005 Stock Incentive Plan, we issued options to purchase our common stock to our named executive officers and others under our 2003 Stock Option Plan, which was, together with all of our previous option plans, superseded by our 2005 Stock Incentive Plan. Our last option grant to our named executive officers under the 2003 Stock Option Plan was on December 8, 2004. To date, we have not granted any options under the 2005 Stock Incentive Plan, though we have granted restricted stock under that plan and are permitted to grant options and other stock-based awards under that plan. Except for Dr. Hahne who received restricted stock related to his hire on February 1, 2008, we have not granted any equity awards to the named executive officers since March 2007.

Compensation Objectives

The Compensation Committee’s philosophy is to establish executive compensation policies linked to the creation of shareholder value. Our compensation program is designed to:

•	Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size and at a comparable stage of development within our industry;

•	Align the interests of the executive officers with those of the stockholders with respect to short-term operating goals and long-term increases in the value of our common stock;

•	Reward executive officers for the achievement of short-term goals and for the enhancement of the long-term value of the Company;

•	Provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests; and

•	Incentivize executive officers to remain in the employ of the Company as we proceed with filing the NDA and seeking regulatory approval for Onrigintm.

These objectives serve as the guiding principles for all the decisions the Compensation Committee makes and has made with respect to the amount and type of compensation payable to our named executive officers.

Components of Compensation

Elements of Executive Compensation.  Except with respect to the non-equity (i.e., cash) incentive compensation bonus percentage targets set for each named executive officer as described below, the Compensation Committee does not have a specific mix of compensation components that it tries to achieve, but the intent is to make each component of total direct compensation (including base salary, annual cash bonus incentive, and long-term equity incentives) competitive with other companies of similar size and stage of development operating in our industry, while taking into account our relative performance and our own strategic goals. In making determinations on the mix and amount of executive compensation, the Compensation Committee reviews all components of the executive’s compensation, including base salary, annual cash bonuses, equity-based compensation and any other form of compensation received from the Company to ensure such compensation meets the goals of the program. As we have done in the past, in setting compensation for the year ended December 31, 2008, we used the Radford Biotechnology Survey as a basis for comparison of compensation. The Compensation Committee’s philosophy, in general, has been to set base salary and bonus levels between the 50th and 75th percentiles of compensation as reported in the Radford Biotechnology Survey. The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of such components of compensation to the Company’s performance, are discussed below:

Base Salary.  The base salaries for the Company’s named executive officers for the year ended December 31, 2008 were established in December 2007 except for Dr. Hahne who joined the Company as its Vice President, Medical, on February 1, 2008. The Compensation Committee approved 4% salary increases for 2008 for Ms. Cahill and Dr. King. Mr. Kessman and Mr. Johnson’s base salaries remained the same between 2007 and 2008. Adjustments to base salaries are generally determined based upon a number of factors, including the Company’s performance (to the extent such can fairly be attributed or related to each executive’s performance), as well as the nature of each executive’s responsibilities, capabilities and contributions, and whether their salary fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee considered each of these factors but did not assign a specific value to each factor in raising base salaries for 2008. The Compensation Committee believes that base salaries for the Company’s named executive officers have historically been reasonable in relation to the Company’s size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company’s industry as determined by reference to the Radford Biotechnology Survey.

Incentive Compensation.  We have typically followed a process where at the beginning of each year, Mr. Kessman, our Chief Executive Officer, recommends and the Compensation Committee considers, adjusts and adopts performance targets for the Company’s executive officers on which to base non-equity bonus compensation for the year. With the assistance of Mr. Kessman, the Compensation Committee determines the level of corporate attainment of the targets which are in turn used to calculate the annual non-equity incentive compensation bonus payments. The targeted cash bonus to be paid based upon the achievement of all of the performance criteria is generally between 25% and 50% of the named executive officer’s salary with the actual amount paid as a non-equity incentive compensation cash bonus being such maximum amount prorated to reflect the level of attainment of the performance targets.

For 2006 and 2007, the Compensation Committee adopted performance targets tied to corporate, clinical, research and development, commercial, regulatory, administrative and financial goals. These goals were particularly focused on accruing patients to, and completing clinical trials of our lead product candidate, Onrigintm. The Compensation Committee originally approved 2008 performance targets that were tied to similar goals, but with an emphasis on completing clinical trials and completing regulatory filing requirements, including in particular, an NDA for Onrigintm for the treatment of elderly patients with de novo poor-risk AML. While we generally have not adjusted or altered these performance targets after they have been adopted, in July 2008 we did adjust the criteria as described below to incentivize and retain our employees as we proceed with the NDA process for Onrigintm.

On July 17, 2008, we announced to our employees that we had adopted a bonus and retention plan (the Retention Plan) covering each employee, including the named executive officers. The Retention Plan replaced our existing non-equity incentive compensation plan for fiscal 2008 and tied incentive compensation payments for 2008 to continuous employment with the Company through the payment date rather than attainment of corporate targets. The Compensation Committee believes the Retention Plan was an appropriate way to incentivize key employees to remain with the Company as we proceed with the process to file our NDA for Onrigintm in 2009. The Compensation Committee also thought it important to emphasize non-equity compensation (i.e., cash) in the Retention Plan in light of the rapid decline in the economy and the equity markets during 2008.

Under the Retention Plan, each named executive officer became entitled to non-equity incentive compensation as specified below payable in three installments: (i) 20% on September 30, 2008, (ii) 30% on November 30, 2008, and (iii) 50% on January 30, 2009, subject only to his or her continuous employment with the Company through the applicable bonus payment date:

Non-Equity
Incentive
Compensation
Name	Paid

Alan Kessman	$229,494
Howard B. Johnson	$108,000
Ann Lee Cahill	$100,000
William Hahne, M.D.	$100,000
Ivan King, Ph.D.	$75,000

Restricted Stock.  Our 2005 Stock Incentive Plan allows the Board of Directors or the Compensation Committee to grant stock-based awards of our common stock to executive officers and employees. Under the terms of the 2005 Stock Incentive Plan, the Board of Directors and the Compensation Committee have authority to select the executive officers and employees who will be granted stock-based awards and to determine the timing, pricing and number of shares of stock to be awarded. The Compensation Committee has historically believed that equity-based incentive awards are an integral part of total compensation for our named executive officers each of whom has significant responsibility for the Company’s long-term results. To date the Compensation Committee has granted awards of restricted stock only under the 2005 Stock Incentive Plan. Restricted stock awards provide an effective means of delivering incentive compensation while fostering stock ownership on the part of management. The restricted stock awards include vesting criteria that focus on rewarding executive officers when stockholders have likely also benefited from increases in the value of the Company and its common stock. This process serves to align the interests of named executive officers with those of stockholders. The Compensation Committee also believes that restricted stock awards motivate the named executive officers’ commitments to and successful execution of productivity, innovation, growth and business objectives aligned with shareholders’ interests. The Compensation Committee has also determined that granting certain of our named executive officers restricted stock was more attractive to executives than granting stock options because, unlike stock options, there is no money required to exercise them.

Except for Dr. Hahne who received restricted stock related to his hire on February 1, 2008, we have not granted any equity awards to the named executive officers since March 2007. With the exception of significant promotions, new hires and/or certain special adjustments and/or circumstances, we generally make restricted stock awards at a meeting of the Compensation Committee held at the end of our fiscal year or shortly thereafter. This timing was selected because it enables us to consider the current fiscal year performance of the Company and the participants as well as the Compensation Committee’s expectations for the coming year. The Compensation Committee’s schedule is determined in advance at the beginning of each fiscal year, subject to adjustment, thus the proximity of any awards to earnings announcements or other market events is coincidental.

No shares of restricted stock were granted to our executive officers, including our named executive officers, at the end of fiscal 2008. This is in large part due to the magnitude of previous awards made in 2006 and 2007 which awards vested on December 31, 2008 and January 1, 2009, and in order to conserve the 451,793 shares of common stock that remain available for grant under our 2005 Stock Incentive Plan and in light of current market conditions. The values for such stock awards reported below in the Summary Compensation Table for fiscal 2006 through 2008 for our named executive officers represent the compensation expense recorded in our financial statements based on a grant date fair value of $1.60 (for Dr. Hahne) and grant date fair values ranging from $13.80 to $17.00 for all other named executive officers, which are significantly higher than the vesting date fair values of $0.37 on December 31, 2008 and January 1, 2009 for the named executive officers (except for Dr. Hahne). As such, the actual compensation reported to the Internal Revenue Service for the value upon vesting of the stock awards was $66,106 in the case of Mr. Kessman, $31,141 in the case of Mr. Johnson, $26, 516 in the of Ms. Cahill and $16,711 in the case of Dr. King. Dr. Hahne’s shares have not yet vested.

We paid additional compensation on December 31, 2008 and on January 8, 2009 to certain of our employees and officers, including the named executive officers (except Dr. Hahne), to cover the associated withholding for federal, state and local income and employment taxes on their restricted stock awards that vested on December 31, 2008 and January 1, 2009. We also reimbursed our non-executive directors for their 2008 taxes payable with respect to their restricted stock awards. We decided to pay these taxes to encourage long-term stock ownership by our employees, officers and directors by eliminating the need for award recipients to sell shares to pay taxes related to the awards. We also believe this step served to motivate employees and officers to assert their best efforts on behalf of the Company as it prepared to submit the NDA for Onrigintm in February 2009. The total expense with respect to these payments is approximately $133,000 for all employees, officers and directors, of which approximately $96,000 was paid to our named executive officers and approximately $9,000 was paid to our directors.

Accounting and Tax Treatment

The accounting treatment of our compensation plans is not a significant factor in how we design our executive compensation plans. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to named executive officers, excluding performance-based compensation. Through December 31, 2008, we have not paid compensation to any of our named executive officers in excess of $1,000,000, thus Section 162(m) has not limited our ability to deduct executive compensation, however, the Compensation Committee will continue to monitor the potential impact of this provision on our ability to deduct executive compensation.

Perquisites; Other Compensation

We annually review any perquisites that our Chief Executive Officer and the other named executive officers may receive. In general, we do not provide our executives with many of the types of perquisites that other companies offer their executives, such as club memberships or vehicle allowances. In addition to the equity and non-equity incentive compensation described above, we provide our named executive officers with the same benefit package available to all of our salaried employees. This package includes:

•	Cafeteria plan — health and dental insurance, life insurance, disability insurance and long term care coverage (portion of costs), flexible spending pre-tax reimbursement plans for health and dependent care;

•	Participation in 401k plan, including matching contribution, and employee stock purchase plan which allows purchase of our stock at a 15% discount; and

•	Tuition reimbursement.

The named executive officers are entitled to severance in various circumstances upon a change in control as described below under “ — Potential Payments Upon Termination or Change in Control.” In addition, we provide assistance with tax planning and compliance of up to $6,000 per annum for our Chief Executive Officer and $600 per annum for each of the other named executive officers. We have also agreed to reimburse Mr. Johnson for his commuting expenses. Pursuant to the terms of his employment agreement, we pay life and disability insurance policy premiums for Mr. Kessman.

Stock Ownership Guidelines

Though the Compensation Committee seeks to align shareholder and management interests through restricted stock awards, the Company does not have specific established stock ownership guidelines for any of its officers.

The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during the year ended December 31, 2008. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Summary Compensation Table

The following table sets forth information relating to total compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during the three fiscal years ended December 31, 2008:

						Non-Equity
				Stock	Option	Incentive Plan	All Other		Total
Name and		Salary(3)	Bonus(4)	Awards(5)	Awards(6)	Compensation(7)	Compensation		Compensation
Principal Position	Year	($)	($)	($)	($)	($)	($)		($)

Alan Kessman	2008	$458,988	$61,666	$1,150,371	—	$114,747	$64,745	(8)	$1,850,517
— Chief Executive Officer(1)	2007	$458,988	—	$1,131,830	—	—	$24,020		$1,614,838
	2006	$445,619	—	$310,462	—	$95,000	$30,167	(9)	$881,248
Howard B. Johnson	2008	$297,440	$29,291	$539,934	$69,163	$54,000	$19,518		$1,009,346
— President and Chief	2007	$297,440	—	$532,210	$75,458	$38,325	$219		$943,652
Financial Officer	2006	$286,000	—	$147,470	$175,798	$61,150	$11,433	(10)	$681,851
Ann Lee Cahill	2008	$262,080	$24,666	$462,001	63,122	$50,000	$16,375		$878,244
— Vice President, Clinical	2007	$252,000	—	$454,277	$75,787	$27,059	$1,129		$810,252
Development	2006	$240,000	—	$124,185	$81,008	$52,000	$1,486		$498,679
William Hahne, M.D.	2008	$260,000	$20,000	$8,727	—	$50,000	$10,449	(11)	$349,176
— Vice President, Medical(2)
Ivan King, Ph.D.	2008	$257,088	$15,416	$289,130	$34,578	$37,500	$11,387	(12)	$645,099
— Vice President, Research	2007	$247,200	—	$283,731	$37,729	$26,543	$1,204		$596,407
and Development	2006	$240,000	—	$88,019	$57,268	$42,762	$1,886		$429,935

(1)	We are a party to an employment agreement with Mr. Kessman, described below.

(2)	Dr. Hahne has been our Vice President, Medical since February 1, 2008.

(3)	Includes amounts earned but deferred at the election of the named executive officer under the Company’s qualified 401(k) Plan.

(4)	Cash bonuses to named executive officers paid under an incentive plan are reported in the column “Non-Equity Incentive Plan Compensation.”

(5)	Reflects compensation expense for all restricted common stock awards recognized for financial reporting purposes under SFAS 123(R) for fiscal year 2008. The compensation expense recognized was based on a grant date fair value of $1.60 (for Dr. Hahne) and grant date fair values ranging from $13.80 to $17.00 for all other named executive officers, which are significantly higher than the vesting date fair values of $0.37 on December 31, 2008 and January 1, 2009 for the named executive officers (except for Dr. Hahne). As such, the actual compensation reported to the Internal Revenue Service for the value upon vesting of the restricted stock awards for years 2006 through 2008 reported in this column was $66,106 in the case of Mr. Kessman, $31,141 in the case of Mr. Johnson, $26, 516 in the of Ms. Cahill and $16,711 in the case of Dr. King. Dr. Hahne’s shares have not yet vested.

See the “Outstanding Equity Awards at Fiscal Year-End” table for a description of restricted stock awards. For information regarding our valuation of stock-based compensation, see “Critical Accounting Policies and Estimates — Stock-Based Compensation” on page 47 of this prospectus as well as Notes 3 and 8 to our Consolidated Financial Statements contained in this prospectus beginning on page F-1.

(6)	Reflects compensation expense for all stock option awards recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under SFAS 123(R) for fiscal year 2008. The compensation expense was based on grant date fair values ranging from $27.67 to $30.18, which are significantly higher than the fair value of our common stock of $0.37 at December 31, 2008. The fair values of the stock options awards were calculated using a Black-Scholes option valuation model with the assumptions listed below.

	Risk-Free	Expected	Expected	Dividend	Exercise
Grant Date	Interest Rate	Life	Volatility	Yield	Price

10/15/2004	3.67%	5.96 years	69%	0%	$43.10
12/8/2004	3.67%	5.96 years	69%	0%	$47.00

For information regarding our methodologies used to determine these assumptions, see Note 8 to our Consolidated Financial Statements contained in this prospectus beginning on page F-1.

(7)	The amounts shown in the column were earned in the fiscal year shown pursuant to non-equity incentive plan compensation arrangements with our named executive officers and, in the case of our Chief Executive Officer, set forth in an employment agreement. Such amounts earned in 2008 were paid 50% in fiscal 2008 and 50% in fiscal 2009 and such amounts earned in fiscal years 2007 and 2006 were paid in the following fiscal year. Though the Compensation Committee awarded Mr. Kessman a non-equity bonus of $98,568 for 2007 (reflecting the level of attainment of target criteria and his 50% bonus target), at Mr. Kessman’s instigation the payment of his bonus has been deferred, and as such is not reflected in this column for fiscal 2007, in order to preserve cash which he and the Compensation Committee believed to be in the best interests of the Company and its stockholders.

(8)	Includes company-paid income and employment taxes on restricted stock awards of $40,600 and premiums on life and disability insurance of $23,145.

(9)	Includes company-paid income and employment taxes on restricted stock awards of $19,285.

(10)	Includes company-paid income and employment taxes on restricted stock awards of $16,240.

(11)	Includes income of $8,813 paid in fiscal 2008 to Dr. Hahne in his capacity as a consultant prior to his hire date.

(12)	Includes company-paid income and employment taxes on restricted stock awards of $10,150.

We entered into an employment agreement effective January 1, 2004 with Alan Kessman, our Chief Executive Officer which has been amended, most recently on June 23, 2008. The termination date of Mr. Kessman’s extended employment agreement is December 31, 2009. Pursuant to this agreement, Mr. Kessman receives a minimum base salary of $412,000 per year and is eligible for a bonus of up to 50% of his base salary based on the achievement of specified objectives. In addition, we pay for his personal insurance policies.

Except for change in control severance agreements as described below, we do not have formal employment agreements with any of our named executive officers except Mr. Kessman; however, base pay, equity and non-equity incentive compensation arrangements, and other arrangements are set forth in offer letters provided to each of our named executive officers as of the date of hire or promotion. Since the date of these offer letters, the compensation paid to each of these executives has been increased.

Grants of Plan-Based Awards

Our Compensation Committee approved an award of restricted common stock under our 2005 Stock Incentive Plan to our named executive officer as set forth in the table below during the year ended December 31, 2008. Under the Retention Plan, our named executive officers became entitled to a non-equity incentive compensation payable on January 31, 2009 as set forth in the table below subject to their remaining in the employ of the Company through the payment date. All such amounts were paid.

								Grant
		Estimated Future Payouts			Estimated Future Payouts			Date
		under Non-Equity Incentive Plan Awards			under Equity Incentive Plan Awards			Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock
Name	Grant Date	($	($)	($)	(#)	(#)	(#)	Award

Alan Kessman	7/17/2008	—	$114,747	—	—	—	—	—
Howard B. Johnson	7/17/2008	—	$54,000	—	—	—	—	—
Anne Lee Cahill	7/17/2008	—	$50,000	—	—	—	—	—
William Hahne, M.D.	4/1/2008 7/17/2008	—	$50,000	—	—	20,000	—	$32,000
Ivan King, Ph.D.	7/17/2008	—	$37,500	—	—	—	—	—

Our 2005 Stock Incentive Plan is administered by our Compensation Committee. The objectives of the plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success. As of December 31, 2008, there were 1,063,691 shares of common stock authorized for awards under the plan and 451,793 shares of common stock available for grant under the plan.

The term of the 2008 restricted common stock award to Dr. Hahne is ten years from the date of the grant. The award will vest upon the earliest of (i) 11 equal monthly increments on the first of the month beginning February 1, 2010 and ending December 1, 2010; (ii) the approval of an NDA to market Onrigintm, or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan requires that the recipient of an award be continuously employed or otherwise provide service to us. Failure to be continuously employed or in another service relationship generally results in the forfeiture of stock not vested at the time the employment or other service relationship ends.

The restricted stock awards granted to the named executive officers other than Dr. Hahne are no longer subject to vesting, the last shares having vested on January 1, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity award holdings held by our named executive officers at December 31, 2008.

	Option Awards				Stock Awards
							Equity
							Incentive
							Plan Awards:
					Equity Incentive		Market or
					Plan Awards:		Payout
					Number of		Value of
	Number of	Number of			Unearned		Unearned
	Securities	Securities			Shares,		Shares,
	Underlying	Underlying			Units or		Units or
	Unexercised	Unexercised	Option		Other Rights		Other Rights
	Options	Options	Exercise	Option	That Have		That Have
	(#)	(#)	Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)

Alan Kessman	20,090	—	$52.50	1/11/2009	12,000	(1,5)	$4,440
	74,725	—	$57.75	1/11/2009
	4,999	—	$148.75	2/24/2010
	3,000	—	$73.75	12/5/2010
	11,478	—	$47.50	12/6/2011
	15,000	—	$5.50	7/30/2012
	8,000	—	$15.70	12/10/2013
	14,999	—	$47.00	12/8/2014
Howard B. Johnson	34,999	—	$38.79	3/18/2012	5,000	(2,5)	$1,850
	7,250	—	$5.50	7/30/2012
	6,000	—	$15.70	12/10/2013
	9,999	—	$47.00	12/8/2014
Ann Lee Cahill	1,500	—	$47.09	1/7/2012	5,000	(2,5)	$1,850
	2,000	—	$5.50	7/30/2012
	1,000	—	$15.70	12/10/2013
	5,500	—	$43.09	10/15/2014
	5,000	—	$47.00	12/8/2014
William Hahne, M.D.	—	—	—	—	20,000	(3)	$7,400
Ivan King, Ph.D.	1,400	—	$46.87	3/4/2009	3,500	(4,5)	$1,295
	1,730	—	$60.63	5/20/2009
	5,999	—	$148.75	2/24/2010
	4,500	—	$73.75	12/5/2010
	5,357	—	$47.50	12/6/2011
	6,500	—	$5.50	7/30/2012
	3,999	—	$15.70	12/10/2013
	4,999	—	$47.00	12/8/2014

(1)	Reflects 12,000 restricted shares of common stock awarded on March 12, 2007 at a grant date fair value of $17.00 per share.

(2)	Reflects 5,000 restricted shares of common stock awarded on March 12, 2007 at a grant date fair value of $17.00 per share.

(3)	Reflects 20,000 restricted shares of common stock awarded on April 1, 2008 at a grant date fair value of $1.60 per share. The restricted common stock award vests upon the earliest of (i) in 11 equal monthly installments on the first of the month beginning February 1, 2010 and ending December 1, 2010, (ii) a Change in Control, as defined in the Company’s 2005 Stock Incentive Plan, or (iii) the Company receiving approval of an NDA to market Onrigintm.

(4)	Reflects 3,500 shares awarded on March 12, 2007 at a grant date fair value of $17.00 per share.

(5)	Restricted common stock awards vested on January 1, 2009.

Option Exercises and Stock Vested

During the year ended December 31, 2008, there were no exercises of stock options by our named executive officers. The following table sets forth the vestings of restricted common stock for our named executive officers at December 31, 2008.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)

Alan Kessman	166,666	$61,666
Howard B. Johnson	79,166	$29,291
Ann Lee Cahill	66,666	$24,666
William Hahne, M.D.	—	$—
Ivan King, Ph.D.	41,665	$15,416

Pension Benefits

We do not sponsor any plans that provide for payments or other benefits at, following, or in connection with retirement, excluding a tax-qualified defined contribution plan.

Nonqualified Deferred Compensation

We currently do not sponsor any non-qualified defined contribution or other non-qualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment or severance agreements:

(i) Under the terms of our employment agreement, as amended, with Mr. Kessman, in the event that his employment is terminated by us for any reason other than cause or disability, or if he terminates for good reason, we are obligated (A) to pay him an amount equal to (a) two times his current base salary, (b) two times his average annual bonus for the prior two years, (c) two times the annual amounts for his personal insurance policies, and (d) his deferred 2007 bonus, as well as (B) to continue payment of certain insurance costs on his behalf for a period of two years. Under this employment agreement, it shall constitute “good reason” for Mr. Kessman to terminate his employment and receive the amounts described above if there is a change in control and the Company or its successors, as the case may be, fails to agree in writing to extend the expiration date of Mr. Kessman’s employment agreement to the two-year anniversary of the change of control.

(ii) We entered into severance agreements with certain of our named executive officers, including Mr. Johnson, Ms. Cahill, Dr. Hahne and Dr. King, pursuant to which each of these officers would be entitled to certain payments in the event such officer loses his or her employment during the twelve-month period following a “change in control,” as defined in the agreement. Specifically, if a “change in control” occurs, the officer shall be entitled to a lump sum severance payment equal to the sum of twelve months of the officer’s monthly base salary as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, plus the average of the last two cash bonus payments made to the officer prior to the change in control. The Company would also make all payments due under COBRA to provide each officer with group health insurance benefits substantially similar to those which the officer was receiving immediately prior to the date of termination until the earlier of 18 months after such termination or the date the officer has obtained new full-time employment. The foregoing amounts are not payable if termination of the officer is because of the officer’s death, for cause, or by the officer other than for good reason. Under the Retention Plan, Mr. Johnson, Ms. Cahill, Dr. Hahne and Dr. King also became entitled to severance of a certain amount, if they are terminated without cause prior to December 31, 2009.

The table below sets forth the estimated current value of payments and benefits to each of our named executive officers under the circumstances summarized above pursuant to these employment and severance agreements, as well as the value of accelerated unvested restricted stock and stock options that would immediately vest in the event of a change of control, as defined in the equity plan agreements. The amounts shown assume that the triggering events occurred on December 31, 2008 and do not include other benefits that are available to all salaried employees, primarily accrued vacation.

				Intrinsic
			Value of	Value of
		Health and	Accelerated	Accelerated
		Welfare	Unvested	Unvested
		Benefits	Restricted	Stock
Name	Severance	Continuation	Stock(1)	Options(2)	Total

Alan Kessman —
Change of control	$1,395,907	$94,212	$4,440	—	$1,494,559
Termination	$1,395,907	$94,212	—	—	$1,490,119
Howard B. Johnson —
Change of control	$324,440	$28,412	$1,850	—	$354,702
Termination	$297,440	—	—	—	$297,440
Ann Lee Cahill —
Change of control	$287,080	$27,766	$1,850	—	$316,696
Termination	$262,080	—	—	—	$262,080
William Hahne, M.D. —
Change of control	$285,000	$29,670	$7,400	—	$322,070
Termination	$260,000	—	—	—	$260,000
Ivan King, Ph.D. —
Change of control	$275,838	$27,977	$1,295	—	$305,110
Termination	$257,088	—	—	—	$257,088

(1)	Value of unvested restricted stock was calculated using the closing price of our common stock on December 31, 2008 ($0.37).

(2)	As the exercise prices of the non-vested stock options exceeded the closing price of our common stock on December 31, 2008 ($0.37), there was no intrinsic value of accelerated unvested stock options at December 31, 2008.

Director Compensation

We currently have six non-employee directors that qualify for compensation under our director compensation plan. Non-employee directors receive annual cash compensation of $15,000, except for the chairman of the Board of Directors who receives $40,000 per annum, plus additional cash compensation, ranging from $500 to $1,500 per meeting, for meetings attended, and reimbursement of actual out-of-pocket expenses incurred in connection with attendance at meetings. In addition, the chairman of each committee of the board receives annual cash compensation of $5,000, except for the chairman of the audit committee who receives $10,000 per annum. Non-employee directors receive an initial restricted common stock award under our 2005 Stock Incentive Plan, such restricted common stock to vest in three equal annual installments on the grant anniversary, and annual restricted common stock awards upon re-election to the Board of Directors, such restricted common stock to vest on the first anniversary of the date of grant. The Company does not pay employee members of the board separately for their service on the board.

The following table sets forth total compensation of our non-employee directors for the fiscal year ended December 31, 2008.

	Fees Earned Or	Stock
	Paid In Cash	Awards(2)	Total
Name	($)	($)	($)

George Bickerstaff	$19,500	$5,275	$24,775
Stephen K. Carter, M.D.(1)	$7,500	$5,231	$12,731
William R. Miller	$46,500	$5,275	$51,775
Kevin Rakin	$36,000	$21,468	$57,468
Alan C. Sartorelli, Ph.D.	$23,000	$5,275	$28,275
Ian Williams, D. Phil.	$30,000	$20,890	$50,890
Gary K. Willis	$29,000	$5,275	$34,275

(1)	Dr. Carter is no longer a member of our Board of Directors effective as of our 2008 annual meeting held on December 10, 2008.

(2)	Represents the dollar amount recognized for financial reporting purposes for fiscal year 2008 in accordance with SFAS 123(R) for the fair value of restricted common stock awards. The awards for fiscal year 2008 include: (i) 1,130 restricted shares of common stock with a December 11, 2008 grant date fair value of $531 that will vest on December 11, 2009 awarded to each of Mr. Bickerstaff, Mr. Miller, Mr. Rakin, Dr. Sartorelli, Dr. Williams and Mr. Willis. At December 31, 2008, the aggregate number of restricted common stock awards that have not vested was: (i) 1,130 shares for each of Mr. Bickerstaff, Mr. Miller, Dr. Sartorelli and Mr. Willis; (ii) 3,444 shares for Mr. Rakin; and (iii) 2,287 shares for Dr. Williams. Unvested restricted stock immediately vests in the event of a change of control, as defined in the equity plan agreement. At December 31, 2008, the aggregate number of shares of common stock underlying unexercised options (all of which are exercisable) was: 2,000 for Mr. Bickerstaff; 8,202 for Dr. Carter; 7,971 for Mr. Miller; 10,648 for Dr. Sartorelli; and 2,000 for Mr. Willis. For information regarding our valuation of stock-based compensation, see “Critical Accounting Policies and Estimates — Stock-Based Compensation” beginning on page 47 of this prospectus as well as Notes 3 and 8 to our Consolidated Financial Statements contained in this prospectus beginning on page F-1.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Gary Willis, Kevin Rakin and Ian Williams. No member of the Compensation Committee was an officer or employee of the Company during 2008 or was formerly an officer or employee of the Company. In addition, during 2008 no executive officer of the Company served as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions) during 2008, which entity had an executive officer serving on the Board of Directors of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this prospectus with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this prospectus.

COMPENSATION COMMITTEE

Gary K. Willis (Chair)
Kevin Rakin
Ian Williams, D. Phil.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGERS

The following table sets forth information as of March 1, 2009 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the SEC) of our Common Stock: (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (ii) each of our current directors; (iii) each executive officer named in the Summary Compensation Table on page 61; and (iv) all of our current directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed and the address of each beneficial owner is c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other convertible securities held by that person that are exercisable within 60 days of March 1, 2009. The percentage of beneficial ownership is based on 8,036,227 shares of our common stock outstanding as of March 1, 2009.

	Number of		Percent of
	Shares		Outstanding
	Beneficially		Shares of
Directors and Officers	Owned		Common Stock

George Bickerstaff	11,683	(1)	*
William R. Miller	41,942	(2)	*
Kevin Rakin	7,229	(3)	*
Alan C. Sartorelli, Ph.D.	55,350	(4)	*
Ian Williams. D. Phil.	6,229	(3)	*
Gary K. Willis	11,683	(1)	*
Ann Lee Cahill	87,072	(5)	1.1%
William Hahne, M.D.	20,000	(6)	*
Howard B. Johnson	144,094	(7)	1.8%
Alan Kessman	243,728	(8)	3.0%
Ivan King, Ph.D.	80,757	(9)	1.0%
All directors and executive officers as a group (14 persons)	782,305	(10)	9.5%
Other Beneficial Owners
Bruce & Co., Inc. 20 N. Wacker Drive Suite 2414 Chicago, Il 60606	781,017	(11)	8.9%

*	Less than one percent

(1)	Includes 2,000 shares issuable upon exercise of options.

(2)	Includes 7,971 shares issuable upon exercise of options.

(3)	Includes restricted shares of our common stock not vested as of March 1, 2009 as follows:

•	On June 28, 2006, Dr. Williams received an initial grant following his election to our Board of Directors of 3,470 shares of restricted stock;

•	On January 15, 2007, Mr. Rakin received an initial grant following his appointment to our Board of Directors of 3,470 shares of restricted stock; and

•	On December 11, 2008, Mr. Bickerstaff, Mr. Miller, Mr. Rakin, Dr. Sartorelli, Dr. Williams and Mr. Willis each received an annual grant of 1,130 shares of restricted stock.

Annual director grants will vest (i) one year after date of grant; or (ii) upon a Change of Control, as defined in our 2005 Stock Incentive Plan. Initial director grants will vest (i) in three equal annual installments on the anniversary of the date of grant; or (ii) upon a Change of Control, as defined in our 2005 Stock Incentive Plan.

(4)	Includes 19,087 shares beneficially owned by Dr. Sartorelli’s wife, as to which Dr. Sartorelli disclaims beneficial ownership. Also includes 10,648 shares issuable upon exercise of options.

(5)	Includes 15,000 shares issuable upon exercise of options.

(6)	Includes 20,000 shares of restricted stock granted to Dr. Hahne on April 1, 2008 and not vested as of March 1, 2009. Shares will vest upon the earliest of (i) 11 equal monthly increments on the first of each month beginning February 1, 2010 and ending December 1, 2010; (ii) the approval of an NDA to market Onrigintm; or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan.

(7)	Includes 58,248 shares issuable upon exercise of options.

(8)	Includes 1,275 shares held by a family trust of which Mr. Kessman is a controlling member. Also includes 57,476 shares issuable upon exercise of options.

(9)	Includes 34,484 shares issuable upon exercise of options.

(10)	Includes 195,970 shares issuable upon exercise of options.

(11)	Based on data set forth in Schedule 13G filed with the SEC on March 13, 2009, 781,017 shares of common stock reported in such Schedule 13G are held by Bruce & Co., Inc., consisting of 132,580 shares of common stock and 648,437 shares of common stock underlying convertible senior notes. Bruce & Co., Inc. has sole dispositive and voting power over the shares in its capacity as the investment manager for Bruce Ford, Inc., a Maryland registered investment company, and other clients.

Equity Compensation Plan Information

The following table provides information about shares of our common stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans as of December 31, 2008.

	Number of
	Securities to		Weighted-	Number of
	be Issued		Average	Securities
	Upon		Exercise	Available
	Exercise of		Price of	for Future
	Outstanding		Outstanding	Issuance
	Options,		Options,	Under Equity
	Warrants		Warrants	Compensation
Plan Category	and Rights		and Rights($)	Plans

Plans approved by security holders —
Vion 2005 Stock Incentive Plan	—		—	451,793
Vion 2003 Stock Option Plan	102,777		$34.15	—
Vion 1993 Stock Option Plan	190,851		$50.39	—
Vion 2000 Employee Stock Purchase Plan	—	(1)	—	28,106

	293,628		$44.71	479,899
Plan not approved by security holders —
Vion 1999 Senior Executive Option Plan	94,815	(2)	$56.64	—

Total	388,443			479,899

(1)	Under our 2000 Employee Stock Purchase Plan, participants are permitted to purchase our common stock during the stock offering period. Accordingly, the number of shares of common stock to be issued under our 2000 Employee Stock Purchase Plan is not determinable and is not included.

(2)	Reflects outstanding options to purchase 94,815 shares of our common stock granted under our Senior Executive Stock Option Plan (the “Senior Plan”) to Mr. Kessman in January 1999 at exercise prices ranging from $52.50 to $57.75 in connection with his employment agreement. The shares of common stock issuable upon exercise of the options granted to Mr. Kessman under the Senior Plan have not been registered. The following summarizes the principal terms of the Senior Plan, which was adopted by our Board of Directors on January 11, 1999 and terminated on January 11, 2009. Options were granted under the Senior Plan to our Chief Executive Officer. The Board appointed its Compensation Committee to administer the plan, including determination of pricing and terms of awards under the plan. The maximum number of shares of common stock authorized for issuance under the Senior Plan was 98,000, subject to customary antidilution and other adjustments provided for in the Senior Plan. All options outstanding as of December 31, 2008 expired upon the plan’s termination on January 11, 2009.

SELLING SECURITYHOLDERS
     We originally sold the notes and related warrants to CRT Capital Group LLC as the initial purchaser in a private placement in February 2007. The initial purchaser sold the notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, to persons outside the United States under Regulation S under the Securities Act and to institutional investors that are accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act.
     The following table and related footnotes contain information with respect to the selling securityholders and the principal amount of notes and the number of shares of common stock issuable upon conversion of the notes and upon exercise of the warrants issued in connection with the private placement of the notes beneficially owned by each selling securityholder that may be offered using this prospectus. We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise indicated herein, none of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Each selling securityholder has represented to us that it acquired its notes and related warrants and the underlying common stock in the ordinary course of business and, at the time of purchase of the notes and related warrants or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or common stock underlying the notes or issuable upon exercise of the warrants.
     The selling securityholders may from time to time offer and sell some or none of their notes and shares of common stock in this offering. See “Plan of Distribution.” The following table relates solely to resales by the selling securityholders from time to time, and does not relate to the shares of common stock that we may issue as payment of interest or make-whole amounts on the notes.

				Number of	Number of
	Principal Amount of		Percentage of Notes	Shares of Common	Shares of Common	Number of Shares	Total Shares	Shares Beneficially	Percentage of Outstanding
	Notes Beneficially	Notes Owned after	Owned after	Stock Issuable	Stock Issuable	of Common Stock that	Beneficially Owned	Owned after	Common Stock Owned after
	Owned that May be	Completion of this	Completion of this	Upon Conversion of	Upon Exercise of	May be Sold	before this	Completion of this	Completion of this
Name	Sold hereunder	Offering(1)	Offering	Notes(2)	Warrants	hereunder(3)	Offering(4)	Offering(5)	Offering
667 LLP(6)	435,000	—	—	22,656	5,655	28,311	28,311	—	-
667 LLP(6)	496,000	—	—	25,833	6,448	32,281	32,281	—	-
Akanthos Arbitrage Master Fund, L.P.(7)	2,300,000	—	—	119,791	26,000	145,791	145,791	—	-
Atlas Master Fund, LTD(8)	100,087	—	—	5,212	1,128.6	6,340.6	6,340.6	—	-
Baker Brothers Life Sciences, L.P.(6)	2,517,000	—	—	131,093	32,721	163,814	163,814	—	-
Baker Tisch Investments L.P.(6)	52,000	—	—	2,708	676	3,384	3,384	—	-
Bruce & Co., Inc.(9)	1,230,000	—	—	64,062	—	64,062	64,062	—	-
Bruce Fund, Inc(9)	7,920,000	—	—	412,499	46,800	459,299	459,299	—	-
Caduceus Capital II, LP(10)	480,000	—	—	24,999	15,600	40,599	40,599	—	-
Caduceus Capital Master Fund Limited(10)	860,000	—	—	44,791	27,950	72,741	72,741	—	-
CAMOFI Master LDC(11)	400,000	—	—	20,833	5,200	26,033	26,033	—	-
CC Arbitrage, Ltd.(12)	1,000,000	—	—	52,083	26,000	78,083	78,083	—	-
CRT Capital Group LLC(13)(35)	—	—	—	—	105,950	5,070	5,070	—	-
Deutsche Bank AG London(14)(35)	1,000,000	—	—	52,083	13,000	65,083	65,252	169	*
Deutsche Bank AG London(15)(35)	1,000,000	—	—	52,083	—	52,083	52,083	—	-
DRW Securities, LLC(16)(35)	—	—	—	—	6,500	6,500	6,500	—	-

				Number of	Number of
	Principal Amount of		Percentage of Notes	Shares of Common	Shares of Common	Number of Shares	Total Shares	Shares Beneficially	Percentage of Outstanding
	Notes Beneficially	Notes Owned after	Owned after	Stock Issuable	Stock Issuable	of Common Stock that	Beneficially Owned	Owned after	Common Stock Owned after
	Owned that May be	Completion of this	Completion of this	Upon Conversion of	Upon Exercise of	May be Sold	before this	Completion of this	Completion of this
Name	Sold hereunder	Offering(1)	Offering	Notes(2)	Warrants	hereunder(3)	Offering(4)	Offering(5)	Offering
Farallon Capital Institutional Partners II, L.P.(17)	—	—	—	—	585	585	585	—	-
Farallon Capital Institutional Partners III, L.P.(17)	—	—	—	—	299	299	299	—	-
Farallon Capital Institutional Partners, L.P.(17)	—	—	—	—	3,029	3,029	3,029	—	-
Farallon Capital Offshore Investors II, L.P.(17)	—	—	—	—	4,095	4,095	4,095	—	-
Farallon Capital Offshore Investors, Inc.(17)	—	—	—	—	20,449	20,449	20,449	—	-
Farallon Capital Partners, L.P.(17)	—	—	—	—	6,539	6,539	6,539	—	-
Hammerman Capital Partners, LP(18)	1,000,000	—	—	52,083	13,000	65,083	65,083	—	-
Harbor Drive Fund LP(19)(35)	—	—	—	—	19,500	19,500	19,500	—	-
Harvest Capital Enhanced, LP(20)	—	—	—	—	3,422.2	3,422.2	3,422.2	—	-
Harvest Capital, LP(20)	—	—	—	—	1,013.8	1,013.8	1,013.8	—	-
Harvest Institutional Partners LP (20)	—	—	—	—	2,064	2,064	2,064	—	-
Highbridge International LLC(21)	4,600,000	—	—	239,583	59,800	299,383	356,870	57,487	*
Investcorp Silverback Arbitrage Master Fund Ltd.(22)(35)	250,000	—	—	13,020	9,750	22,770	22,770	—	-
Iroquois Master Fund Ltd.(23)	1,000,000	—	—	52,083	9,750	61,833	61,833	—	-
Linden Capital LP(24)	5,200,000	—	—	270,833	—	270,583	270,583	—	-
Mariner LDC(18)	3,000,000	—	—	156,249	13,000	169,249	169,249	—	-

				Number of	Number of
	Principal Amount of		Percentage of Notes	Shares of Common	Shares of Common	Number of Shares	Total Shares	Shares Beneficially	Percentage of Outstanding
	Notes Beneficially	Notes Owned after	Owned after	Stock Issuable	Stock Issuable	of Common Stock that	Beneficially Owned	Owned after	Common Stock Owned after
	Owned that May be	Completion of this	Completion of this	Upon Conversion of	Upon Exercise of	May be Sold	before this	Completion of this	Completion of this
Name	Sold hereunder	Offering(1)	Offering	Notes(2)	Warrants	hereunder(3)	Offering(4)	Offering(5)	Offering
Morgan Stanley & Co. Incorporated(35)	—	—	—	—	13,000	13,000	13,072	72	*
Nisswa Master Fund Ltd.(25)	1,500,000	—	—	78,124	6,500	84,624	84,624	—	-
Noonday Capital Partners, L.P.(17)	—	—	—	—	780	780	780	—	-
Noonday Offshore, Inc.(17)	—	—	—	—	3,029	3,029	3,029	—	-
OTA LLC (26)(35)	—	—	—	—	3,250	3,250	13,250	—	-
Pine EdgeValue Investors L.P. (28)	300,000	—	—	15,624	3,900	19,524	19,524	—	-
Pine Edge Value Investors Ltd.(27)	200,000	—	—	10,416	2,600	13,016	13,016	—	-
Principal High Yield Fund (28)(35)	2,500,000	—	—	130,208	13,000	143,208	143,208	—	-
Professional Life & Casualty(9)	3,300,000	—	—	171,874	13,000	184,874	184,874	—	-
PW Eucalyptus Fund Ltd.(10)	60,000	—	—	3,124	1,950	5,074	5,074	—	-
QVT Fund LP(29)	—	—	—	—	78,000	78,000	78,000	—	-
Rockmore Investment Master Fund Ltd.(30)	400,000	—	—	20,833	5,200	26,033	26,033	—	-
Tang Capital Partners, LP(31)	1,600,000	—	—	83,333	59,800	143,133	143,133	—	-
Tennenbaum Multi0Strategy Master Fund(32)	—	—	—	—	32,500	32,500	32,500	—	-
Tinicum Partners, L.P.(17)	—	—	—	—	195	195	195	—	-
UBS Eucalyptus Fund LLC(10)	600,000	—	—	31,249	19,500	50,749	50,749	—	-
Visium Balanced Fund, LP(33)	363,315	—	—	18,922	4,096.8	23,018.8	23,018.8	—	-

				Number of	Number of
	Principal Amount of		Percentage of Notes	Shares of Common	Shares of Common	Number of Shares	Total Shares	Shares Beneficially	Percentage of Outstanding
	Notes Beneficially	Notes Owned after	Owned after	Stock Issuable	Stock Issuable	of Common Stock that	Beneficially Owned	Owned after	Common Stock Owned after
	Owned that May be	Completion of this	Completion of this	Upon Conversion of	Upon Exercise of	May be Sold	before this	Completion of this	Completion of this
Name	Sold hereunder	Offering(1)	Offering	Notes(2)	Warrants	hereunder(3)	Offering(4)	Offering(5)	Offering
Visium Balanced Offshore Fund, LTD(33)	578,000	—	—	30,104	6,517.7	36,621.7	36,621.7	—	-
Visium Long Bias Fund, LP(33)	109,095	—	—	5,682	1,845.3	7,527.3	7,527.3	—	-
Visium Long Bias Offshore Fund, LTD(33)	349,503	—	—	18,203	5,911.6	24,114.6	24,114.6	—	-
Wolverine Convertible Arbitrage Fund Trading Ltd.(34)	—	—	—	—	15,600	15,600	15,600	—	-
Any other selling securityholder or future transferee from any such holder(36)	13,300,000	—	—	692,707	3,900	696,625	696,625	—	-
Total:	60,000,000	—	—	3,124,998	780,000	3,904,998	3,962,726	57,728	-

*	Less than one percent. The percentage of ownership of common stock is based on 8,036,227 shares of common stock outstanding as of March 1, 2009. All share numbers set forth in this prospectus supplement reflect the one-for-ten reverse stock split of our common stock effected on February 20, 2008. The amount of shares of common stock indicated in the table may be different from the amounts actually owned by the selling stockholders due to sales by such stockholders pursuant to this prospectus, open market purchases or sales, or other sales or issuances not related to the offering, of which we have not been notified.

(1)	Assumes resale of all of the notes by the selling securityholder.

(2)	Assumes conversion of all the holder’s notes at a conversion price of approximately $19.20 per share of common stock. However, this conversion price is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Consists of the number of shares of common stock issuable upon conversion of the notes and the number of shares of common stock issuable upon exercise of the warrants issued in connection with the private placement of the notes.

(4)	The amount of shares of common stock indicated in the table may be different from the amounts actually owned by the selling securityholders due to sales by such securityholders pursuant to this prospectus, open market purchases or sales, or other sales or issuances not related to the offering, of which we have not been notified. The table relates solely to resales by the selling securityholders from time to time, and does not reflect the shares of common stock that we may issue or have issued as payment of interest or make-whole amounts on the notes.

(5)	Assumes resale of all of the shares of common stock issuable upon conversion of the notes and exercise of the warrants by the selling securityholder. The amount of shares of common stock indicated in the table may be different from the amounts actually owned by the selling securityholders due to sales by such securityholders pursuant to this prospectus, open market purchases or sales, or other sales or issuances not related to the offering, of which we have not been notified. The table relates solely to resales by the selling securityholders from time to time, and does not reflect the shares of common stock that we may issue or have issued as payment of interest or make-whole amounts on the notes.

(6)	Julian Baker and Felix Baker share voting and investment control over the securities held by this securityholder.

(7)	Akanthos Capital Management, LLC (the General Partner) and Michael Kao, managing partner of the general partnership share voting or investment control over the notes and shares of common stock issuable upon exercise of the warrants.

(8)	Dimitry Balyasny has voting and investment control over the securities held by this securityholder.

(9)	Robert B. Bruce and R. Jeffrey Bruce have voting and investment control over the securities held by this securityholder. See also “Security Ownership of Certain Beneficial Owners and Managers” relating to the Schedule 13G filed by this security holder on March 13, 2009

(10)	OrbiMed Advisors LLC and OrbiMed Capital LLC are investment advisers to, and beneficially hold shares which shares are not eligible for resale pursuant to this prospectus on behalf of, Caduceus Capital Master Fund Limited, Caduceus Capital II, L.P., UBS Eucalyptus Fund, LLC and PW Eucalyptus Fund, Ltd. Samuel D. Isaly is the control person for OrbiMed Advisors LLC and OrbiMed Capital LLC and shares dispositive and voting power over the shares held by OrbiMed Advisors LLC and OrbiMed Capital LLC.

(11)	Richard Smithline has voting and investment control over the securities held by CAMOFI Master LDC. Mr. Smithline disclaims beneficial ownership of such securities.

(12)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Arbitrage Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the notes shares owned by CC Arbitrage Ltd.

(13)	CRT Capital Group LLC was the initial purchaser of all the notes and related warrants. The purchase price paid by CRT Capital Group LLC to us as initial purchaser was $56,400,000, or 94 percent of the aggregate principal amount of the notes, representing an aggregate discount of $3,600,000. CRT Capital Holdings LLC owns all the equity interests in and is the sole managing member of CRT Capital Group LLC and Harbor Drive Asset Management, LLC, the investment manager of Harbor Drive Special Situations Master Fund Ltd. C Michael Vaughn, Jr. and J. Christopher Young have voting and investment control over the securities held by this securityholder. George Bickerstaff, who serves on our board of directors, is a managing director of CRT Capital Group LLC.

(14)	QVT Fund LP and Deutsche Bank AG London are both managed by QVT Financial LP. Amount of shares included in total shares beneficially owned includes 169 shares, which shares are not eligible for resale pursuant to this prospectus.

(15)	Patrick Corrigan has voting and investment control over the securities held by this securityholder.

(16)	Ilan Huberman and Donald R. Wilson, Jr. have voting and investment control over the securities held by this securityholder.

(17)	Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Offshore Investors II, L.P. and Tinicum Partners, L.P. are limited partnerships managed by Farallon Partners, L.L.C., the general partner of each of them. Noonday Capital Partners, L.L.C. is managed by Farallon Partners, L.L.C. its managing member. Farallon Capital Offshore Investors, Inc. and Noonday I Offshore, Inc. are managed by Farallon Capital Management, L.L.C., an affiliate of Farallon Partners, L.L.C., as the investment advisor to each.

(18)	Hammerman Capital Management LLC, who serves as advisor to Hammerman Capital Partners, L.P., owns a voting share or investment control over the securities. Jason Hammerman has voting and investment control over the securities held by this securityholder.

(19)	Pursuant to an investment agreement, Harbor Drive Asset Management, LLC and Michael Vaughn and Robert Lee have voting and investment control over the securities held by this securityholder. CRT Capital Holdings LLC owns all the equity interests in and is the sole managing member of Harbor Drive Asset Management, LLC and CRT Capital Group LLC was the initial purchaser of the notes and warrants from us. George Bickerstaff, who serves on our board of directors, is a managing director of CRT Capital Group LLC.

(20)	Harvest Management LLC has voting and investment control over the shares held by Harvest Capital, LP, Harvest Offshore Investors Ltd. and Harvest Capital Enhanced Ltd. Marjorie G. Kellner, Nathaniel Bohner and J. Morgan Rutman have voting and investment control over the securities held by this securityholder.

(21)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(22)	Elliot Bossen has voting and investment control over the shares held in Investcorp Silverback Arbitrage Limited.

(23)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(24)	Siu Min Wong has voting and investment control over the shares held by Linden Capital L.P.

(25)	Brian Taylor and Aaron Yeary have voting and investment control over the shares held by Nisswa Master Fund Ltd., which is managed by Pine River Capital Management LP.

(26)	Ira M. Leventhal, a senior managing director of OTA LLC, has voting and investment control over the reported securities. The 3,250 shares of common stock issuable upon the exercise of warrants registered by OTA LLC in this prospectus were transferred to OTA LLC from HFR SHC Aggressive Master Trust.

(27)	Thomas Siering has voting and investment control over the shares held by Pine Edge Value Investors L.P. and Pine Edge Value Investors Ltd., each of which is managed by Pine River Capital Management L.P. , the same investment manager as Nisswa Master Fund Ltd.

(28)	The selling security holder is managed by Edge Asset Management, Inc. (“Edge”), which through a series of companies, is owned by Principal Financial Group, Inc., a publicly-held corporation. Edge is under common control with PrincipalFunds Distributor, Inc. and Princor Fiancial Services Corporation, both broker-dealers. Edge has voting and dispositive power over these securities. Gary J. Pokrzywinski is Chief Investment Officer for Edge and is the Portfolio Manager of Principal Investors Fund, Inc. — High Yield Fund II. Mr. Pokrzywinski and Edge disclaim beneficial ownership of these securities.

(29)	Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the Company securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by QVT Fund LP. QVT Fund LP and Deutsche Bank AG London are both managed by QVT Financial LP.

(30)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners’’), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of March 30, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore

Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(31)	Kevin C. Tang, as manager of Tang Capital Management, LLC, the general partner of Tang Capital Partners, LP, has voting and investment control over these securities.

(32)	Tennenbaum Capital Partner, LLC has voting and investment control over the securities held by Tennenbaum Multi-Strategy Master Fund Ltd.

(33)	Jacob Gottlieb has voting and investment control over the securities held by this securityholder.

(34)	Rob Bellick has voting and investment control over the securities held by this securityholder.

(35)	This selling securityholder has identified itself as a broker-dealer or an affiliate of a broker-dealer.

(36)	We are unable to provide the names of certain holders of notes and/or our common shares issuable upon conversion of the notes or exercise of the warrants, because they have not provided us with information and/or their notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. Information concerning any such holders who are not listed in the above table will be set forth in prospectus supplements from time to time, if and as required by such holders. For purposes of completing this row, we have assumed that any other such holder or any future transferee from any such holder does not beneficially own any of our common stock other than the shares issuable upon conversion of the notes at the initial conversion rate and exercise of any warrants not specifically referenced in the table.
     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information provided to us will be set forth in prospectus supplements or post-effective amendments.
     Prior Transactions between Vion and the Selling Securityholders or their Affiliates.
     Except as set forth in the following table there have been no prior securities transactions between any of the selling securityholders, any of their affiliates or to our knowledge any person with whom any selling securityholder has a contractual relationship regarding our sale of notes and warrants (or any predecessors of those persons) and us.

					Percentage of
					Total Issued
					and
					Outstanding
			Number of		Securities
			Shares of		(Excluding
			Common Stock		Selling
			Outstanding Prior	Number of	Shareholders,
			to the Transaction	Shares of	Affiliates and
		Number of	(including Selling	Common Stock	Affiliates of
		Shares of	Securityholders,	Issued or	Selling		Market Price
		Common Stock	Affiliates and	Issuable	Shareholders)		Per Share of
		Outstanding	Affiliates of	Pursuant to	Issued or Issuable		Common Stock	Current
	Date of	Prior to the	Selling	the Prior	in the Prior		Prior to the	Market
Selling Securityholder	Transaction	Transaction	Securityholders)†	Transaction	Transaction		Transaction	Price (1)

September 8, 2003, Private Placement of $11,331,500 of Common Stock and Common Stock Purchase Warrants
Highbridge International LLC (through its affiliate Smithfield Fiduciary LLC)	9/8/03	3,279,620	2,605,477	114,286 (2)	4.39%		20.60	$0.52
January 25, 2005 Registered Direct Offering(3)
Tang Capital Partners, LP	1/25/05	5,586,373	5,001,323	90,000	1.80%		36.90	$0.52
Highbridge International LLC	1/25/05	5,586,373	5,001,323	40,000	*	*	36.90	$0.52
Caduceus Capital Master Fund Limited *	1/25/05	5,586,373	5,041,083	50,240	1.00%		36.90	$0.52
Caduceus Capital II, L.P. *	1/25/05	5,586,373	5,064,213	27,110	*	*	36.90	$0.52
UBS Eucalyptus Fund, LLC*	1/25/05	5,586,373	5,054,673	36,650	*	*	36.90	$0.52
PW Eucalyptus Fund, Ltd. *	1/25/05	5,586,373	5,087,093	4,230	*	*	36.90	$0.52
SHC Aggressive Master Trust*	1/25/05	5,586,373	5,083,143	8,180	*	*	36.90	$0.52
Knightsbridge Post Venture IV L.P. *	1/25/05	5,586,373	5,076,263	15,060	*	*	36.90	$0.52
Knightsbridge Integrated Holdings, V, LP*	1/25/05	5,586,373	5,072,443	18,880	*	*	36.90	$0.52
Knightsbridge Netherlands II, LP*	1/25/05	5,586,373	5,086,893	4,430	*	*	36.90	$0.52
Knightsbridge Integrated Holdings IV Post Venture, LP*	1/25/05	5,586,373	5,084,803	6,520	*	*	36.90	$0.52
Knightsbridge Post Venture III, LP*	1/25/05	5,586,373	5,089,193	2,130	*	*	36.90	$0.52
Knightsbridge Netherlands I LP*	1/25/05	5,586,373	5,089,323	2,000	*	*	36.90	$0.52
Knightsbridge Netherlands III — LP *	1/25/05	5,586,373	5,085,473	5,850	*	*	36.90	$0.52
Knightsbridge Integrated Holdings II Limited*	1/25/05	5,586,373	5,088,163	3,160	*	*	36.90	$0.52
Knightsbridge Venture Completion 2005 L.P. *	1/25/05	5,586,373	5,088,003	3,320	*	*	36.90	$0.52
Knightsbridge Venture Capital VI, L.P. *	1/25/05	5,586,373	5,081,953	9,370	*	*	36.90	$0.52
Knightsbridge Venture Capital III LP *	1/25/05	5,586,373	5,089,183	2,140	*	*	36.90	$0.52
Finsbury Emerging Biotechnology Trust plc*	1/25/05	5,586,373	4,796,663	294,660	6.14%		36.90	$0.52

(1)	Last quoted price in dollars of our common stock on the OTC Bulletin Board® as of March 20, 2009.

(2)	Includes 57,142 shares common stock issuable upon an exercise of warrants now expired.

(3)	This transaction was a registered direct primary offering by the Company pursuant to a registration statement on Form S-3. Accordingly, none of these shares were registered for resale by the selling securityholders.

†	Estimate, 5% holders determined by reference to closest filed Schedule 13G.

*	OrbiMed Advisors LLC and OrbiMed Capital LLC (collectively, “Orbimed”) are investment advisors controlling several of the Selling Securityholders as identified in the Selling Securityholder table above. The above Prior Transactions table discloses purchases by entities which were controlled by OrbiMed: Caduceus Capital Master Fund Limited, Caduceus Capital II, L.P., UBS Eucalyptus Fund, LLC, PW Eucalyptus Fund, Ltd., HFR SHC Aggressive Master Trust, Knightsbridge Post Venture IV L.P., Knightsbridge Integrated Holdings, V, LP, Knightsbridge Netherlands II, LP, Knightsbridge Integrated Holdings IV Post Venture, LP, Knightsbridge Post Venture III, LP, Knightsbridge Netherlands I LP, Knightsbridge Netherlands III — LP, Knightsbridge Integrated Holdings II Limited, Knightsbridge Venture Completion 2005 L.P., Knightsbridge Venture Capital VI, L.P., Knightsbridge Venture Capital III LP, and Finsbury Emerging Biotechnology Trust plc.

**	Less than one percent.
      Comparison of Registered Shares to Outstanding Shares.
     The following table discloses (i) the number of shares outstanding prior to the convertible note and warrant transaction that were held by persons other than the selling securityholders, affiliates of the company, and affiliates of the selling securityholders; (ii) the number of shares registered for resale by the selling securityholders or their affiliates in prior registration statements; (iii) the number of shares registered for resale by such selling securityholders or their affiliates that continue to be held by them; (iv) the number of shares that have been sold in registered resale transactions by such selling securityholders and their affiliates; and (v) the number of shares registered for resale on behalf of the selling securityholders or affiliates of the selling security holders in the current transaction. In this table, the calculation of the number of outstanding shares does not include any securities underlying any outstanding convertible securities, options, or warrants.

Number of
Shares of
	Common Stock		Number of
	Outstanding prior		Shares of	Number of	Number of
	to the Convertible		Common Stock	Shares of	Shares of
	Note Transaction	Number of	Registered for	Common Stock	Common Stock
	(excluding Selling	Shares of	Resale by Selling	Sold in	Registered for
	Securityholders,	Common Stock	Securityholders in	Registered	Resale by
	Affiliates and	Registered for	Prior Registration	Resale	Selling
	Affiliates of	Resale by Selling	Statements Still	Transactions	Securityholders
Selling	Selling	Securityholders in Prior	held by the Selling	by the Selling	in Current
Securityholder	Securityholders)†	Registration Statements	Securityholders	Securityholders	Transaction
OTA LLC	6,095,194	21,539 (1)	—	—	3,250

†	Estimate, 5% holders determined by reference to closest filed Schedule 13G to the issuance of the notes in February 2007.

(1)	The entry for this selling securityholder above includes 21,539 shares that were issuable upon exercise of warrants now expired. Such warrants were transferred to this selling securityholder rather than being sold to this selling securityholder directly by us.

PLAN OF DISTRIBUTION
     The selling securityholders and their successors, including their transferees, pledgees, donees or their respective successors, may sell the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or upon exercise of the warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     We will not receive any of the proceeds from the sale of these securities. If the notes or shares of common stock issuable upon the conversion of the notes, as interest or make-whole premiums or upon exercise of the warrants are to be sold by transferees, pledgees or donees or their respective successors then we must amend the list of selling securityholders to include the transferee, pledgee or donee or their respective successors as selling securityholders by amending the registration statement of which this prospectus is a part, or supplementing this prospectus, as required by law.
     The notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or upon exercise of the warrants may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the notes or our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise; and

•	through any other legal means possible.
     In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes and the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge them to broker-dealers that in turn may sell these securities.
     The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or exercise of the warrants, and, if the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time under this prospectus.
     The aggregate proceeds to the selling securityholders from the sale of the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or exercise of the warrants offered by them will be the purchase price of the notes or common stock less discounts, concessions or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of these securities to be made directly or through agents.

     Our outstanding common stock is quoted on the OTC Bulletin Board® under the symbol “VION.” We do not intend to list the notes on any securities exchange or automated dealer quotation system and can give no assurance about the development of any trading market for the notes.
     In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or exercise of the warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the common stock issuable upon the conversion of the notes, as interest or make-whole premiums or exercise of the warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     Selling securityholders that are also registered broker-dealers who act in connection with the sale of notes or shares of common stock under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of this compensation. Selling securityholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% (taking into account any value that may be attributed to the warrants under FINRA’s rules) of the aggregate amount of the securities offered pursuant to this prospectus (as it may be amended by any applicable prospectus supplement). The selling securityholders who have identified themselves as FINRA members or independent broker-dealers are reflected in the table under “Selling Securityholders.” FINRA has advised us that the acquisition of 1,027,000 warrants to purchase common stock and of $8,250,000 principal amount of notes by such selling securityholders affiliated with FINRA members participating in the offering under this registration statement constitute compensation received in connection with such offering and are required to be disclosed herein by FINRA Rule 2710(c)(2)(C).
     Several of the selling securityholders are affiliates of broker-dealers. Each of these selling securityholders has informed us that (1) the selling securityholder purchased its notes in the ordinary course of business and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.
     The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder, or any successor rules or regulations, and have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of these provisions.
     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
     We will use our commercially reasonable best efforts to keep the registration statement of which this prospectus is a part effective for the period set forth above under “Description of the Notes — Registration Rights.” No sales may be made pursuant to this prospectus after that period unless we amend the registration statement of which this prospectus is a part or supplement this prospectus, as required by law, to indicate that we have agreed to extend the period of effectiveness.
     We have agreed, among other things, to bear all fees and expenses, other than selling expenses, discounts, concessions and commissions and expenses of counsel to the selling securityholders, in connection with the registration and sale of the notes and the shares of common stock under this prospectus.
     If we pay interest on our convertible senior notes with shares of our common stock, such payment shall be considered paid on the date that we transmit to the transfer agent of our common stock, with a copy to the trustee of the notes, an instruction to issue such shares to the holders of the convertible senior notes in accordance with the requirements of the transfer agent, and we will issue a press release announcing that we have instructed the transfer agent to issue shares of common stock in payment of interest, along with the aggregate number of shares to be issued. The number of shares of registered common stock that we issue in payment of interest on the convertible senior notes will have a fair market value equal to the amount of interest due calculated using the closing bid price of our common stock on the interest payment date.
     We will bear all costs associated with making an interest payment in registered shares of our common stock to holders of our convertible senior notes. Based on our prior experience paying interest in shares in August 2007 and February 2008, we estimate that such costs will be approximately $2,000 per interest payment we may make. We will not receive any proceeds from this offering.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 60,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of March 1, 2009, we had 8,036,227 shares of common stock outstanding, and no shares of preferred stock outstanding. Furthermore, as of March 1, 2009, we have reserved 4,678,525 shares for possible future issuance:

•	an aggregate of 780,000 shares of common stock for issuance upon the exercise of outstanding warrants;

•	an aggregate of 3,124,998 shares of common stock for issuance upon the conversion of our outstanding convertible notes as described in this prospectus;

•	an aggregate of 293,628 shares of common stock for issuance upon the exercise of options outstanding under our stock option plans; and

•	an aggregate of 479,899 shares of common stock for issuance under our 2005 Stock Incentive Plan and under the Company’s Employee Stock Purchase Plan.
Common Stock
      Dividends
     Holders of common stock are entitled to receive dividends, in cash, securities, if any, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.
      Voting
     Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders.
      Rights on Liquidation
     In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.
      Miscellaneous
     Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock that are the subject of this prospectus shall, when issued by the Company upon conversion of the notes, as a make-whole payment or upon a fundamental change, or when paid for upon the exercise of the warrants described in this prospectus, be fully paid and nonassessable.
      Transfer Agent And Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
      OTC Bulletin Board®
     Our shares are quoted on the OTC Bulletin Board® under the symbol “Vion.”.

Preferred Stock
     The 5,000,000 authorized shares of preferred stock may by issued in one or more series by the action of our board of directors and without the approval of our holders of common stock. Our board of directors is authorized to determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to determine the variations among series. If we issue preferred stock, it would most likely have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. In addition, we may be obligated to repurchase or redeem a series of preferred stock. The holders of preferred stock may have voting and conversion rights, including multiple voting rights, which could adversely affect the rights of the holders of our common stock.
Outstanding Warrants
     We currently have outstanding warrants to purchase an aggregate of 780,000 shares of our common stock. All of the outstanding warrants have an exercise price of $20.00 per share and were issued in connection with our sale of the convertible senior notes in February 2007. In accordance with the registration rights agreement referred to above, we are registering the 780,000 shares of common stock issuable upon exercise of those warrants for resale by the selling securityholders in the registration statement of which this prospectus is a part. We may redeem the outstanding February 2007 warrants at any time after the warrants become exercisable:
•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days prior written notice of redemption;

•	if, and only if, the last sales price of our common stock equals or exceeds 150% of the exercise price per share of the warrants then in effect for any 20 trading days within a 30-consecutive trading day period ending three business days before we send the notice of redemption; and

•	if, and only if, at all times during such 30-consecutive trading day period there is an effective registration statement relating to the resale of all the shares of common stock issuable to warrant holders upon exercise of the warrants.
     If the foregoing conditions are satisfied and we call the February 2007 warrants for redemption, each warrant holder will then be entitled to exercise his, her or its warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed 150% of the exercise price per share of the warrants then in effect or the warrant exercise price after the redemption call is made. The exercise price of these warrants significantly exceeds the current market price of our common stock.
     If we complete a reorganization, reclassification, merger, consolidation or disposition of assets, then the holders of our warrants shall have the right thereafter to receive upon exercise of the warrants, the number of shares of common stock of the successor or acquiring corporation or of our company if it is the surviving corporation, and other property receivable upon or as a result of the transaction by a holder of the number of shares of common stock for which the warrants are exercisable immediately prior to the transaction.

     Under each of our warrants we are subject to potential daily monetary penalties for failure to timely deliver stock certificates representing shares of common stock upon the exercise of any of the warrants. If we fail to deliver a stock certificate within five trading days after the exercise of any of warrants, and if, due to that failure, a selling securityholder has to buy shares in the market, we must pay the selling securityholder the amount of the difference between the price at which the selling securityholder had to buy shares in the market and the price at which he gave the order to sell shares, and we must either reinstate the warrant or deliver shares of common stock at the election of the selling securityholder. In addition, the exercise price and/or number and class of shares subject to the warrants are subject to adjustment, as described in each of our warrants, in the event of dividends on shares of our common stock, and subdivisions, combinations and reclassifications of our common stock.
Anti-Takeover Provisions
     The following items may hinder or deter a potential attempt to take over control of our company.
     Section 203 of the Delaware General Corporation Law
     Under Section 203 of the Delaware General Corporation Law, certain ‘business combinations’ between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an ‘interested stockholder’ are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:
•	the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

•	the business combination was approved by the Board of Directors the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

•	the business combination was approved by the Board of Directors and ratified by 66-2/3% of the voting stock, which the interested stockholder did not own.
     The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving more than 10% of the assets or the stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder’s percentage ownership of stock. The term ‘interested stockholder’ is defined generally as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock.
     Section 203 could have the effect of delaying, deferring or preventing a change in control of us.
      Authorized but Unissued Shares
     The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. This could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF THE NOTES
     The notes are issued under and are governed by an indenture dated as of February 20, 2007, between us and U.S. Bank National Association, as trustee. Because this section is a summary, it does not describe every aspect of the notes, the indenture or the registration rights agreement and does not contain all information that you may find useful. This summary is subject to, and qualified in its entirely by, reference to all the provisions of the indenture and the registration rights agreement, including definitions of certain terms used in the indenture or the registration rights agreement.
     The notes:
•	are limited to $60 million aggregate principal amount;

•	mature on February 15, 2012; and

•	are our senior unsecured obligations.
     We have the intention and a reasonable basis to believe that we will have the financial ability to make all payments required on the notes through 2009. We will need to raise additional capital or significantly increase our revenues through sale or licensing of our products to make payments after such date; neither of which can be assured.
     The notes bear interest at the annual rate of 7.75% from the date of issuance of the notes. We will pay interest twice a year, on each February 15 and August 15, until the principal is paid or made available for payment or the notes have been converted, redeemed or repurchased. We will pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding February 1 or August 1, as the case may be, which we refer to as a regular record date. Each payment of interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the scheduled original issuance date) through the day before the applicable interest payment date (or redemption or repurchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us at our option or at the option of a holder in accordance with the terms of the notes. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. See “- Conversion Rights.”
     Interest on the notes is payable, at our option, in cash, registered common stock or some combination of cash and registered common stock having a fair market value equal to the interest payment due. For the purposes of payment in registered common stock, the fair market value of our common stock shall be equal to the closing bid price of our common stock on the interest payment date, subject, if applicable, to compliance with Nasdaq shareholder approval rules. If we pay interest in shares of our common stock, while we will instruct the transfer agent for the common stock and DTC to make payment on the interest payment date, such shares may not be reflected in your account on that date, and thus the value of the shares when reflected in your account may be different from the date interest became due. The aggregate dollar amount of interest paid on the notes through March 1, 2009 is approximately $9.2 million, of which $4.6 million has been paid through the issuance of 792,042 shares of our common stock, which were included in the 820,588 shares of common stock originally registered on the Registration Statement on Form S-3 of which this prospectus formed a part.
     We are registering in this registration statement the potential primary issuance by us of 28,546 shares of our common stock and we are seeking to register an additional 15.9 million shares for issuance in payment of interest on our convertible senior notes in a separate registration statement. The number of shares registered in this registration statement together with those 15.9 million additional shares represents the aggregate amount of interest payable on the notes through February 15, 2010 (assuming a stock price on the date of such issuance of approximately $0.45 and further assuming that there are no note conversions or repurchase of notes by us).
     You may convert the notes into shares of our common stock at any time prior to the close of business on the maturity date of the notes,

unless the notes have been previously redeemed or repurchased. The current conversion price is approximately $19.20 per share. The conversion price is subject to adjustment described below. Holders of notes submitted for redemption or repurchase will be entitled to convert the notes up to and including the second business day immediately preceding the date fixed for redemption or repurchase. The current conversion price significantly exceeds the market price of our common stock.
     If we experience a fundamental change, you will have the right to require us to repurchase your notes, as described below under “Fundamental Change Permits Holders to Require Us to Repurchase Notes.”
     The notes are not redeemable prior to February 15, 2010, and are freely redeemable after that date, as described below under “Optional Redemption.” The notes do not have the benefit of a sinking fund, which means that the indenture does not require us to redeem or retire the notes periodically.
     The notes are issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. The notes are payable at the corporate trust office of the paying agent, which initially is an office or agency of the trustee. The notes are represented by one or more global securities registered in the name of a nominee of the depository. See “- Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”
     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement.
Form, Denomination, Transfer, Exchange and Book-Entry Procedures
     The notes are issued:
•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples thereof.
     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, The City of New York.
     The notes have initially been evidenced by one or more global notes that are deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The global notes and any notes issued in exchange for the global notes will be subject to restrictions on transfer and will bear restrictive legends. Except as set forth below, record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
     The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:
•	DTC has notified us that it is unwilling or unable to continue as depository for the global notes or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention to permanently cease business or does in fact do so; or

•	an event of default with respect to the notes represented by the global notes has occurred and is continuing.
     In those circumstances, DTC will determine in whose names any notes issued in exchange for the global notes will be registered.

     So long as the notes are registered in the name of Cede & Co. as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global notes for all purposes, and as a result:
•	you cannot receive notes registered in your name if they are represented by a global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in a global note;

•	you will not be considered to be the owner or holder of a global note or any note it represents for any purpose; and

•	all payments on the global notes will be made to DTC or its nominee.
     The laws of some jurisdictions require that certain kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire interest in the notes and to transfer or encumber your beneficial interests in a note to these types of purchasers.
     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in a global note. The only place where the ownership of beneficial interests in a global note appears and the only way the transfer of those interests can be made will be on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).
     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.
     So long as DTC through Cede & Co. is the sole registered holder of the global notes, we will make payments of interest on, and the redemption or repurchase price of, the global notes only to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We will make these payments of cash by wire transfer of immediately available funds on each payment date. If we pay interest in shares of our common stock, while we will instruct the transfer agent for the common stock and DTC to make payment on the interest payment date, such shares may not be reflected in your account on that date, and thus the value of the shares when reflected in your account may be different from the date interest became due.
     We have been informed that, with respect to any payment of interest on, principal of, or repurchase price of, the global notes, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”
     We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.
     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global notes to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant has, or participants have, given such direction.
     DTC has also advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global notes, including for payments made on the global notes, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.
     Except as provided under “- Negative Covenants,” the notes are our senior unsecured obligations. Your right to payment under the notes is:
•	junior in right of payment to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	equal in right of payment to our future senior unsecured indebtedness;

•	senior in right of payment to our existing and future subordinated indebtedness; and

•	structurally subordinated to any indebtedness or other liabilities of our subsidiaries.
     The notes and the indenture restrict us and our subsidiaries from incurring indebtedness or other obligations, including senior secured indebtedness or other secured obligations, in the future, and they limit the amount of indebtedness or other obligations we may incur that are equal in right of payment to the notes.
Guarantees
     We currently do not have any domestic subsidiaries. To the extent we have any future domestic subsidiaries, the notes will be guaranteed by each of our future domestic subsidiaries.
Automatic Conversion
     Subject to the terms of the indenture, the notes shall become automatically convertible at any time prior to maturity, if the closing price per share of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period, provided that only those notes as to which we are then able to make the make-whole payment under Nasdaq shareholder approval rules, if applicable, may be automatically converted; and further provided that only those notes (i) for which a shelf registration statement with respect to the resale of the shares of our common stock issuable upon automatic conversion of those notes was in effect for each day during such 30-consecutive trading day period or (ii) for which the shares issuable upon automatic conversion may be freely transferred pursuant to Rule 144 under the Securities Act, may be automatically converted. The conversion rights of any holder who does not covert notes in connection with such an automatic conversion shall terminate.
Make-Whole Payment Upon an Automatic Conversion
     Upon any automatic conversion of the notes, we shall pay to you an amount equal to $232.50 per $1,000 principal amount of your notes so converted, less the amount of any interest paid on such notes prior to the conversion date. This payment may be made at our option in cash, registered shares of our common stock or some combination of cash and registered shares of our common stock having a fair market value equal to the make-whole payment due. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of the volume-weighted average price of the common stock for the five consecutive trading days ending on the trading day immediately preceding the conversion date, subject to compliance with Nasdaq shareholder approval rules. If applicable, Nasdaq shareholder approval rules would prevent the Company from making any issuance of additional shares of common stock as a make-whole payment when, taken together with any shares of common stock issued in payment of interest on the notes and issued or issuable upon conversion of the notes, would reduce the effective price per share of common stock to holders below $16.00, subject to adjustment in the same manner as the conversion price. We have no obligation to seek shareholder approval in order to enable us to issue shares in excess of any such limitation. No make-whole amount shall be payable upon any conversion or redemption of the notes other than in connection with an automatic conversion or upon a fundamental change.
Conversion Rights
     You may, at your option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the note has been previously redeemed or repurchased. If the notes are subject to redemption or repurchase, you may convert your notes at any time before the close of business on the day immediately preceding the date fixed for redemption or repurchase unless we default in making the payment due upon redemption or repurchase. The current conversion price is approximately $19.20 per share. The conversion price is subject to adjustment as described below.
     In accordance with the requirements of the registration rights agreement referred to below, we are registering the 3,124,998 shares of common stock issuable upon conversion of the notes for resale by the selling securityholders. You can convert the note into such shares by delivering the note to the trustee’s corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which is attached to the indenture and may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in cash in lieu of any fractional shares, and the trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.
     If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next interest payment date.
     In addition, if we distribute rights or warrants (other than those referred to in clause (2) under “Adjustments to Conversion Price” below) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (which we refer to in this prospectus as the conversion shares), a number of rights or warrants to be determined as follows:
•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to in this prospectus as the distribution date), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants; and

•	if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of, and applicable to, the rights or warrants.
     No other payment or adjustment for interest will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.
     If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.
     Adjustments to Conversion Price.
     According to the indenture, the conversion rate is subject to adjustment if, among other things:
(1)	there is a dividend or other distribution payable in common stock on shares of our common stock;

(2)	we issue to all holders of common stock any rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the indenture, of our common stock (other than rights, options or warrants that by their terms will also be issued to holders of notes upon conversion of the notes into shares of common stock or that are distributed to our stockholders upon a merger or consolidation); however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur; provided that the conversion price will be readjusted to the extent such rights, options or warrants are not exercised prior to their expiration;

(3)	we subdivide, reclassify or combine our common stock;

(4)	we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:
(a)	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

(b)	certain rights, options or warrants distributed pro rata to holders of common stock and for which adequate arrangements are made for holders of notes to receive their rights, options and warrants upon conversion of the notes;

(c)	certain dividends, distributions or tender offers paid in cash; and

(d)	distributions upon a merger or consolidation as discussed below;
(5)	we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock; or

(6)	the successful completion of a tender offer made by us or any of our subsidiaries for our common stock.
     On conversion, the holders of notes will also receive, to the extent they receive shares of our common stock upon conversion, the rights under any current or future shareholder rights plan ( i.e., a poison pill) we may have established or may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a shareholder rights plan will not trigger a conversion rate adjustment pursuant to clauses (2) or (4) above so long as we have made proper provision that holders will, to the extent they receive shares of our common stock upon conversion, also receive such rights in accordance with the terms of the indenture.
     Subject to Nasdaq shareholder approval rules, if applicable, we reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for U.S. federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We may also, from time to time, to the extent permitted by applicable law and subject to Nasdaq shareholder approval rules, if applicable, increase the conversion rate by an amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interest. If our Board of Directors makes such a determination it will be conclusive. We will give you notice at least 15 days prior to the effective date of such change in the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments. We are under no obligation to make any such adjustments or to seek shareholder approval to do so.
     If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.
     In the event of:
•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,
the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Certain Federal Income Tax Considerations.”
Optional Redemption
     We may redeem the notes at any time on or after February 15, 2010, on at least 30 days and no more than 60 days notice, in whole or in part, in cash at redemption price equal to 100% of the principal amount plus accrued and unpaid interest up to, but not including, the redemption date. No sinking fund is provided for the notes. Prior to February 15, 2010, we may not redeem the notes.
     If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate or in any manner required by DTC acting as the depositary under the indenture.
Fundamental Change Permits Holders to Require Us to Repurchase Notes
     If a fundamental change (as defined below) occurs at any time prior to February 15, 2010, you will have the right, at your option, to require us to repurchase for cash all of your notes not previously repurchased or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
     Within 20 days after the occurrence of a fundamental change, we are obligated to give each registered holder of notes notice of the fundamental change, which notice must state, among other things, the fundamental change repurchase right arising as a result of the fundamental change and the procedures that holders must follow to exercise these rights. We must also deliver a copy of this notice to the trustee. To exercise the fundamental change repurchase right, a registered holder must deliver on or before the 20th day after the date of our notice, written notice, to the trustee of such holder’s exercise of its fundamental change repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 20 business days after the date of our notice, which we refer to in this prospectus as the fundamental change repurchase date.
     A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:
(1)	any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of us and our subsidiaries to any person (other than a subsidiary); provided, however, that (A) a transaction where the holders of all classes of our common equity (as defined below) immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of such person immediately after such transaction or (B) a joint venture, licensing arrangement or other strategic relationship involving the licensing, manufacturing or marketing of, or other similar arrangement with respect to, our products (even if such arrangement or relationship involves an investment in us) shall not be a fundamental change;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which the common stock will be converted into cash, securities or other property or any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of our consolidated assets (considered together with our subsidiaries) to any person (other than one of our subsidiaries); provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than

50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change;
(3)	a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our employee benefit plans)) files a Schedule 13D or a Schedule TO, disclosing that it has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our common equity representing more than 50% of the voting power of our common equity; or

(4)	our stockholders approve any plan or proposal for our liquidation or dissolution; provided, however, that a liquidation or dissolution of Vion that is part of a transaction described in clause (2) above that does not constitute a fundamental change under the proviso contained in that clause shall not constitute a fundamental change.
     As used above “common equity” of any person means capital stock of such person that is generally entitled to (1) vote in the election of directors of such person or (2) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.
     However, a fundamental change will not be deemed to have occurred if 90% or more of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ or appraisal rights, if any) in the transaction or transactions constituting the fundamental change consists of another person’s common stock or American Depositary Shares representing shares of another person’s common stock traded on a U.S. national securities exchange, or which will be so traded or quoted when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the notes become convertible solely into such common stock or American Depositary Shares.
     For purposes of these provisions:
•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	a “person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
     The definition of fundamental change includes a phrase relating to the sale, lease or transfer of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.
     In connection with any repurchase offer pursuant to these provisions, we will:
•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with the federal and state securities laws.
     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase the amount of our indebtedness or our subsidiaries’ indebtedness, some or all of which could be effectively senior to the notes.

     We cannot assure you that we will have the financial resources, or will be able to arrange financing to pay the fundamental change repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, our ability to repurchase notes may be limited by the terms of our then-existing indebtedness or financing agreements. No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the repurchase price of all such notes. If we were to fail to repurchase the notes when required by holders following a fundamental change, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.
     Payment of the fundamental change repurchase price for a note for which a fundamental change repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. Payment of the fundamental change repurchase price for the note will be made promptly following the later of the fundamental change repurchase date or the time of delivery of the note.
     If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the note on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note. This will be the case whether book-entry transfer of the notes is made or whether the notes are delivered to the paying agent.
Make-Whole Premium Upon a Fundamental Change
     If a fundamental change, as defined above under the section titled “- Fundamental Change Permits Holders to Require Us to Repurchase Notes,” occurs prior to February 15, 2010, we will pay, in registered shares of our common stock (but subject to Nasdaq shareholder approval rules if applicable), a make-whole premium if you convert your notes in connection with any such transaction by issuing additional shares of common stock upon conversion of the notes, if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. Any make-whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the effective date, and the price, which we refer to as the stock price, paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date. In addition, because of applicable Nasdaq shareholder approval rules, under no circumstances will the issuance of additional shares of common stock as a make-whole premium, taken together with any shares of common stock issued in payment of interest on the notes and any shares issued or issuable upon conversion of the notes, result in an effective price per share of common stock to holders below $16.00, subject to adjustment in the same manner as the conversion price. We have no obligation to seek shareholder approval in order to enable us to issue shares in excess of any such limitation. The following table shows what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes and without giving effect to the foregoing limitations.

Number of Additional Shares per $1,000 Principal Amount of Notes

Effective Date of	Stock Price
Fundamental Change	$16.00	$18.00	$20.00	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00	$34.00	$36.00
02/15/2008	11.93	10.10	8.74	7.65	6.8	6.12	5.59	5.17	4.84	4.56	4.31
02/15/2009	10.42	7.87	6.12	4.89	4.05	3.44	2.97	2.58	2.42	2.28	2.15
02/15/2010	10.42	6.68	4.3	2.67	1.52	0.71	0.28	0.00	0.00	0.00	0.00
     The actual stock price and effective date may not be set forth on the table, in which case:
•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $36.00 per share, subject to adjustment as described below, no make-whole premium will be paid; and

•	if the stock price on the effective date is less than $16.00 per share, subject to adjustment as described below, no make-whole premium will be paid.
     The stock prices set forth in the table above will be adjusted as of any date on which the conversion price of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under the section titled “- Conversion Rights — Adjustments to Conversion Price,” other than by operation of an adjustment to the conversion rate by adding the make-whole premium as described above.
     We are registering the potential primary issuance by us of 854,033 shares of common stock in payment the make-whole premium upon a fundamental change described above in the registration statement of which this prospectus forms a part. That number represented the maximum number of shares issuable in accordance with the table above, assuming that the fundamental change occurred on April 2, 2007 (the date prior to the date of our initial filing of the registration statement on Form S-3 of which this prospectus formed a part) at a price of $16.00, the earliest possible date and lowest possible price at which the make-whole shares would be issued. We also intend to use any such shares at our option to pay any make-whole amounts upon an automatic conversion. See “- Make-Whole Payment Upon an Automatic Conversion.”
     The obligation to deliver additional shares as described above will not apply to any fundamental change occurring after February 15, 2010.
     The additional shares delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.
     Our obligation to deliver the additional shares to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Merger and Sales of Assets by Us
     The indenture provides that without the consent of holders of a majority of the aggregate principal amount of outstanding notes, we may not consolidate with or merge into any other person, or convey, transfer, sell, or lease its properties and assets substantially as a entirety to any person, and the indenture provides that we may not consolidate with or merge into any other person or sell, lease, or otherwise transfer (in one transaction or a series of transactions) all or substantially all of the consolidated assets of us and our subsidiaries to any person, unless among other things:
(1)	the resulting, surviving or transferee person (if other than us) is a corporation organized and existing under the laws of:
(a)	the United States, any state thereof or the District of Columbia; or

(b)	any member country of the European Union, or any other country if the organization and existence of such person in such country would not impair the rights of holders and such resulting, surviving or transferee person has common stock, or American Depository Receipts representing such common stock, trading on a national securities exchange in the United States;
(2)	such person assumes all of our obligations under the notes and the indenture;

(3)	we or such successor person shall not immediately thereafter be in default under the indenture; and

(4)	other conditions described in the indenture are met.
     Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change of us permitting each holder to require us to repurchase the notes of such holder as described above.
     Beneficial owners of the notes should consult their own tax advisors regarding the tax consequences of an assumption of our obligations under the notes and the indenture by such a person.
     There is no precise, established definition of the phrase “substantially all” under applicable law relating to the transfer of properties and assets under applicable law and accordingly there may be uncertainty as to whether the foregoing provision would apply to a sale or lease of less than all our assets. A joint venture, licensing arrangement or other strategic relationship involving the licensing, manufacturing or marketing of, or other similar arrangements with respect to, our products (even if such arrangement or relationship involves an investment in us) shall not be deemed a transfer of all or substantially all of the consolidated assets of us and our subsidiaries.
Negative Covenants
     We have agreed not to incur or suffer to exist and not to permit our subsidiaries to incur or suffer to exist:
•	secured indebtedness;

•	senior secured indebtedness;

•	subordinated indebtedness that matures on or before the maturity date of the notes; or

•	indebtedness of any of our subsidiaries,
in an aggregate principal amount for the indebtedness above exceeding $5,000,000, unless, in the case of secured indebtedness only, the notes are equally and ratably secured with such secured indebtedness in excess of such $5,000,000 limit.

Events of Default; Notice and Waiver
     The indenture provides that, except as provided below, if an event of default specified in the indenture shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes outstanding plus accrued and unpaid interest through, but excluding, the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes outstanding plus accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.
     The sole remedy for an event of default specified in paragraph (5) below arising out of any breach of our obligation under the indenture to file periodic or other reports (including pursuant to section 314(a)(1) of the Trust Indenture Act) shall consist exclusively of the right to receive additional interest on the notes in the amount of 0.50% per annum during the first 120 days after the occurrence and during continuance of such event of default. This additional interest will be payable in the same manner as additional interest accruing under the registration rights agreement; provided that the aggregate of all such additional interest shall not exceed 0.50% per annum. Once the event giving rise to the additional interest has been cured, the interest payable on the notes will return to the initial interest rate specified (excluding any additional interest payable under the registration rights agreement). If such event of default has not been cured or waived prior to such 120th day, then either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes outstanding plus accrued and unpaid interest through, but excluding, the date of such declaration to be immediately due and payable.
     Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences. Interest shall, to the extent permitted by law, accrue and be payable on demand upon a default in the payment of the principal amount, a redemption price or a fundamental change repurchase price with respect to any note and such interest shall be compounded semi-annually.
     Under the indenture, an event of default includes any of the following:
(1)	default in payment of the principal amount, a redemption price or a fundamental change repurchase price with respect to any note when such becomes due and payable;

(2)	default in payment of any interest due on the notes, which default continues for 30 days;

(3)	failure to give notice of a fundamental change when required to do so;

(4)	a default in our obligation to deliver the settlement amount upon conversion of the notes, together with cash in respect of any fractional shares, upon conversion of any notes and such default continues for a period of five business days or more;

(5)	default in the performance or breach of any other covenant by us in the indenture or any default by a subsidiary in the performance or breach of any other covenant by a subsidiary in a subsidiary guaranty, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes;

(6)	(a) failure by us or any subsidiary to make any payment by the end of any applicable grace period of indebtedness, which term as used in the indenture means our or our subsidiaries’ obligations (other than non-recourse obligations) for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount in excess of $5,000,000 and continuance of such failure for thirty days, or (b) the acceleration of indebtedness in an amount in excess of $5,000,000 because of a default with respect to such indebtedness and such indebtedness is not discharged or such acceleration is not cured, waived, rescinded or annulled within 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding; provided, however, that if any such failure or acceleration referred to in (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or
(7)	certain events of bankruptcy or insolvency or reorganization of Vion or any significant subsidiary.
     A “significant subsidiary” is a subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act as in effect on the date of the indenture.
     For purposes of the foregoing, if we pay interest with shares of our common stock, such payment shall be considered paid on the date that we transmit to the transfer agent, with a copy to the trustee an instruction to issue such shares to the holders of the notes in accordance with the requirements of the transfer agent, and issue a press release announcing that we have instructed the transfer agent to issue shares of common stock in payment of interest, along with the aggregate number of shares to be issued.
     The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding notes, unless the trustee receives an indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities, which might be incurred by it in complying with any such direction.
     No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the notes or for the appointment of a receiver or trustee, or for any remedy under the indenture or the notes, unless:
•	that holder has previously given to the trustee written notice of a continuing event of default; and

•	the holders of at least 25% in aggregate principal amount of the notes have made written request to the trustee, and offered indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days after such written notice and offer of indemnity.
     The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.
Modification and Waiver
     Without the consent of any holder of notes, we and the trustee may amend the indenture to:
•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of substantially all of our assets occurs;

•	decrease the conversion rate, provided that the decrease will not adversely affect the interests of the holders of the note subject, if applicable, to Nasdaq shareholder approval rules;

•	provide for acceptance of appointment under the indenture of a successor trustee;

•	provide for un-certificated notes in addition to certificated notes (so long as any un-certificated notes are in registered form for purposes of the Internal Revenue Code);

•	make any change that does not adversely affect the rights of any holder of notes;

•	make any change to comply with the Trust Indenture Act of 1939, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

•	add to our covenants or obligations under the indenture or surrender any right, power or option conferred by the indenture on us.
     In addition, modification and amendment of the indenture or the notes may be effected by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:
•	reduce the principal amount, reduce the rate or change the time of payment of interest on any note, redemption price or fundamental change repurchase price with respect to any note, or extend the stated maturity of any note or make any note payable in money or securities other than that stated in the notes;

•	make any change that adversely affects the right to convert any note or the right to require us to repurchase a note;

•	reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the indenture;

•	modify the provisions dealing with modification and waiver of the indenture, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; or

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.
     No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of the notes contained in this prospectus will be deemed to adversely affect the interests of the holders of the notes.
     The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of such notes waive any existing or past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest or fundamental change repurchase price or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.
Discharge of the Indenture
     We may be discharged from any and all obligations under the indenture (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon delivering to the trustee for cancellation all outstanding notes or depositing with the trustee, in trust, the paying agent or the conversion agent, if applicable after the notes have become due and payable, whether at stated maturity, or any redemption date or a fundamental change repurchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.
Calculations in Respect of Notes
     We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the conversion reference period, the conversion price, the conversion premium, conversion rate adjustments and amounts of interest, if any, on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.
Transfer and Exchange
     A holder may transfer or exchange the notes in accordance with the procedures set forth in the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption. In addition, the registrar is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of the notes to be redeemed.
     The registered holder of a note will be treated as the owner of it for all purposes.
Governing Law
     The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles that would result in the application of the laws of another jurisdiction.
Information Concerning the Trustee
     U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.
No Personal Liability of Stockholders, Officers, Directors and Employees
     No direct or indirect stockholder, officer, director or employee, as such, past, present or future of Vion, or any successor entity, shall have any liability in respect of our obligations under the indenture or the notes solely by reason of his, her or its status as such stockholder, officer, director or employee.

Absence of Public Market
     There is no existing market for the notes and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of holders to sell their notes or at what price holders of the notes will be able to sell their notes. Future trading prices of the notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. We do not intend to apply for listing of the notes on any securities exchange. See “Plan of Distribution.”
Replacement of Notes
     We will replace, at the holders’ expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.
     The above summary of certain provisions and terms of the indenture and the notes is not complete and is subject to, and qualified in its entirety by reference to, all the terms and provisions of the indenture and form of note attached as an exhibit thereto, a copy of which we will make available to beneficial owners of the notes upon request to us.
Registration Rights
     In connection with the initial private placement of the notes and warrants, we entered into a registration rights agreement with the initial purchaser of the notes and warrants. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes and exercise of the warrants, commonly referred to as the registrable securities, that we would, at our expense:
•	file with the SEC a shelf registration statement covering resales of the registrable securities (as we did with filing of the Registration Statement on Form S-3 that is being amended by the Registration Statement on Form S-1 of which this prospectus is part); and

•	use our reasonable best efforts to cause the shelf registration statement to become effective under the Securities Act on or prior to August 19, 2007, provided that if the SEC will not permit the registration statement to be declared effective as a resale registration statement for the selling security holders with respect to any or all of the registrable securities, as opposed to as a registration statement for a primary offering, we will register the maximum number of shares and amount of notes permitted by the SEC.
     Under the registration rights agreement, we also agreed, at our expense, to use our best efforts to keep effective the shelf registration statement, if declared effective, until the earlier of the time:
•	all of the holders of registrable securities registered under such shelf registration statement are able to sell all such registrable securities immediately without restriction pursuant to Rule 144 under the Securities Act or any successor rule;

•	all registrable securities registered under such shelf registration statement have been sold; or

•	all registrable securities included in such shelf registration statement have ceased to be outstanding.
     Except as described in the preceding paragraph, we shall be required to pay additional interest on the principal amount of the notes then outstanding if the shelf registration statement of which this prospectus forms a part ceases to be effective, other than due to a suspension period (as discussed below) and we fail to file and have declared effective a post-effective amendment to make such shelf registration statement effective within five business days, (iii) the suspension periods (as discussed below) exceed 90 calendar days in any 12 month calendar period, or (iv) we fail to timely comply with any of our obligations with respect to including a holder as a selling security holder in a shelf registration statement, provided that such failure is not solely due to a holder of the notes failing to deliver a completed and signed notice and questionnaire. During the first 90 days following the occurrence of any of the events described in clauses (i)-(iv) above, the additional interest will be in the amount of 0.25% per annum, increasing at the end of such 90-day period by 0.25% per annum, subject to a maximum rate of 8.25% per annum for the duration of such failure, from and including the date of such failure, until the event giving rise to the additional interest has been cured. Once the registration statement of which this prospectus forms a part with respect to the resale of the notes, and the resale of the shares of our common stock issuable upon conversion of the notes and upon exercise of the warrants issued in connection with the notes has been declared effective with respect to all of the registrable securities, the interest payable on the notes will return to the initial interest rate.
     Under the registration rights agreement, upon written notice to all the holders of notes, we are permitted to suspend the use of the prospectus that is part of this shelf registration statement in connection with sales of registrable securities if we possess material non-public information the disclosure of which would have a material adverse effect on us. The periods during which we can suspend the use of the prospectus may not exceed a total of 90 calendar days in any 12-month calendar period and not exceed 45 consecutive calendar days in any 12-month calendar period. Upon receipt of such notice, the holders of notes are required to cease disposing of securities under this prospectus and to keep the notice confidential.
     We agreed in the registration rights agreement to provide to each holder of registrable securities, upon request, copies of this prospectus, and to notify each holder when the shelf registration statement of which this prospectus forms a part has become effective and take other actions specified in the agreement to permit public resales of the registrable securities. Any holder who has elected to sell any registrable securities pursuant to the shelf registration statement of which this prospectus forms a part is required to be named as a selling security holder in this prospectus, and may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including the indemnification provisions contained in the Registration Rights Agreement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
     The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and the common stock into which the notes are convertible or which is paid as interest on the notes (or, in limited circumstances, to repay the notes). This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code in this prospectus, U.S. Treasury Regulations, IRS rulings and pronouncements, and judicial decisions, all as of the date of this prospectus, and all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to any matters discussed in this section. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, partnerships and other pass-through entities, certain hybrid entities and owners of interests therein, persons who acquire notes in connection with the performance of services, persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law or U.S. federal tax laws other than U.S. federal income tax. In addition, this discussion is limited to the purchaser of notes who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes. No assurance can be given, however, that the classification of the notes as indebtedness will not be challenged by the IRS, or if challenged, that such a challenge will not be successful.
     All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences relevant to the purchase, ownership and disposition of the notes and the common stock in their particular situations.
Possible Classification of the Notes as “Contingent Payment Debt Instruments”
     If a debt instrument provides for one or more contingent payments, the debt instrument may be subject to special tax treatment under the Contingent Payment Debt Regulations. For purposes of determining whether a debt instrument provides for one or more contingent payments, the Contingent Payment Debt Regulations provide that a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either “remote or incidental.” A debt instrument is not subject to the Contingent Payment Debt Regulations merely because it is convertible into stock of the issuer or of a related party. However, if the debt instrument is otherwise subject to the Contingent Payment Debt Regulations, the possibility of a conversion is a contingency for purposes of applying the Contingent Payment Debt Regulations.
     The application of the Contingent Payment Debt Regulations to the notes is uncertain because (i) if we pay interest on the notes by delivering registered shares of common stock (as described under “Description of the Notes”), the amount of interest received by a U.S. Holder of a note on any interest payment date may differ from the note’s stated return; (ii) if we exercise our right to effect an automatic conversion, we may be required to pay make-whole amounts to the holders of the notes which may be in cash, in shares of our common stock, or a combination of cash and shares of our common stock (as described under “Description of the Notes — Make-Whole Payment Upon an Automatic Conversion”), (iii) under certain circumstances, we may be required to pay make-whole premiums on notes converted in connection with any fundamental change (as defined above under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes”) by issuing additional shares of our common stock upon conversion of such notes (as described under “Description of the Notes — Make-Whole Premium Upon a Fundamental Change”), and (iv) we may be required to pay additional interest or liquidated damages in the event we fail to comply with certain obligations under the registration rights agreement as described under “Description of the Notes — Registration Rights.” We have taken and intend to continue to take the position (and this discussion assumes) that, as of the date of issuance of the notes, if any of these possibilities are treated as giving rise to one or more “contingencies” within the meaning of the Contingent Payment Debt Regulations, such contingencies are “remote” or “incidental” contingencies (both separately and in the aggregate) within the meaning of the Contingent Payment Debt Regulations. Accordingly, we have taken and will continue to take the position that the Contingent Payment Debt Regulations do not apply to the notes. U.S. Holders should note that under Treasury Regulations our determination that a contingency is “remote” or “incidental” is binding on all holders except with respect to a holder that explicitly discloses a contrary determination in the holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition of the notes.
     Notwithstanding the foregoing, the U.S. federal income tax treatment of the notes (or debt instruments comparable to them) has not been the subject of authoritative guidance from the IRS. Thus, the U.S. federal income tax treatment of the notes is not certain, and no assurance can be given that the IRS will agree with our position that the Contingent Payment Debt Regulations do not apply to the notes or with other positions we have taken or will take with respect to the U.S. federal income tax matters relating to the notes. We have not sought or received an IRS ruling or an opinion of counsel concerning our intended tax treatment of the notes, and our treatment is not binding on the IRS or the courts.
     If, contrary to our intended treatment, the notes are treated by the IRS as “contingent payment debt instruments,” the notes would be subject to the Contingent Payment Debt Regulations, and as a result the amount, timing and character of income, gain or loss with respect to holders of the notes could be significantly affected in an adverse manner, including ordinary income treatment on sale or conversion of the notes. See “Alternative Tax Treatment of the Notes” below. Holders are urged to consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments and the applicability of any proposed legislation (and the prospects of applicable future legislation) and the possible effects of changes in relevant tax laws.
Unless specified otherwise, the remainder of this discussion generally assumes that the notes will be treated as indebtedness that is not subject to the Contingent Payment Debt Regulations. Note, however, that if the notes were ultimately found to be subject to the Contingent Payment Debt Regulations, the statements and conclusions set forth below would be materially affected.
U.S. Holders
     This section summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and common stock by “U.S. Holders.” As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the U.S., (ii) an entity taxed as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial holder of a note or common stock other than a U.S. Holder or a foreign or domestic entity taxed as a partnership for U.S. federal income tax purposes.
     If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or common stock, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is included in the taxable income of its owners. A holder of the notes or common stock that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes and the common stock into which the notes are convertible or which is paid as interest on the notes (or, in limited circumstances, to repay the notes).
     Issue Price of the Notes
     For U.S. federal income tax purposes, the notes and the warrants were treated as a unit upon initial issuance. The “issue price” of the unit is the first price at which we sold a substantial portion of the units, disregarding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The issue price of a note and warrant is determined by allocating the issue price of a unit between the note and the warrant based on their relative fair market values. We have treated 95 percent of the issue price of each unit as allocable to the note and 5 percent of the issue price as allocable to the warrant. Our allocation of the issue price is binding on a U.S. Holder of the notes, unless the holder explicitly discloses on a statement attached to its timely filed federal income tax return for the year in which it acquires the notes that it has made a different determination. Our allocation is not binding on the IRS, however, and the IRS may challenge such allocation. If the IRS successfully asserts that the issue price of a note is less than the amount allocated by us, a greater amount of OID (as discussed below) will accrue on the notes.
Notes
     Stated Interest
     The stated interest on the notes will be includable in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting. In addition, if any interest is paid in our common stock, a U.S. Holder’s interest income will be equal to the fair market value of the stock received on the date it is includible in the holder’s income.
     Original Issue Discount
     The notes have been issued with OID for U.S. federal income tax purposes. The amount of OID on a note equals the excess of the “stated redemption price at maturity” of the note over its issue price. The stated redemption price at maturity of a note equals the sum of its principal amount plus all other payments scheduled to be made thereunder, other than payments of stated interest. The “issue price” of a note is that portion of the issue price of a unit that is allocated to the note under the rules described in “Issue Price of the Notes,” above.
     Each U.S. Holder of a note must include OID in income as ordinary interest income for federal income tax purposes as it accrues using a constant yield method, in advance of the receipt of cash payments attributable to such income, regardless of such holder’s regular method of tax accounting. In general, the amount of OID includible by a U.S. Holder for a taxable year is the sum of the “daily portions” of OID with respect to a note for each day during the taxable year (or portion of the taxable year) on which the holder held such note. The daily portion is determined by allocating to each day in an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period is the product of the “adjusted issue price” of the note at the beginning of the accrual period multiplied by its yield to maturity, less the amount of any stated interest allocable to such accrual period. The adjusted issue price of a note at the beginning of an accrual period is equal to its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments other than payments of stated interest made during all prior accrual periods. OID allocable to the final accrual period is the difference between the amount payable at maturity of the note (other than stated interest) and the note’s adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period.
     Upon occurrence of an automatic conversion, a fundamental change or a payment of liquidated damages, the notes would be treated as retired and then reissued on the date the event occurs for an amount equal to the adjusted issue price of the notes on that date. The tax treatment of any payment to holders in these circumstances (as described in “Possible Classification of the Notes as ‘Contingent Payment Debt Instruments”‘ above) is unclear. Any such payment may be treated as a repayment of principal on the notes. If so treated, such a payment would reduce the holder’s basis in the notes but would not be includible in the holder’s gross income. Alternatively, such a payment may be treated as a payment of ordinary income, possibly interest, includible in a U.S. Holder’s gross income at the time the payment accrues or is received in accordance with such holder’s method of tax accounting. Receipt of such a payment may require recalculation of the amount of OID includible in such holder’s gross income for subsequent periods. U.S. Holders should consult their tax advisors regarding the consequences of our making any payment with respect to an automatic conversion, a fundamental change or a payment of liquidated damages.

     Market Discount
     If a U.S. Holder acquires a note at a cost that is less than its adjusted issue price, as defined above, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is considered de minimis because it is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years until maturity (from the date of acquisition).
     Under the market discount rules of the Code, a U.S. Holder is required to treat any payment (other than a payment of stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. Holder as if the holder had sold the note at its then fair market value.
     In general, market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note. A U.S. Holder may, however, elect to determine the amount of accrued market discount using a constant yield method (described above under “Original Issue Discount”). This election is made on a note-by-note basis and is irrevocable.
     Depending on the U.S. Holder’s particular circumstances, a U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (either on a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and regarding the deferral of interest deductions will not apply. Generally, market discount that a taxpayer elects to include currently in income is treated as ordinary interest income for U.S. federal income tax purposes. This election will apply to all market discount debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income pursuant to the election.
     The rules governing market discount are complex and U.S. Holders should consult their own tax advisors concerning the application of these rules.
     Amortizable Bond Premium
     If a U.S. Holder acquires a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition, other than payments of stated interest, the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess (reduced, however, in the case of a convertible bond such as the notes, by any premium attributable to the conversion feature of the bond), and generally will not be required to include any OID in income. Generally, a U.S. Holder may elect to amortize such amortizable bond premium using a constant yield method (described above under “Original Issue Discount”) over the remaining term of the note and offset stated interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. If the amortizable bond premium allocable to an accrual period exceeds the amount of stated interest allocable to the accrual period, the excess would be allowed as a deduction for the accrual period, but only to the extent of the U.S. Holder’s prior interest inclusions on the note. Any excess is generally carried forward and allocable to the next accrual period. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. If a U.S. Holder elects to amortize bond premium, the U.S. Holder’s tax basis in the note will be reduced by the amount of allowable amortization. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.

     Acquisition Premium
     If a U.S. Holder purchases a note at an “acquisition premium,” the amount of OID that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:
•	less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of stated interest and

•	greater than the note’s adjusted issue price.
     If a note is purchased at an acquisition premium, the U.S. Holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to:
•	the amount of OID otherwise includible in income multiplied by

•	a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. Holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of stated interest, over the note’s adjusted issue price.
     As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above under “Original Issue Discount.”
     Election to Treat All Interest as Original Issue Discount
     U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under “Original Issue Discount.” This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the U.S. Holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. A U.S. Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.
     Conversion of Notes Into Our Common Stock
     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock, except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis in the note allocable to the fractional share. Any gain or loss will generally be capital gain or loss (except as described under “Market Discount,” above) and will be taxable in the same manner as described under “Sale, Exchange, Repurchase, Redemption or Retirement of the Notes” below. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, which will generally be equal to the amount paid for the note plus any amounts paid in connection with a conversion representing interest at the time of such conversion (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

     Any amount of market discount accrued on a note that has not been recognized as ordinary income prior to, or as a result of, the conversion of a note will carry over to the common stock received upon conversion. As a result, any gain on the sale or exchange of common stock received upon conversion will be treated as ordinary income, rather than capital gain, to the extent of such carried over accrued market discount.
     Adjustments to Conversion Rate
     The terms of the notes provide for changes in their conversion rate in certain circumstances. The tax consequences of the changes in the conversion rate will depend on the exact circumstances at the time such change in conversion rate is made and on the nature of the change in the conversion rate. In addition, the tax law is unclear in some respects with respect to the tax consequences of changes in conversion rate.
     A change in the conversion rate, or failure to change the conversion rate, that has the effect, at the time made, of increasing a U.S. Holder’s proportionate interest in our earnings and profits may be treated as though the holder received a distribution in the form of our common stock, depending on the exact circumstances. If at any time we make a distribution of cash or property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the conversion rate adjustment provisions of the notes (described above in “Description of the Notes — Conversion Rights — Adjustments to Conversion Price”), the conversion rate of the notes is increased, that increase may be deemed to be the payment of a taxable dividend to a U.S. Holder of a note to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), notwithstanding the fact that the U.S. Holder does not receive a cash payment. An increase in the conversion rate at our discretion or in certain other circumstances may also be deemed to be the payment of a taxable dividend to U.S. Holders. However, a change in the conversion rate of a note solely to prevent the dilution of a U.S. Holder’s interests upon a stock split or other change in our capital structure, if made under a bona fide, reasonable adjustment formula, will not in most circumstances be treated as a constructive stock distribution.
     Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate of a note will be treated in the same manner as distributions paid in cash or other property as described below under “The Common Stock.” It is unclear under current law, however, whether a constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by noncorporate U.S. Holders. Similarly, it is also unclear under current law whether a corporate U.S. Holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend. U.S. Holders should carefully review the conversion rate adjustment provisions of the notes and consult their own tax advisors with respect to the tax consequences of any such adjustment.
     Sale, Exchange, Repurchase, Redemption or Retirement of the Notes
     Upon a sale, exchange (other than by conversion into our common stock), retirement, redemption or other disposition of a note, a U.S. Holder will generally recognize gain or loss equal to the difference (if any) between (i) the amount of cash and the fair market value of any property received in exchange therefor (except to the extent attributable to accrued interest, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income) and (ii) such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the portion of the issue price of the unit allocable to the note (as described above under “Issue Price of the Notes”) in the case of a holder who purchased the unit at initial issuance, or, in other cases, the holder’s purchase price for the note, in either case increased by the amount of OID and market discount previously included in the U.S. Holder’s income with respect to the note (including in the tax year of the disposition) and decreased by any payments received by such holder on the note other than stated interest and by any amortizable bond premium used to offset stated interest and certain amortizable bond premium allowed as a deduction. Except as described under “Market Discount,” above, any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than 12 months at the time of the disposition. Generally, long-term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

     If upon a change of control, a U.S. Holder requires us to repurchase some or all of such holder’s notes and we elect to pay the repurchase price solely with shares of our registered common stock, whether the holder would recognize any gain or loss on the exchange generally depends on whether the notes are “securities” for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law. The determination of whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, with the original term of the debt instrument regarded as one of the more significant factors. Thus, for example, courts generally have held that a debt instrument with an original term to maturity of ten years or more will be considered a security for this purpose, but a debt instrument with an original term to maturity of five years or less is often not considered a security. Whether debt instruments with an original term to maturity of between five and ten years, such as the notes, qualify as securities is unclear. If the notes are “securities” for U.S. federal income tax purposes, a U.S. Holder would generally not recognize any gain or loss on the exchange of notes for our common stock upon a change of control. If the U.S. Holder receives cash in lieu of a fractional share of registered common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder’s aggregate basis in the registered common stock received in exchange for the notes (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The U.S. Holder’s holding period for the registered common stock so received would include the period during which the holder held the note. If a U.S. Holder exchanges notes in connection with a change of control, and we deliver a combination of cash and registered common stock in satisfaction of our repurchase obligation, assuming that the notes are “securities” for U.S. federal income tax purposes, a U.S. Holder will generally not recognize loss, but will generally recognize capital gain, if any, on the notes so exchanged in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the common stock received upon exchange plus cash received over the adjusted tax basis in the notes tendered in exchange therefor) or (ii) cash received. Such gain will generally be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. A U.S. Holder’s tax basis in the registered common stock received should generally equal the adjusted tax basis in notes tendered in exchange therefor, decreased by the cash received, and increased by an amount of gain recognized. A U.S. Holder’s holding period in the registered common stock received upon exchange of notes will include the holding period of the notes so exchanged. If the notes are not “securities” for U.S. federal income tax purposes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph. Holders of notes should consult their own tax advisors as to whether the notes constitute “securities” for this purpose.
     Alternative Tax Treatment of the Notes
     As described above in “Possible Classification of the Notes as ‘Contingent Payment Debt Instruments,” if our intended treatment of the notes is determined to be incorrect, the notes will be subject to the Contingent Payment Debt Regulations. Under the Contingent Payment Debt Regulations, a U.S. Holder, regardless of its method of accounting, would be required to accrue interest income (as OID for U.S. federal income tax purposes) on the notes on a constant yield basis at an assumed yield (the “comparable yield”). The comparable yield would be based on the yield at which we could have issued, at the time of issuance of the notes, a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes, and therefore the comparable yield would likely be significantly higher than the stated interest on the notes. Accordingly, if the Contingent Payment Debt Regulations were to apply to the notes, U.S. Holders generally would be required to include in income an amount of interest in excess of the interest payments made on the notes (subject to adjustment as described below).
     If the Contingent Payment Debt Regulations were applicable to the notes, solely for purposes of determining the amount of interest income that a U.S. Holder would be required to accrue for U.S. federal income tax purposes, a “projected payment schedule” would have to be constructed in respect of the notes representing a series of payments (including issuances of our common stock upon conversion) the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The projected payment schedule would include the amount of each noncontingent payment and an estimate for each contingent payment, taking into account the conversion feature. Because we are taking the position that the Contingent Payment Debt Regulations do not apply, we will not prepare such a projected payment schedule. Therefore, if it is ultimately determined that the Contingent Payment Debt Regulations do apply, holders will be required to determine the projected payment schedule and to disclose that they have done so because we have not prepared such a schedule. Holders should consult their own tax advisors in this regard. Based on the comparable yield and the issue price of the notes, a U.S. Holder of a note (regardless of its accounting method) would be required to accrue as interest income the sum of the daily portions of interest on the notes for each day in the taxable year on which the U.S. Holder holds the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below).
     In addition to the interest accruals discussed above, if the Contingent Payment Debt Regulations were applicable to the notes and the actual amount of a payment on the notes exceeded the projected amount thereof, a U.S. Holder would generally incur a “positive adjustment” under the Contingent Payment Debt Regulations equal to the amount of such excess. Similarly, if the actual amount of a payment on the notes was less than the projected amount thereof, a U.S. Holder would generally incur a “negative adjustment” equal to the amount of such deficit. A net positive adjustment incurred by a U.S. Holder in a taxable year with respect to the notes would be treated as additional interest income. A net negative adjustment, on the other hand, would (i) reduce the U.S. Holder’s interest income on the notes for that taxable year; and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years that had not been offset by prior net negative adjustments; any net negative adjustment in excess of the amounts described in (i) and (ii) would then be carried forward.
     If the notes were subject to the Contingent Payment Debt Regulations and a U.S. Holder sold, exchanged (other than by conversion into our common stock), redeemed or retired a note, a U.S. Holder would generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (including the fair market value of our common stock received, if any) and such U.S. Holder’s adjusted tax basis in the note (as determined under the Contingent Payment Debt Regulations). A U.S. Holder generally would treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss (which would be long-term capital loss if the notes were held for more than one year as of the date of disposition). The deductibility of capital losses is subject to limitations.
     Finally, if the notes were subject to the Contingent Payment Debt Regulations, the amount to be received (including our common stock) by a U.S. Holder upon the conversion of a note would be treated as a contingent payment under the Contingent Payment Debt Regulations, and the calculation of the comparable yield and the projected payment schedule for the notes would take into account the receipt of stock upon conversion. Therefore, if (i) conversion occurs in the year projected and the value of the stock received is greater than the stock’s projected value on the projected payment schedule, or (ii) conversion occurs prior to the year projected, under the Contingent Payment Debt Regulations the value of the stock received upon conversion in excess of the projected amount for that year, if any, would constitute a “positive adjustment” in the year of conversion that would give rise to additional interest income to the holder (subject to potential adjustments). If, instead, (i) conversion occurs in the year projected and the value of the stock received is less than the stock’s projected value on the projected payment schedule, or (ii) conversion occurs after the year projected (or if conversion never actually occurs), the excess of the stock’s projected value over the value of the stock received in the year conversion was projected to occur (if any) would constitute an “negative adjustment” in that year that would result in ordinary loss to the holder (subject to potential adjustments, including a “positive adjustment” if conversion occurs in a later year).
     The Common Stock
     Distributions (including constructive distributions), if any, paid on the common stock that a U.S. Holder receives upon the conversion of a note or as interest paid on a note (or, in limited circumstances, as repayment of a note), generally will constitute a taxable dividend, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain. Dividend income that is received by an individual U.S. Holder in a tax year beginning on or before December 31, 2010 and that satisfies certain requirements generally will be subject to tax at a reduced rate. Unless the reduced rate provision is extended or made permanent by subsequent legislation, for tax years beginning after December 31, 2010, dividends will be taxed at regular ordinary income rates. Subject to certain restrictions, dividends received by a U.S. Holder that is a corporation will be eligible for a dividends received deduction.
     Gain or loss realized on the sale, exchange, or other taxable disposition of common stock will equal the difference between the amount of cash and the fair market value of any other property received in exchange for such stock and the U.S. Holder’s adjusted tax basis in such stock. Subject to the special rules that apply to stock received upon conversion of a note with market discount, discussed above under “Conversion of Notes Into Our Common Stock,” such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate U.S. Holders is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to certain limitations.
     Backup Withholding and Information Reporting
     Information with respect to payments or accruals of interest (including OID) on the notes, dividends paid on our common stock, payments of make-whole amounts, make-whole premiums and liquidated damages, and proceeds from the sale or other disposition of the notes and our common stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.
     A U.S. Holder may be subject to backup withholding (currently at a rate of 28 percent) with respect to interest (including OID) paid on the notes, dividends paid on our common stock, or with respect to proceeds received from a sale or other disposition of the notes or our common stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or falls within certain tax-exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9 (or substitute form).
     U.S. Holders should consult their own tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Non-U.S. Holders
     The following is a discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and common stock by a Non-U.S. Holder (as defined above). Special rules, which are not discussed here, apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” persons eligible for benefits under income tax conventions to which the U.S. is a party and U.S. expatriates. Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.
     For purposes of withholding tax on dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, any interest or dividend income and any gain on the sale, exchange, redemption, retirement or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the U.S. Generally, U.S. trade or business income is not subject to U.S. withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements). Instead, such income is generally subject to U.S. federal income tax on a net income basis at regular graduated tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or a lower rate that an applicable income tax treaty may specify.
     Interest
     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. However, interest income on a note (including OID) of most Non-U.S. Holders should qualify as portfolio interest,” and thus will be exempt from U.S. withholding tax, if such holders certify their nonresident status as described below. The portfolio interest exception will not apply to interest income on a note (including OID) of a Non-U.S. Holder that:
•	owns, actually or constructively (including by reason of the ability to acquire our common stock by conversion of a note), at least 10 percent of the total combined voting power of all classes of our stock entitled to vote, or

•	is a “controlled foreign corporation” (as defined for U.S. federal income tax purposes) that is related, directly or indirectly, to us.
     Even if the portfolio interest exception does not apply, interest income on a note (including OID) of a Non-U.S. Holder might be subject to withholding tax at a reduced rate under the terms of a tax treaty between the U.S. and the Non-U.S. Holder’s country of residence. The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the Non-U.S. Holder certifies its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing an accurate and complete IRS Form W-8BEN or appropriate substitute or successor form under penalties of perjury to us or our paying agent. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate certifications to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us. Special rules in U.S. Treasury Regulations apply to foreign partnerships, estates, and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners, or beneficiaries may have to be provided to us. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from Non-U.S. Holders. The portfolio interest exception, described above, may not apply if the interest is U.S. trade or business income (as defined above). In such case, a Non-U.S. Holder will be subject to regular U.S. federal income tax on interest income on a note (including OID) that is U.S. trade or business income; and, if the Non-U.S. Holder is a corporation, a U.S. branch profits tax equal to 30 percent of its effectively connected earnings and profits,” subject to adjustments, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty. We urge Non-U.S. Holders to consult their own tax advisors for information on the impact of these withholding and certification rules.
     In addition, as described above under “Possible Classification of the Notes as ‘Contingent Payment Debt Instruments”‘ if it is ultimately determined that the notes are not subject to the Contingent Payment Debt Regulations, holders could have additional interest income (including on conversion or sale of notes). Non-U.S. Holders should consult their own tax advisors with respect to the possible application of the Contingent Payment Debt Regulations, including possible application of the portfolio interest exception to any such additional interest.
      Certain Matters Relating to Contingencies
     As described above under “Possible Classification of the Notes as ‘Contingent Payment Debt Instruments” we may be required to pay holders additional amounts with respect to an automatic conversion, a fundamental change or a payment of liquidated damages. Absent further relevant guidance from the IRS, we intend to treat any such payments as subject to U.S. federal withholding tax. Therefore, Non-U.S. Holders will be subject to withholding on these payments if any, at a rate of 30 percent unless we receive an IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form) from the Non-U.S. Holder claiming, respectively, that such payments are subject to reduction of withholding under an applicable income tax treaty or that such payments are U.S. trade or business income exempt from withholding tax. A Non-U.S. Holder receiving an additional amount with respect to an automatic conversion, a fundamental change or a payment of liquidated damages that is subject to U.S. federal withholding tax as described in this section should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax on the grounds that such amount constitutes “portfolio interest” within the meaning of the Code or some other grounds.
     Dividends
     If we make distributions (including constructive distributions) on our common stock, any such distributions paid to a Non-U.S. Holder will generally constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain.
     In general, dividends paid or constructive dividends deemed paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30 percent rate unless such rate is reduced or eliminated by an applicable income tax treaty between the U.S. and the Non-U.S. Holder’s country of residence and the holder complies with the applicable certification requirements described below. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates as though the Non-U.S. Holder were a U.S. resident, but are not generally subject to the 30 percent withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed IRS Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. If a Non-U.S. Holder holds common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with certain certification requirements. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their tax advisors with respect to their entitlement to benefits under a relevant income tax treaty.
     Changes in Conversion Rate or Exercise Price
     The conversion rate of the notes is subject to adjustment in certain circumstances. Such adjustments could give rise to a deemed distribution to a Non-U.S. Holder of the notes, as described above in “Notes — Adjustments to Conversion Rate.” In such events, the deemed distribution would constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Any such dividends will generally be taxed as described above in “Non-U.S. Holders — Dividends.”
     Conversion of Notes
     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into our common stock and fractional shares, if any. However, if the Non-U.S. Holder receives any cash in lieu of a fractional share of common stock, the rules described below with respect to the tax consequences of the sale, exchange, repurchase, retirement or redemption of notes and common stock will apply.
     Non-U.S. Holders should note that if the notes are treated as “contingent payment debt instruments” (discussed above under “Possible Classification of the Notes as ‘Contingent Payment Debt Instruments”), amounts received upon a conversion of notes may be treated as ordinary interest income (which would be subject to the rules described in “Interest” above).

     Sale, Exchange, Repurchase, Retirement or Redemption of Notes or Common Stock
     Except as described below and subject to the discussion concerning backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange (other than a conversion of notes into our common stock and fractional shares, if any), repurchase, retirement, redemption or other disposition of a note or common stock generally will not be subject to U.S. federal income tax, including by way of withholding, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the U.S.), or (iv) in the case of a disposition of common stock, we are or have been a “U.S. real property holding corporation,” or a USRPHC, within the meaning of Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the common stock. We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC when a Non-U.S. Holder disposes of its common stock.
     Non-U.S. Holders should note that if the notes are treated as “contingent payment debt instruments” (discussed above under “Possible Classification of the Notes as ‘Contingent Payment Debt Instruments”), amounts received upon a sale, exchange or other disposition of notes may be treated as ordinary interest income (which would be subject to the rules described in “Interest” above).
     Backup Withholding and Information Reporting
     Information may be required to be reported to Non-U.S. Holders and to the IRS concerning the amount of any principal or interest (including OID) paid on the notes, dividends paid on our common stock or payments of make-whole amounts, make-whole premiums and liquidated damages. Under current U.S. federal income tax law, backup withholding tax will not apply to such payments if the required certifications of exempt status are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a nonexempt person.
     Under the U.S. Treasury Regulations, payments on the sale, exchange or other disposition of notes or our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a U.S. trade or business for a specified 3-year period, a foreign partnership with significant U.S. ownership or, if at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption. Backup withholding may apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.
     The information reporting and backup withholding rules will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.
     Non-U.S. Holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under the current U.S. Treasury Regulations. Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by such holder to the IRS.

     The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.
Consequences to the Company
     Deductibility of Original Issue Discount and Interest Payments
     Under Section 163(l) of the Code, our deductions for interest (including OID) on the notes would be disallowed if the notes are found to be “disqualified debt instruments.” Disqualified debt instruments are debt instruments:
•	where a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in or convertible into, issuer equity; or

•	which are part of an arrangement that is reasonably expected to result in a transaction described in the preceding clause.
     As described in “Description of the Notes,” interest on the notes is payable, at our option, in registered common stock or some combination of cash and registered common stock. As a result of our ability to pay interest on the notes wholly or partially in our common stock, we believe that the notes will be disqualified debt instruments under Section 163(l) of the Code. Accordingly, we would not be permitted to deduct interest or OID on the notes for U.S. federal income tax purposes.
     Income or Deduction
     We should not recognize income if we redeem or acquire the notes from holders for a price equal to the principal amount of the notes less unamortized OID or upon conversion of the notes. If we acquire, or are considered to have acquired, notes for a lesser price, we may be required to recognize income or may be entitled to elect to postpone recognizing such income by reducing our tax basis in other assets. Alternatively, if we acquire the notes for a greater price, we may be entitled to a deduction equal to such excess.
     Section 382
     As of December 31, 2008, we had net operating losses, or NOLs, available for carryforward for U.S. federal income tax purposes of approximately $170.1 million, subject to review by the Internal Revenue Service.
     Under Section 382 of the Code, a corporation’s ability to utilize NOLs (as well as certain unrealized “built-in losses”) to offset its income following an “ownership change” (as described below) is generally limited on an annual basis to an amount of income equal to the product of the fair market value of such corporation’s outstanding stock immediately before the ownership change and the “long-term tax-exempt rate.”
     An ownership change occurs under Section 382 if the percentage of stock of the loss corporation owned actually or constructively by one or more 5-percent shareholders increases by more than 50 percentage points relative to the lowest percentage of stock of the loss corporation owned by those 5-percent shareholders at any time during a statutory “testing period” (generally the three-year period ending on the testing date). A “5-percent shareholder” is one who owns at least 5 percent of the stock of the loss corporation (not including certain nonvoting, nonparticipating preferred stock), and all stock owned by shareholders who are not 5-percent shareholders (hereinafter referred to as public shareholders) is generally treated as being owned by one 5-percent shareholder. In addition, under Section 382 and the U.S. Treasury Regulations promulgated thereunder, public shareholders of a loss corporation may be segregated into two or more separate groups, each of which is treated as a separate 5-percent shareholder. Public shareholders who receive stock from a loss corporation as a result of certain types of transactions will be segregated and treated separately from the public shareholders who owned stock of the loss corporation prior to the transaction.

     Certain provisions under the U.S. Treasury Regulations treat options to acquire stock of a loss corporation such as us as currently exercised for purposes of determining whether an ownership change subject to Section 382 has occurred. Among other requirements, such provisions require generally that a principal purpose of the issuance, transfer or structuring of the option is to avoid or ameliorate the impact of an ownership change of the loss corporation. We believe that such principal purpose does not exist, and therefore it would not appear that the issuance of the notes and the warrants would result in a deemed exercise of all related conversion and purchase rights under these provisions. It is not possible to predict with accuracy the timing and potential effect under Section 382 of any future actual exercise of conversion rights under the notes or purchase rights under the warrants. It is possible that the actual exercise of such rights could result in an ownership change under Section 382. If such an ownership change were to result, our prospective ability to utilize our NOLs would be limited as described above.

LEGAL MATTERS
     The validity of the securities offered hereby from time to time under this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.
EXPERTS
     The consolidated financial statements of Vion Pharmaceuticals, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and for the period from May 1, 1994 (inception) to December 31, 2008 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the Registration Statement or the exhibits to the Registration Statement. For further information relating to us, we refer you to the Registration Statement and its exhibits.
     Statements in this prospectus regarding the terms of any contract or document are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or other document filed as an exhibit. Each statement is qualified in all respects by the relevant reference.
     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We furnish our shareholders with annual reports containing financial statements certified by an independent public accounting firm. All of these filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may read and copy any filed document at the Securities and Exchange Commission’s public reference room in Washington, D.C. at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Number
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations for the years ended December 31, 2008, 2007, 2006 and for the period from May 1, 1994 (Inception) through December 31, 2008	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007, 2006 and for the period from May 1, 1994 (Inception) through December 31, 2008	F-5
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2008, 2007, 2006 and for the period from May 1, 1994 (Inception) through December 31, 2008	F-6
Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Vion Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Vion Pharmaceuticals, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 2008 and for the period from May 1, 1994 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vion Pharmaceuticals, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 and the period from May 1, 1994 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R) (revised 2004), “Share-Based Payment.”

/s/  Ernst & Young LLP

Hartford, Connecticut
March 16, 2009

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

Consolidated Balance Sheets

	December 31,
	2008	2007
	(In thousands, except
	share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$37,990	$61,067
Available-for-sale securities	4	31
Accounts receivable	12	75
Prepaid expenses	242	263
Deferred issuance costs	250	250

Total current assets	38,498	61,686
Deferred issuance costs, net of current portion	531	780
Property and equipment, net	420	704
Security deposits	25	25

Total assets	$39,474	$63,195

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accrued expenses	$3,306	$3,716
Accounts payable	945	1,116
Accrued payroll and payroll-related expenses	1,114	814
Interest payable	1,744	1,744
Deferred revenue	18	18

Total current liabilities	7,127	7,408
Deferred revenue, net of current portion	288	305
Convertible senior notes	55,443	54,275

Total liabilities	62,858	61,988

Shareholders’ (deficit) equity:
Preferred stock, $0.01 par value, authorized: 5,000,000 shares; issued and outstanding: none	—	—
Common stock, $0.01 par value, authorized: 60,000,000 shares; issued and outstanding: 8,036,227 and 7,551,602 shares at December 31, 2008 and 2007, respectively	80	76
Additional paid-in capital	215,526	210,246
Accumulated other comprehensive income	4	31
Deficit accumulated during the development stage	(238,994)	(209,146)

Total shareholders’ (deficit) equity	(23,384)	1,207

Total liabilities and shareholders’ (deficit) equity	$39,474	$63,195

See Notes to Consolidated Financial Statements

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

Consolidated Statements of Operations

				For the
				Period
				from May 1,
				1994
				(Inception)
	For the Year Ended			through
	December 31,			December 31,
	2008	2007	2006	2008
	(In thousands, except share and per share data)

Revenues:
Technology license fees	$43	$66	$22	$4,640
Research and laboratory support fees	—	—	—	5,932
Contract research grants	—	—	—	2,501

Total revenues	43	66	22	$13,073

Operating expenses:
Clinical trials	9,552	13,627	13,070	82,757
Other research and development	7,995	10,571	8,414	100,595

Total research and development	17,547	24,198	21,484	183,352
Marketing, general and administrative	7,589	8,429	5,787	52,753

Total operating expenses	25,136	32,627	27,271	236,105

Loss from operations	(25,093)	(32,561)	(27,249)	(223,032)
Interest income	1,062	3,390	1,994	13,694
Interest expense	(6,067)	(5,135)	—	(11,416)
Other expense, net	(8)	(30)	(50)	(210)

Loss before income taxes	(30,106)	(34,336)	(25,305)	(220,964)
Income tax (benefit) provision	(258)	(343)	42	(714)

Net loss	(29,848)	(33,993)	(25,347)	(220,250)
Preferred stock dividends and accretion	—	—	—	(18,489)

Loss applicable to common shareholders	$(29,848)	$(33,993)	$(25,347)	$(238,739)

Basic and diluted loss applicable to common shareholders per share	$(4.04)	$(5.05)	$(3.83)

Weighted-average number of shares of common stock outstanding	7,379,707	6,737,166	6,619,619

See Notes to Consolidated Financial Statements

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

Consolidated Statements of Cash Flows

				For the
				Period
				from May 1,
				1994
				(Inception)
				through
	For the Year Ended December 31,			December 31,
	2008	2007	2006	2008
	(In thousands)

Cash flows from operating activities:
Net loss	$(29,848)	$(33,993)	$(25,347)	$(220,250)
Adjustments to reconcile net loss to net cash used in operating activities —
Stock-based compensation	2,957	4,496	1,947	10,494
Stock issued in payment of interest	2,325	2,260	—	4,585
Amortization of convertible senior notes issuance costs, original issue discount and assigned warrant value	1,417	1,130	—	2,547
Depreciation and amortization	334	297	212	3,897
Loss on equipment disposals	6	—	—	18
Purchased research and development	—	—	—	4,481
Stock issued for services	—	—	—	600
Amortization of financing costs	—	—	—	346
Extension/reissuance of placement agent warrants	—	—	—	168
Changes in operating assets and liabilities —
Receivables and prepaid expenses	84	(126)	14	(253)
Other assets	—	—	—	(22)
Current liabilities	(281)	1,330	1,340	7,074
Deferred revenue	(17)	(19)	(18)	306

Net cash used in operating activities	(23,023)	(24,625)	(21,852)	(186,009)

Cash flows from investing activities:
Acquisition of equipment	(56)	(396)	(111)	(3,391)
Purchases of marketable securities	—	—	—	(321,052)
Maturities of marketable securities	—	—	—	321,052

Net cash used in investing activities	(56)	(396)	(111)	(3,391)

Cash flows from financing activities:
Net proceeds from placement of notes and warrants	—	55,151	—	55,151
Net proceeds from issuance of common stock	2	23	115	112,371
Net proceeds from initial public offering	—	—	—	9,696
Net proceeds from issuance of preferred stock	—	—	—	20,716
Net proceeds from exercise of warrants	—	—	—	30,669
Repayment of equipment capital leases	—	—	—	(927)
Other financing activities, net	—	—	—	(286)

Net cash provided by financing activities	2	55,174	115	227,390

Change in cash and cash equivalents	(23,077)	30,153	(21,848)	37,990
Cash and cash equivalents, beginning of period	61,067	30,914	52,762	—

Cash and cash equivalents, end of period	$37,990	$61,067	$30,914	$37,990

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,325	$2	$—	$2,541

Cash paid for taxes	$—	$13	$69	$149

See Notes to Consolidated Financial Statements

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

Consolidated Statement of Changes in Shareholders’ (Deficit) Equity

					Accumulated		Total
			Additional		Other		Shareholders’
	Common Stock		Paid-in	Deferred	Comprehensive	Accumulated	(Deficit)
	Shares	Amount	Capital	Compensation	Income (Loss)	Deficit	Equity
	(In thousands, except share data)

BALANCE AT DECEMBER 31, 2005	6,617,789	$66	$198,512	$(133)	$—	$(149,806)	$48,639
Stock-based compensation expense			1,947				1,947
Restricted stock awards, net	502,454	5	(5)				—
Reversal of deferred compensation			(133)	133			—
Exercise of stock options	12,527	—	69				69
Issuances under employee benefit plan	3,880		46				46
Change in net unrealized gains and losses					100		100
Net loss						(25,347)	(25,347)

Comprehensive loss							(25,247)

BALANCE AT DECEMBER 31, 2006	7,136,650	$71	$200,436	$—	$100	$(175,153)	$25,454
Stock-based compensation expense			4,496				4,496
Restricted stock awards	157,713	2	(2)				—
Issuances under employee benefit plan	3,393	—	23				23
Issuance of warrants — February 2007			3,036				3,036
Issuance for interest payment	253,920	3	2,257				2,260
Reverse stock split adjustment	(74)						—
Change in net unrealized gains and losses					(69)		(69)
Net loss						(33,993)	(33,993)

Comprehensive loss							(34,062)

BALANCE AT DECEMBER 31, 2007	7,551,602	$76	$210,246	$—	$31	$(209,146)	$1,207
Stock-based compensation expense			2,957				2,957
Restricted stock awards, net	(56,016)	(1)	1				—
Exercise of stock options	200	—	—				—
Issuances under employee benefit plan	2,319		2				2
Issuance for interest payment	538,122	5	2,320				2,325
Change in net unrealized gains and losses					(27)		(27)
Net loss						(29,848)	(29,848)

Comprehensive loss							(29,875)

BALANCE AT DECEMBER 31, 2008	8,036,227	$80	$215,526	$—	$4	$(238,994)	$(23,384)

See Notes to Consolidated Financial Statements

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

Consolidated Statement of Changes in Shareholders’ (Deficit) Equity
From the Period from May 1, 1994 (Inception) through December 31, 2005

	Class A		Class B								Total
	Convertible		Convertible					Additional			Shareholders’
	Preferred Stock		Preferred Stock		Common Stock		Treasury	Paid-in	Deferred	Accumulated	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Compensation	Deficit	Equity
		(In thousands, except share data)

Issuance of common stock — July and August 1994					285,255	$3		$26		$(21)	$8
Reverse acquisition of MelaRx Pharmaceuticals, Inc. — April 1995					200,000	2		4,318			4,320
Shares repurchased pursuant to employment agreements— 1995					(27,486)	—		(3)		2	(1)
Private placement of common stock — April 1995					7,635	—		205			205
Warrants issued with bridge notes — April 1995								200			200
Initial public offering of Unit Purchase Options — August and September 1995					287,500	3		9,693			9,696
Public offering of common stock — August 2001					250,000	3		11,408			11,411
Private placement — June 2003					384,615	4		4,470			4,474
Private placement — September 2003					647,500	6		10,399			10,405
Private placement — February 2004					1,355,385	14		32,913			32,927
Private placement — January 2005					1,000,000	10		30,184			30,194
Class A convertible preferred stock —
Issuance — 1996	1,250,000	13						22,890		(11,371)	11,532
Dividend — 1996	21,998	—						256		(256)	—
Dividend — 1997	47,592	—						623		(623)	—
Dividend — 1998	34,005	—						329		(329)	—
Dividend — 1999	26,150	—						385		(385)	—
Dividend — 2000	5,279	—						248		(248)	—
Conversion — 1996	(164,970)	(1)			45,825	—		1			—
Conversion — 1997	(396,988)	(4)			110,275	1		3			—
Conversion — 1998	(174,981)	(2)			48,606	—		2			—
Conversion — 1999	(144,612)	(1)			40,171	—		1			—
Conversion — 2000	(502,928)	(5)			139,704	1		4			—
Redemption — 2000	(545)	—						(5)			(5)
Issuances of common stock —
1995					125	—		1			1
1996					2,942	—		104			104
1997					59,834	1		3,469			3,470
1999					342,574	3		14,986			14,989
Issuances under employee benefit plan —
2001					1,019	—		62			62
2002					2,510	—		38			38
2003					4,118	—		14			14
2004					669	—		9			9
2005					2,217	—		41			41

See Notes to Consolidated Financial Statements

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

Consolidated Statement of Changes in Shareholders’ (Deficit) Equity
From the Period from May 1, 1994 (Inception) through December 31, 2005 (continued)

	Class A		Class B								Total
	Convertible		Convertible					Additional			Shareholders’
	Preferred Stock		Preferred Stock		Common Stock		Treasury	Paid-in	Deferred	Accumulated	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Compensation	Deficit	Equity
	(In thousands, except share data)

Class B convertible preferred stock —
Issuance — 1997			4,850	$—				$4,852		$(370)	$4,482
Conversion — 1997			(258)	—	6,464	$—		—			—
Conversion — 1998			(4,592)	—	120,518	1		(1)			—
Accretion of dividends payable — 1997 and 1998								425		(425)	—
Premium on conversion dividend — 1998					58,590	1		2,049		(2,049)	1
Series 1998 convertible preferred stock —
Discount — 1998								1,597		(1,597)	—
Accretion — 1998										(151)	(151)
Accretion — 1999										(325)	(325)
Accretion — 2000										(358)	(358)
Conversion — 2000					150,702	2		5,536			5,538
Extension/reissuance of underwriter warrants — 1997								168			168
Exercise of warrants —
1997					24	—		—			—
1998					1,627	—		11			11
1999					2,630	—					—
2000					437,106	4		23,310			23,314
2001					401	—		14			14
2004					298,757	3		7,338			7,341
Issuance in exchange for cancellation of warrants —
1998					179,295	2		(45)			(43)
1999					10	—					—
Exercise of stock options —
1997					5,000	—		20			20
1998					3,275	—		120			120
1999					47,089	1	(196)	654		(40)	419
2000					65,041	1		2,874			2,875
2001					19,153	—		779			779
2002					1,039	—		32			32
2003					555	—		3			3
2004					3,545	—		71			71
2005					21,780	—		204			204
Retirement of treasury stock					(3,566)	—	196			(196)	—
Stock-based compensation expense								1,068	$(190)		878
Restricted stock awards — 2005					7,761	—		159	(159)		—
Amortization of deferred compensation									216		216
Net loss and comprehensive loss										(131,064)	(131,064)

BALANCE AT DECEMBER 31, 2005	—	$—	—	$—	6,617,789	$66	$—	$198,512	$(133)	$(149,806)	$48,639

See Notes to Consolidated Financial Statements

Vion Pharmaceuticals, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements

1.	The Company

Vion Pharmaceuticals, Inc. (the “Company”) is a development-stage company that develops therapeutics for the treatment of cancer. The Company was incorporated in March 1992 as a Delaware corporation and began operations on May 1, 1994. In April 1995, the Company changed its name to OncoRx, Inc. in connection with a merger with OncoRx Research Corp., a wholly-owned subsidiary of MelaRx Pharmaceuticals Inc. (“MelaRx”). The Company, as the acquirer, recorded the transaction as a purchase in its financial statements, which include the results of operations of the Company from inception and MelaRx from the date of acquisition. In August 1995, the Company completed an initial public offering. In April 1996, the Company changed its name to Vion Pharmaceuticals, Inc.

The Company has established wholly-owned subsidiaries in the United Kingdom and Australia to act as the Company’s legal representatives for clinical trials sponsored by the Company in the European Union and Australia, respectively.

From inception (May 1, 1994) through December 31, 2008, the Company has raised net proceeds of $227.4 million through its financing activities which have included issuance of convertible senior notes, common stock, preferred stock and warrants.

2.	Liquidity

Based on the Company’s current operating plan, management estimates that its existing cash and cash equivalents totaling $38.0 million at December 31, 2008 will be sufficient to fund operations through the first quarter of 2010. The Company’s current operating plan includes limited expenses for the commercial infrastructure and personnel necessary for it to launch Onrigintm as a product for the treatment of elderly patients with de novo poor-risk acute myeloid leukemia (AML) in the United States, if and when the Company receives regulatory approval to do so from the FDA.

Unless the Company has a sales and marketing partner for Onrigintm or it is able to generate cash from other sources, the Company will need to raise substantial capital to commercialize Onrigintm, to continue its product development and clinical trials and to fund its operations beyond the first quarter of 2010. If the Company cannot raise adequate funds to satisfy its capital requirements, the Company may have to delay, scale-back or eliminate the commercialization of Onrigintm, research and development activities, clinical studies or future operations.

There can be no assurance that the Company will be able to raise additional capital if and when needed, nor what the terms of any financing might be. The current global economy and capital markets have been challenging for any issuer to raise capital through public offerings or private placements of securities, and especially so with respect to the small cap biotech sector in which the Company operates. On August 15, 2008, the Company’s common stock was delisted from the Nasdaq Capital Market® and is now quoted on the OTC Bulletin Board®. The delisting from the Nasdaq Capital Market® made the Company ineligible to use Form S-3 to register the sale of shares of its common stock or to register the resale of its securities held by certain of its security holders with the SEC, thereby making it more difficult and expensive for the Company to register its common stock or other securities and raise additional capital, and to maintain the effectiveness of its registration statement relating to the resale of the convertible senior notes, shares of common stock issuable upon the exercise of outstanding warrants and upon conversion of its outstanding notes by holders of such warrants and notes (the Registrable Securities). The Company may need to file and make effective amendments and supplements to its registration statement for the Registrable Securities from time to time in the future.

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

3.	Summary of Significant Accounting Policies

Principals of Consolidation

The consolidated financial statements of the Company include the accounts of Vion Pharmaceuticals, Inc. and its subsidiaries after elimination of intercompany accounts and transactions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes thereto. Actual results may differ materially from those estimates.

Cash Equivalents

Cash equivalents include investments with maturities of three months or less when purchased. Cash equivalents are carried at cost which approximated market value.

Available-for-Sale Securities

Available-for-sale securities consist of equity securities and are carried at fair value. Unrealized holding gains and losses, net of the related income taxes, are reported as a separate component of shareholders’ equity until realized. As of December 31, 2008 and 2007, the Company’s available-for-sale securities had a cost of $0 and gross unrealized holding (losses) gains of approximately ($27,000), ($69,000), $100,000 and $4,000 for the years ending December 31, 2008, 2007 and 2006, and for period from May 1, 1994 (inception) through December 31, 2008, respectively. There have been no realized investment gains or losses incurred through December 31, 2008.

Fair Value of Financial Instruments

The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. Carrying values for all financial instruments included in current assets and current liabilities approximate fair value, because of their short-term nature.

Fair Value Measurement

On January 1, 2008, the Company adopted Statement of Accounting Standards No. 157, “Fair Value Measurements,” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 for all financial assets and liabilities, and any other assets and liabilities that are recognized or disclosed at fair value on a recurring basis. For nonfinancial assets and liabilities, SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company’s adoption of SFAS 157 did not have a material effect on its results of operations, financial position or cash flows.

SFAS 157 defines fair value as the exit price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that should be determined using assumptions that market participants would use in pricing an asset or liability. The statement establishes a three-level hierarchy to prioritize the inputs used in measuring fair value with Level 1 having the highest priority and Level 3 having the lowest. The estimated fair values of cash equivalents and available-for-sale securities reported in the consolidated financial statements have been determined using Level 1 which represents quoted prices in active markets for identical assets.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 for the year ended December 31 2008 did not have a material impact on the Company’s results of operations, financial position and cash flows.

Property and Equipment

Property and equipment are stated at cost. Depreciation of equipment is computed under the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are carried at cost and amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets.

The following is a summary of property and equipment as of December 31 (in thousands):

	2008	2007

Office and computer equipment	$915	$936
Furniture and fixtures	190	286
Laboratory equipment	1,638	2,201
Leasehold improvements	330	464

	3,073	3,887
Accumulated depreciation and amortization	(2,653)	(3,183)

Property and equipment, net	$420	$704

Depreciation expense was approximately $334,000, $297,000 and $212,000 for the years ended December 31, 2008, 2007 and 2006, respectively, and $3.9 million for the period from May 1, 1994 (inception) through December 31, 2008.

Income Taxes

Deferred income taxes are provided for the future tax consequences of temporary differences between the income tax and the financial reporting bases of assets and liabilities, and for net operating loss and tax credit carryforwards. A valuation allowance is provided to reduce deferred income tax assets to an estimated realizable value.

Revenue Recognition

Technology License Fees.  The Company has recognized revenues from fees, including non-refundable upfront fees, under license agreements (see Note 4) totaling $43,000, $66,000, $22,000, and $4.6 million for the years ended December 31, 2008, 2007 and 2006, and for the period from May 1, 1994 (inception) through December 31, 2008, respectively. Non-refundable upfront fees are recognized as revenue ratably over the performance period.

Research and Laboratory Support Fees.  The Company has recognized revenue of $5.9 million for the period from May 1, 1994 (inception) through December 31, 2008 from research and laboratory support as the services were performed. Since 2005, the Company has not received any research and laboratory support fees.

Contract Research Grants.  The Company has received grants for various research projects that provided reimbursement of certain project costs. Revenues from grants of $2.5 million have been recognized as the costs were incurred for the period from May 1, 1994 (inception) to December 31, 2008, respectively. Since 2004, the Company has not received any contract research grants.

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

Research and Development Expenses

The Company records research and development expenses as incurred. The Company discloses clinical trials expenses and other research and development expenses as separate components of research and development expense in its consolidated statements of operations to provide more meaningful information to investors. The classification of expenses into these components of research and development expense are based, in part, on estimates of certain costs when incurred. The effect of any change in the clinical trials expenses and other research and development expenses would be reflected in the period such determination was made.

Stock-Based Compensation

Since January 1, 2006, the Company has recognized stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R) that requires the recognition of expense related to the fair value of stock-based compensation in the Company’s consolidated financial statements. Prior to January 1, 2006, the Company accounted for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and provided pro forma disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (SFAS 148). Under APB 25, no stock-based employee compensation cost was reflected in reported net loss when options granted to employees had an exercise price at least equal to the market value of the underlying common stock at the date of grant.

The Company adopted SFAS 123R using the modified prospective method and as such the consolidated financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the impact of SFAS 123R.

For additional disclosures regarding stock-based compensation, see Note 8.

Other Expense

Other expense of $8,000, $30,000, $50,000, and $202,000 for the years ended December 31, 2008, 2007 and 2006, and for the period from May 1, 1994 (inception) through December 31, 2008, respectively, represents foreign currency transaction losses related to contracts that are denominated in a foreign currency with a vendor outside the U.S.

Per Share Data

The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share data):

	2008	2007	2006

Net loss	$(29,848)	$(33,993)	$(25,347)
Weighted-average number of shares of common stock outstanding	7,380	6,737	6,620

Basic and diluted loss per share	$(4.04)	$(5.05)	$(3.83)

As the Company has generated net losses in the periods presented, there is no dilutive per share calculation and therefore options outstanding, warrants outstanding and unvested restricted shares of common stock have been excluded from the per share computations presented. For additional disclosures regarding warrants, see Note 7. For additional disclosures regarding stock options and restricted stock, see Note 8.

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (OCI). OCI includes certain changes in stockholders’ (deficit) equity that are excluded from net loss. Specifically, the Company includes in OCI any unrealized gains and losses on its available-for-sale securities. Comprehensive loss for the years ended December 31, 2008, 2007 and 2006 has been reflected in the consolidated statements of changes in shareholders’ equity.

Recently Issued Accounting Standards

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP 14-1) which is effective for financial statements issued for fiscal years beginning after November 15, 2008. FSP 14-1 requires the issuer of certain convertible debt instruments, such as the Company’s convertible senior notes, that may be settled in cash on conversion to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The Company is evaluating the impact of adopting FSP 14-1 as of January 1, 2009 on its consolidated financial statements related to its convertible senior notes issued in February 2007.

EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, (EITF 07-5) was issued in June 2008 to clarify how to determine whether certain instruments or features were indexed to an entity’s own stock under EITF Issue No. 01-6, The Meaning of “Indexed to a Company’s Own Stock” (EITF 01-6). It also resolved issues related to proposed Statement 133 Implementation Issue No. C21, Scope Exceptions: “Whether Options (Including Embedded Conversion Options) Are Indexed to both an Entity’s Own Stock and Currency Exchange Rates” (Implementation Issue C21). The consensus will replace EITF 01-6 as a critical component of the literature applied to evaluating financial instruments for debt or equity classification and embedded features for bifurcation as derivatives.

EITF 07-5 will become effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The consensus must be applied to all instruments outstanding on the date of adoption and the cumulative effect of applying the consensus must be recognized as an adjustment to the opening balance of retained earnings at transition. Therefore, any company that previously evaluated equity-linked financial instruments under the pre-existing financial instruments literature will need to once again carefully analyze the appropriate classification of those financial instruments and analyze any equity-linked embedded features for bifurcation under the new guidance. The Company is evaluating the impact of adopting EITF 07-5 as of January 1, 2009 on its consolidated financial statements related to its convertible senior notes issued in February 2007.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the Company’s consolidated financial statements.

4.	License Agreements

License Agreements with Yale University

The Company licenses various compounds from Yale University (Yale), including Onrigintm and Triapine®, which were developed by the laboratory of Dr. Sartorelli, one of the Company’s directors, through research funded in part by the Company. The license agreements with Yale grant the Company exclusive licenses to make, use, sell and practice the inventions covered by various patents and patent applications relating to its primary product candidates as described below. Each license agreement requires the Company to pay royalties and, in some cases, milestone payments to Yale. The licenses may be terminated by Yale in the event of default by the Company with respect to certain financial or other obligations, subject to certain cure periods. Under the license agreements, the

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

Company is also required to defend and indemnify Yale for any damages arising out of use or sale of licensed products by the Company or its sublicensees.

Subsequent to entering into a license agreement with Yale in August 1994, described below, which covers Onrigintm and other compounds, the Company has paid approximately $10.8 million through December 31, 2008 to fund certain research at Yale.

License Agreement with Yale — September 1990.  Under this agreement, the Company has an exclusive license to a U.S. Patent related to a synthetic form of melanin named MELASYN®. The term of the license is dictated by the expiration of any patents relating to any inventions or, with respect to non-patented inventions or research, 24 years from 1990 (i.e. through 2014). Under the terms of the amended license agreement, the Company pays a license fee to Yale based on a percentage of net sales and sublicensing revenues. Through December 31, 2008, the Company has paid or accrued royalties to Yale of $86,000 under this agreement.

The Company has granted a non-exclusive sublicense for MELASYN® to a sublicensee. Under the terms of the amended sublicense agreement, the Company receives minimum annual royalties and, if products including the Company’s technology are developed, will receive a royalty based on a percentage of sales in the U.S. related to its issued patent.

License Agreement with Yale — August 1994.  Under this agreement, the Company has a non-transferable worldwide exclusive license to make, have made, use, sell and practice inventions under certain patents and patent applications for therapeutic and diagnostic purposes. The patents and patent applications under this amended license cover Onrigintm and other sulfonylhydrazine compounds, Triapine® and ß-L-Fd4C (elvucitabine). The term of the license is dictated by the expiration of any patents relating to any inventions or, with respect to non-patented inventions or research, 17 years from 1994 (i.e. through 2011).

Pursuant to the original agreement in 1994, the Company issued to Yale 15,930 shares of the Company’s common stock and made a payment of $50,000. Pursuant to an amendment to this agreement in 1997, certain amounts payable by the Company under the original agreement were reduced in exchange for 10,000 additional shares of its common stock issued to Yale valued at $600,000. Under the terms of the amended license agreement, the Company pays a license fee to Yale based on a percentage of net sales and sublicensing revenues and, with regard to several patents, potential milestones totaling $850,000 based on the status of clinical trials and/or regulatory approvals. Through December 31, 2008, the Company has paid royalties to Yale of $107,000 under this agreement.

The Company has granted a sublicense for ß-L-Fd4C (elvucitabine) to a sublicensee. Under the terms of the sublicense agreement, the Company received common stock reflected as available-for-sale securities in its consolidated balance sheet and will receive milestone payments and royalties based on product revenue, when and if a product including the licensed technology is developed and commercialized. The Company has also granted a sublicense to Beijing Pason Pharmaceuticals, Inc. (“Pason”) granting them the exclusive rights to develop, manufacture and market Triapine® in the People’s Republic of China, Taiwan, Hong Kong and Macao (the “Territory”). Under the terms of the sublicense agreement, the Company received an upfront payment of $500,000 and is entitled to receive potential milestone payments of $4.75 million and potential license fees based on a percentage of Triapine® revenues in the Pason Territory. In accordance with the SEC’s Staff Accounting Bulletin No. 104, Revenue Recognition, the Company is recognizing revenue of approximately $400,000, which represents the initial payment received from Pason net of royalties paid to Yale, over the life of the agreement. The Company recognized revenue related to this agreement of approximately $18,000 for each of the years ended December 31, 2008, 2007 and 2006, and $94,000 for the period from May 1, 1994 (inception) through December 31, 2008, respectively.

License Agreements with Yale — December 1995.  Under this agreement, the Company entered into a license agreement with Yale pursuant to which the Company received a non-transferable worldwide exclusive license, expiring over the lives of the patents, to three inventions relating to gene therapy for melanoma. Technology

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

licensed by the Company under this agreement relates to TAPET®. Pursuant to the original license agreement, the Company paid Yale a $100,000 fee. In June 1997, pursuant to an amendment to this license agreement, Yale agreed to reduce certain royalties payable on sublicense income and make certain other amendments to the license in exchange for 5,000 shares of the Company’s common stock issued to Yale. The Company has another license agreement with Yale pursuant to which the Company has a non-transferable worldwide exclusive license, expiring over the lives of the patents, to an invention relating to whitening skin. Under these licensing agreements, Yale is entitled to potential milestone payments totaling $1,000,000 based on the status of clinical trials and regulatory approvals. In addition, Yale is entitled to royalties on sales, if any, of resulting products and sublicense revenues. Through December 31, 2008, no amounts have been paid or are due under these amended license agreements.

5.	Accrued Expenses

The following is a summary of accrued expenses as of December 31 (in thousands):

	2008	2007

Clinical trials	$2,418	$2,827
Professional fees	307	221
Gift to Yale	—	50
Other	581	618

Total Accrued Expenses	$3,306	$3,716

6.	Convertible Senior Notes and Warrants

In February 2007, the Company completed a private placement of $60 million aggregate principal amount of 7.75% convertible senior notes due February 15, 2012 (the “Notes”) and warrants to purchase up to an additional 780,000 shares of its common stock. The Company is required to pay interest on the Notes semi-annually on February 15 and August 15. The Company may pay interest at its option in cash or registered shares of its common stock.

The Company received net proceeds after debt discount and issuance costs of approximately $55.2 million from the sale of the Notes and warrants. The Notes were recorded in the consolidated financial statements at an initial carrying value of approximately $53.4 million, which represented the principal amount of the Notes of $60 million less the original issue discount (OID) of $3.6 million given to the initial purchaser of the Notes and the proceeds of approximately $3.0 million allocated to the warrants based on their relative fair value. Deferred issuance costs of approximately $1.2 million were also recorded in the consolidated financial statements. The deferred issuance costs, OID and assigned warrant value are being amortized as a component of interest expense using the effective interest method over the five-year term of the Notes. For the years ended December 31, 2008 and 2007, and for the period from May 1, 1994 (inception) to December 31, 2008, the Company incurred interest expense of $6.1 million, $5.1 million and $11.2 million, respectively, which included amortization expense of $1.4 million, $1.1 million and $2.5 million, respectively, related to the costs and discounts incurred in connection with the issuance of the Notes and warrants. The Company issued 538,122 shares and 253,920 shares of its common stock in payment of interest on February 15, 2008 and August 15, 2007, respectively.

The Notes are convertible into shares of the Company’s common stock at the option of the note holders prior to the close of business on February 15, 2012, at a current conversion rate of 52.0833 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $19.20 per share. The conversion price is subject to adjustment under certain circumstances. If the Notes are called for redemption, the note holders will be entitled to convert the Notes at any time before the close of business on the date immediately preceding the date fixed for redemption. On or after February 15, 2010, the Company has the right to redeem some or all of the Notes for cash at a redemption price equal to 100% of the principal amount, plus accrued and unpaid

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

interest to, but not including, the redemption date. Upon certain fundamental changes, holders of Notes will have the right, subject to various conditions and restrictions, to require the Company to repurchase their Notes, in whole or in part, at 100% of the principal amount, plus accrued and unpaid interest up to, but not including, the repurchase date.

The warrants are exercisable into shares of the Company’s common stock at the option of the warrant holders prior to the close of business on February 15, 2010, at a current exercise price of $20.00 per share. Upon 30 days written notice, the Company may redeem the warrants, in whole or in part, at a price of $0.01 per warrant; provided that, the last sales price of the Company’s common stock equals or exceeds 150% of the exercise price per share of the warrants then in effect for any 20 trading days within a 30-consecutive trading day period ending three days before the Company sends the notice of redemption; and provided further that, at all times during such 30-consecutive trading day period there is an effective registration statement relating to the resale of all of the shares of common stock issuable to warrant holders upon exercise of the warrants.

In connection with the placement of the Notes and warrants, the Company entered into a registration rights agreement with the initial purchaser which requires the Company to use its best efforts to maintain the effectiveness of its registration statement relating to the resale of its convertible senior notes, shares of common stock issuable upon the exercise of outstanding warrants and upon conversion of its outstanding notes by holders of such warrants and notes (the Registrable Securities). The Company may be required to file and make effective amendments and supplements to such registration statement from time to time in the future. The Company believes it is currently in compliance with its registration obligation. However, if the Company fails to maintain an effective registration statement through February 15, 2010, the expiration date of the warrants, it could become subject to certain liquidated damages up to $300,000 (assuming an event of failure would have occurred as of December 31, 2008 and continued through February 15, 2010). Such damages would be paid as additional interest on the principal amount of the Notes outstanding, subject to a maximum rate of 8.25% per annum for the duration of such failure until the event giving rise to the additional interest has been cured. Once the Company regained compliance with its registration obligation with respect to all of the Registrable Securities, the interest payable on the Notes would return to the initial interest rate of 7.75%.

7.	Shareholders’ (Deficit) Equity

Preferred and Common Stock

On February 20, 2008, the Company effected a one-for-ten reverse split of all outstanding shares of its common stock and a corresponding decrease in the number of shares of authorized common stock. All share and per share amounts included in the accompanying consolidated financial statements and footnotes have been restated for all periods presented to reflect the reverse stock split. Shareholders’ equity as of December 31, 2007 reflects the reverse stock split by reclassifying from “Common Stock” to “Additional Paid-In Capital” an amount equal to the change in par value for the decrease in the number of shares of outstanding common stock resulting from the reverse stock split.

The Company’s authorized capital stock consists of 60,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 2008, the Company had 8,036,227 shares of common stock outstanding and no shares of preferred stock outstanding. As of December 31, 2008, the Company has reserved 5,130,070.9 shares for possible future issuance as follows:

•	an aggregate of 1,136,730.9 shares of common stock for issuance upon the exercise of outstanding warrants (see below);

•	an aggregate of 3,124,998 shares of common stock for issuance upon the conversion of its outstanding convertible notes (see Note 6);

•	an aggregate of 388,443 shares of common stock for issuance upon the exercise of options outstanding under its stock option plans (see Note 8);

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

•	an aggregate of 451,793 shares of common stock for issuance under its 2005 Stock Incentive Plan (see Note 8); and

•	an aggregate of 28,106 shares of common stock for issuance under its Employee Stock Purchase Plan (see Note 8).

Warrants

A summary of the outstanding warrants to purchase shares of the Company’s common stock as of December 31, 2008 is as follows:

	Number of
	Shares
	of Common
	Stock	Exercise
	to be Issued	Price
	upon Exercise of	Per Share of
	Outstanding	Outstanding	Expiration
Warrants issued in connection with a	Warrants	Warrants	Date

Private equity placement — February 2004	356,730.9	$32.50	2/11/2009
Private debt placement — February 2007	780,000.0	$20.00	2/15/2010

Total	1,136,730.9

8.	Stock-Based Compensation

The Company incurs stock-based compensation costs in connection with the following equity compensation plans:

2005 Stock Incentive Plan.  The amended plan provides for the issuance of up to 1,063,691 shares of common stock for a range of awards. As of December 31, 2008, there were 451,794 shares of common stock available for award. To date, the Company has made awards of only restricted stock under the plan. The Company generally issues new shares for awards of restricted shares. No award may be made under the plan after October 25, 2015. Awards vest according to time-based and performance-based criteria. Awards which are not vested expire immediately upon termination of service.

Employee Stock Purchase Plan.  A total of 45,000 shares of common stock are authorized for issuance under the plan of which 16,894 shares have been issued through December 31, 2008. The Company generally issues new shares for purchases under the plan.

Stock Option Plans.  As of December 31, 2008, the Company had stock options outstanding to purchase 388,443 shares of common stock under its following stock option plans: (i) the 2003 Stock Option Plan; (ii) the Amended and Restated 1993 Stock Option Plan; and (iii) the Senior Executive Stock Option Plan. There are no additional shares available for award under these plans. The last stock option award was made in October 2005. The options outstanding will continue to vest through June 2009 or earlier upon a change of control as defined in the plans. Incentive options expire the earlier of: (i) ten years after the date of grant, or (ii) three months after termination of service, if vested. Incentive options which are not vested expire immediately upon termination of service. The Company generally issues new shares upon exercise of options.

Stock-Based Compensation Expense

The Company recognized stock-based compensation expense of $3.0 million, $4.5 million, $1.9 million and $10.5 million for the years ended December 31, 2008, 2007 and 2006, and for the period from May 1, 1994 (inception) through December 31, 2008, respectively.

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

Since January 1, 2006, the Company has recognized stock-based compensation expense in accordance with SFAS 123R that requires the recognition of expense related to the fair value of stock-based compensation in the Company’s consolidated financial statements. Stock-based compensation expense has been recognized using the straight-line attribution method for awards of restricted stock, purchases under its employee stock purchase plan and unvested stock options based on the grant-date fair value of the portion of the stock-based payment award that is ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The consolidated financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the impact of SFAS 123R. The following table shows the pro forma net loss as if the Company had accounted for stock-based compensation expense under the fair value method prescribed by SFAS 123 for the period from inception through December 31, 2005 (in thousands, except per share amounts):

From
Inception
(May 1,
1994) to
December 31,
2005

Reported net loss	$(131,062)
Add: Stock-based compensation expense included in reported net loss	795
Deduct: Stock-based compensation expense determined under the fair value based method for all awards	(22,707)

Pro forma net loss	(152,974)
Pro forma preferred stock dividend and accretion	(18,489)

Pro forma loss applicable to common shareholders	$(171,463)

Restricted Stock

The Company recognized net compensation expense for restricted stock of $2.7 million, $4.2 million and $1.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, there was unrecognized compensation cost of $135,000 related to non-vested restricted stock awards that is expected to be recognized ratably over the vesting period of the awards through December 2010. A summary of the activity for non-vested restricted stock is as follows:

	2008		2007	2006
		Weighted-
	Number of	Average	Number of	Number of
	Shares	Grant Date	Shares	Shares
	(in 000’s)	Fair Value	(in 000’s)	(in 000’s)

Non-vested restricted stock at beginning of year	651	$14.98	500	7
Shares granted	55	1.02	158	511
Shares vested	(474)	14.70	(7)	(10)
Shares forfeited	(111)	15.07	—	(8)

Non-vested restricted stock at end of year	121	$9.69	651	500

Weighted-average fair value of shares granted		$1.02	$15.16	$14.90

The estimated fair value of restricted shares that vested during 2008, 2007 and 2006, and for the period from May 1, 1994 (inception) through December 31, 2008 was $7.0 million, $92,000, $198,000 and $7.3 million, respectively.

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

An initial restricted stock grant is made to a non-employee director upon initial appointment or election to the board which shares will vest in three equal annual installments on the anniversary of the grant date or upon a change in control, as defined in the plan. Further, on the first trading day following each annual stockholder meeting, each eligible director will receive an automatic grant of restricted stock which shares will fully vest one year after the date of each grant or upon a change in control. Restricted stock grants to directors totaled 6,780 shares, 11,380 shares and 9,120 shares in 2008, 2007 and 2006, respectively.

Employee Stock Purchase Plan

A total of 45,000 shares of common stock are authorized for issuance under the Company’s employee stock purchase plan. The plan permits eligible employees to purchase up to 200 shares of common stock at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. In 2008, 2007 and 2006, 2,319 shares, 3,392 shares and 3,880 shares, respectively, were issued under the plan. The Company recorded compensation expense of $0, $4,000 and $8,000 for issuances under the plan for the years ended December 31, 2008, 2007 and 2006, respectively.

Stock Options

The Company recognized compensation expense related to stock options of $314,000, $263,000 and $611,000 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, there was $5,000 of unrecognized compensation cost related to unvested stock option awards. That cost is expected to be recognized on a straight-line basis over the service period of the entire awards through October 31, 2009. The amount of stock-based compensation recognized during a period is based on the fair value of the portion of the awards that vests during the period and has been reduced for estimated forfeitures. The Company has applied an annual forfeiture rate of 0.44% to all unvested options as of December 31, 2008 based on an analysis of the Company’s historical forfeitures. This forfeiture rate is re-evaluated quarterly and adjusted, as necessary. The actual expense recognized over the vesting period is only for those shares that vest.

Stock Option Activity

A summary of the activity under the Company’s stock option plans is as follows:

	2008				2007		2006
		Weighted-	Weighted-	Aggregate		Weighted-
		Average	Average	Intrinsic		Average
	Options	Exercise	Remaining	Value	Options	Exercise	Options	Options
	(in 000’s)	Price	Life (Years	(in 000’s)	(in 000’s)	Price	(in 000’s)	(in 000’s)

Outstanding at beginning of year	419	$47.39			423	$47.34	493	$48.09
Granted	—	—			—	—	—	—
Exercised	—	—			—	—	(13)	5.50
Forfeited	(1)	34.64			(2)	$42.16	(2)	33.43
Expired	(30)	45.13			(2)	$42.17	(55)	63.98

Outstanding at end of year	388	$47.62	2.69	$—	419	$47.39	423	$47.34

Exercisable at end of year	388	$47.62	2.69	$—

The intrinsic value of options exercised during 2006 was $194,000. The estimated fair value of option shares vested during 2008, 2007 and 2006 was $303,000, $335,000 and $898,000, respectively.

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table presents weighted-average price and life information about significant option groups outstanding as of December 31, 2008:

	Options Outstanding and Exercisable
		Weighted-	Weighted-
	Number	Average	Average
	of Shares	Remaining	Exercise
Range of Exercise Prices	(in 000’s)	Life (Years)	Price

$3.60 – $17.87	89	3.93	$9.60
$17.88 – $35.74	6	6.42	$21.33
$35.75 – $53.62	168	3.42	$45.82
$53.63 – $71.50	79	0.09	$58.09
$71.51 – $89.37	21	2.02	$74.03
$89.38 – $107.25	1	1.37	$98.75
$107.26 – $142.99	3	1.82	$122.50
$143.00 – $160.87	20	1.15	$148.75
$160.88 – $178.75	1	1.76	$178.75

Total	388	2.69	$47.62

Under the provisions of the option plans, automatic grants of non-qualified stock options to purchase shares of common stock were made through June 2005 to directors of the Company who were not employees or principal stockholders. The exercise price for each share subject to a director option was equal to the fair market value of the common stock on the date of grant. Director options vested after one year under the 2003 Plan and two years under the 1993 Plan, or earlier upon a change of control, as defined in the plans. Generally, director options will expire the earlier of: (i) 10 years after the date of grant, or (i) one year after termination of service as a director under the 2003 Plan or 90 days after termination of service as a director under the 1993 Plan.

9.	401(k) Savings Plan

The Company makes matching contributions in cash under a 401(k) Savings Plan up to an annual maximum match of $1,000 per employee. The expense for the matching contribution was $19,000, $36,000, $33,000 and $308,000 for the years ended December 31, 2008, 2007 and 2006, and for the period from May 1, 1994 (inception) through December 31, 2008, respectively.

10.	Income Taxes

At December 31, 2008, the Company has available for federal tax purposes, net operating loss carryforwards, subject to review by the Internal Revenue Service, of $170.1 million and general business tax credit carryforwards of $19.2 million expiring in 2010 through 2028. The difference between the deficit accumulated during the development stage for financial reporting purposes and the net operating loss carryforwards for tax purposes is primarily due to certain costs which are not currently deductible for tax purposes and differences in accounting and tax bases resulting from the merger described in Note 1. The ability of the Company to realize a future tax benefit from a portion of its net operating loss carryforwards and general business credits may be limited due to changes in ownership of the Company.

For the years ended December 31, 2008 and 2007, the Company recorded state tax benefits of $258,000 and $343,000, respectively for the sale of certain research and development tax credits to the State of Connecticut, net of a 2007 provision of $12,000 for state capital taxes. For the year ended December 31, 2006, the Company recorded a state tax provision of approximately $42,000 related to state capital taxes. Except for the provisions recorded for state capital taxes and the benefits recorded for sales of certain research and development tax credits to the State of

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

Connecticut, the Company has not recorded a provision or benefit for income taxes in the consolidated financial statements due to recurring historical losses.

The components of deferred income tax assets are as follows (in thousands):

	December 31,
	2008	2007

Operating loss carryforwards	$66,273	$63,535
General business tax credit carryforwards	19,153	15,963
AMT tax credit carryforwards	10	10
Contributions	258	414
Compensation related	900	2,352
Other	354	320

Deferred income tax assets	86,948	82,594
Deferred income tax liabilities	—	—

	86,948	82,594
Valuation allowance	(86,948)	(82,594)

Deferred income tax assets, net	$—	$—

The Company provides a full valuation allowance for its deferred tax assets due to historical losses since inception. The valuation allowance increased by $4.4 million and $14.4 million during 2008 and 2007, respectively.

The Company and its subsidiaries file a consolidated U.S. federal income tax return, as well as income tax returns in Connecticut and foreign jurisdictions. With limited exceptions, and due to the impact of net operating loss and other credit carryforwards, the Company may effectively be subject to U.S. federal and Connecticut state income tax examinations for periods beginning in 1993. The Company’s foreign affiliates are subject to examination by tax authorities for periods beginning in 2004.

The Company recognizes accrued interest and penalties related to unrecognized taxes as additional tax expense. During the three years ended December 31, 2008, the Company did not recognize any such interest and penalties.

11.	Commitments and Contingencies

Leases

The Company has non-cancelable operating leases for its facility and its laboratory and office equipment expiring through 2010. Rental expense for the facility lease is recognized on a straight-line basis. Rental expense for operating leases was approximately $333,000, $311,000, $261,000 and $3.6 million for the years ended December 31, 2008, 2007 and 2006, and for the period from May 1, 1994 (inception) through December 31, 2008, respectively. As of December 31, 2008, future minimum lease payments remaining under non-cancelable operating lease agreements with initial terms in excess of one year are $296,000 for 2009 and $250,000 for 2010.

Agreements

Under the terms of an employment agreement, as amended, with the Company’s Chief Executive Officer CEO) expiring December 31, 2009, in the event that his employment is terminated by the Company for any reason other than cause or disability, or if he terminates for good reason, as defined in the agreement, the Company is obligated to pay him an amount equal to (a) two times his current base salary, (b) two times his average annual bonus for the prior two

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

years, (c) two times the annual amounts for his personal insurance policies as well as to pay his deferred 2007 bonus and to continue payment of life and disability policies on his behalf for a period of two years.

The Company has entered into severance agreements with its officers pursuant to which each of these officers would be entitled to certain payments in the event such officer loses his employment during the twelve-month period following a “change of control,” as defined in the agreement. Specifically, the officer would be entitled to a lump sum severance payment equal to the sum of twelve months of the officer’s monthly base salary plus the average of the last two cash bonus payments made to the officer, and to the continuation of group health insurance benefits for up to eighteen months. The foregoing amounts are not payable if termination of the officer is because of the officer’s death, by the Company for cause, or by the officer other than for good reason.

In July 2008, the Company adopted a retention plan (the Plan) covering each Company employee, including its executive officers. Under the Plan, which was approved by the Company’s board of directors, each employee became entitled to a retention payment payable in three installments through January 31, 2009, subject only to the employee’s continuous employment with the Company through the applicable retention payment date. Retention payments due under this Plan are being expensed ratably over 2008 and the accrual for such payments is included in the consolidated balance sheet. Under the Plan, each employee is also entitled to severance of a certain amount, if they are terminated without cause or following a change of control of the Company prior to December 31, 2009.

A former director of the Company is a party to a Consulting and Finder’s Agreement with the Company dated June 4, 1992, and amended February 17, 1995. This agreement entitles him to receive an annual fee equal to 10% of the net after-tax profits of the Company attributable to the sale or licensing of products or technology related to TAPET® licensed pursuant to the Company’s December 1995 license agreement with Yale (see Note 4), until the cumulative total of such fees equals $3 million. Such fee continues to be payable notwithstanding the director’s death until the $3 million has been paid. Through December 31, 2008, no amounts are due or have been paid under this agreement.

The Company has various commitments relating to its research and license agreements (see Note 4).

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically clinical sites, suppliers and business partners. Pursuant to these agreements, we generally indemnify, hold harmless and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified parties in connection with use or testing of our product candidates, or with any U.S. patent or any copyright or other intellectual property infringement claim by any third party with respect to products. The term of these indemnification agreements is generally perpetual. The potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We have not incurred any costs to defend lawsuits or settle claims related to these indemnification agreements. We have no liabilities recorded for costs associated with these agreements as of December 31, 2008.

12.	Related Party Transactions

The Company licenses various compounds from Yale, including Onrigintm and Triapine®, which were developed by the laboratory of Dr. Sartorelli, one of the Company’s directors, through research funded in part by the Company’s gifts. In accordance with Statement of Financial Accounting Standards No. 116, Accounting for Contributions Received and Contributions Made, the Company has recorded a gift made in 2007 as research and development expense for the year ended December 31, 2007.

Mr. Bickerstaff, one of the Company’s directors, is a principal of CRT Capital Group LLC (“CRT”), which was the initial purchaser of the Company’s 7.75% convertible senior notes and warrants in a private placement in February 2007 (see Note 6). CRT received a purchase discount of $3.6 million which represented 6% of the $60 million principal amount of the notes.

Vion Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements — (Continued)

13.	Selected Quarterly Financial Data (Unaudited)

The following is a summary of unaudited selected quarterly financial data for the years ended December 31, 2008 and 2007 (in thousands, except per share amounts):

	Quarter
2008	First	Second	Third	Fourth	Year

Revenues	$14	$13	$8	$8	$43
Net loss	(8,195)	(7,903)	(6,844)	(6,906)	$(29,848)
Basic and diluted loss per share	(1.14)	(1.06)	(0.92)	(0.93)	(4.04)

	Quarter
2007	First	Second	Third	Fourth	Year

Revenues	$5	$5	$6	$50	$66
Net loss	(7,955)	(8,842)	(9,037)	(8,159)	(33,993)
Basic and diluted loss per share	(1.20)	(1.33)	(1.33)	(1.18)	(5.05)

14.	Regulatory Matters

The Company is aware that Ben Venue Laboratories, Inc. (Ben Venue), its manufacturer of Onrigintm finished product, received a Warning Letter from the U.S. Food and Drug Administration (FDA) in November 2007 and that subsequent to that date the FDA had completed an on-site inspection of their facility that concluded with the issuance of an FDA Form 483 (483). A 483 is a form issued by the FDA to list observations made during a facility inspection. Ben Venue informed the Company that it submitted a response to the FDA proposing a plan to address the issues identified in the 483 and that the FDA has now indicated that Ben Venue’s compliance status has been changed in the FDA databases to “Approvable”, allowing for the approval of NDAs (New Drug Application), ANDAs (Abbreviated New Drug Application) and the issuance of CPPs (Certificates of Pharmaceutical Product) needed for export to many foreign countries for products manufactured by Ben Venue. In June 2008, the Company was notified by Ben Venue that it had received a letter from the European Medicines Agency (EMEA) with observations from a recent audit of its facilities, and that it had responded to this letter with a plan to address the issues raised. If Ben Venue is not successful in completing the corrections of the observations that resulted in the issuance of the 483 or the audit letter from the EMEA on a timely basis, the Company’s ability to obtain FDA approval to manufacture Onrigintm for commercial purposes could be delayed. The Company believes that it has sufficient inventory of Onrigintm to conduct its current and planned clinical trials through June 2009 in Europe and beyond in the U.S. However, if Ben Venue is not able to manufacture additional supplies of Onrigintm in the future, the Company will have to establish a new source for finished product manufacturing, and its operations could be materially adversely affected.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The aggregate estimated expenses to be paid by the registrant in connection with this offering are set forth in the following table. None of these expenses shall be paid by the selling securityholders. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$3,194.91
Trustee’s fees and expenses	$7,000.00
Accounting fees and expenses	$43,000.00
Legal fees and expenses	$260,000.00
Miscellaneous	$40,000.00

Total (1)	$353,194.91

(1)	Total includes expenses associated with the Registration Statement filed on Form S-3 and prior amendments thereto.
Item 14. Indemnification of Directors and Officers
     Under the General Corporation Law of the State of Delaware, or DGCL, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director’s duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The registrant’s Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.
     Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant’s Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The registrant has purchased and maintains a directors’ and officers’ liability policy for such purposes.
Item 15. Recent Sales of Unregistered Securities.
     None.
Item 16. Exhibits
     The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

Item 17. Undertakings
          (a) The undersigned registrant hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Vion Pharmaceuticals, Inc. has duly caused this Amendment No. 1 to Post Effective Amendment No. 1 to Form S-3 on Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Haven, State of Connecticut, on March 23, 2009.

VION PHARMACEUTICALS, INC.
By:	/s/ Howard B. Johnson
Howard B. Johnson
President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	March 23, 2009
William R. Miller

/s/ Alan Kessman Alan Kessman	Chief Executive Officer (Principal Executive Officer)	March 23, 2009

/s/ Howard B. Johnson Howard B. Johnson	President and Chief Financial Officer (Principal Financial Officer)	March 23, 2009

/s/ Karen Schmedlin Karen Schmedlin	VP Finance and Chief Accounting Officer (Principal Accounting Officer)	March 23, 2009

*	Director	March 23, 2009
George Bickerstaff

Signature	Title	Date

Director
Alan C. Sartorelli, Ph.D.

*	Director	March 23, 2009
Ian Williams, D. Phil.

*	Director	March 23, 2009
Gary K. Willis

*	Director	March 23, 2009
Kevin Rakin

*By:	/s/ Howard B. Johnson
Howard B. Johnson Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation, as Amended, of Vion Pharmaceuticals, Inc. dated August 8, 2007(1)

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Vion Pharmaceuticals, Inc. dated as of February 20, 2008(2)

3.3	Certificate of Amendment to the Restated Certificate of Incorporation of Vion Pharmaceuticals, Inc. dated as of December 10, 2008(3)

3.4	By-laws, as amended(4)

4.1	Indenture between Vion Pharmaceuticals, Inc. and U.S. Bank National Association, as Trustee (including Form of Note attached thereto) dated February 20, 2007(5)

4.2	Registration Rights Agreement between Vion Pharmaceuticals, Inc. and CRT Capital Group LLC, as Initial Purchaser dated February 20, 2007(5)

4.3	Form of Warrant(5)

5.1	Opinion of Fulbright & Jaworski L.L.P.(3)

10.1	Placement Agency Agreement by and among Vion Pharmaceuticals, Inc., CIBC World Markets Corp. and Leerink Swann & Company, dated January 25, 2005(6)

10.2	Senior Executive Stock Option Plan(7)

10.3	Vion Pharmaceuticals, Inc. Amended and Restated 1993 Stock Option Plan, as Amended(8)

10.4	Vion Pharmaceuticals, Inc. 2003 Stock Option Plan, as Amended(9)

10.5	Vion Pharmaceuticals, Inc. 2003 Stock Option Plan, Form of Stock Option Agreement for Executive Officers(9)

10.6	Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, as Amended and Restated(1)

10.7	Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, Form of Restricted Stock Agreement for Non-Employee Directors(10)

10.8	Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, Form of Restricted Stock Agreement under 2005 Stock Incentive Plan for Executive Officers(11)

10.9	Employment Agreement between Vion Pharmaceuticals, Inc. and Alan Kessman dated November 3, 2003(12)

10.10	Amendment No. 1, dated September 13, 2005, to the Employment Agreement with Alan Kessman dated November 3, 2003(13)

10.11	Amendment No. 2, dated January 3, 2006, to the Employment Agreement with Alan Kessman dated November 3, 2003(11)

10.12	Amendment No. 3, dated February 13, 2008, to the Employment Agreement with Alan Kessman dated November 3, 2003(14)

10.13	Amendment No. 4 to Employment Agreement of Alan Kessman, dated June 23, 2008(15)

10.14	Employment Offer Letter to James Tanguay dated March 9, 2007)(16)

10.15	Employment Offer Letter to William F. Hahne dated December 23, 2007(17)

10.16	Employment Offer Letter to Tanya Lewis dated November 21, 2008(3)

10.17	Form of Severance Agreement between the Company and Ann Lee Cahill, William F. Hahne, Howard B. Johnson, Ivan King, Tanya Lewis, Karen Schmedlin and James Tanguay(7)

10.18	Form of Retention Plan Agreement between the Company and Ann Lee Cahill, William F. Hahne, Howard B. Johnson, Alan Kessman, Ivan King, Karen Schmedlin and James Tanguay(18)

10.19	Lease between Science Park Development Corporation and Vion Pharmaceuticals, Inc. dated November 1, 2001(8)

10.20	First Amendment to Lease by and between Vion Pharmaceuticals, Inc. and Science Park Development Corporation dated January 25, 2006(19)

Exhibit No.	Description

10.21	Second Amendment to Lease by and between the registrant and Science Park Development Corporation dated June 27, 2007(20)

10.22	Third Amendment to Lease by and between Vion Pharmaceuticals, Inc. and Science Park Development Corporation dated October 1, 2008(21)

10.23	License Agreement between Yale University and OncoRx, Inc. dated August 31, 1994(22)

10.24	License Agreement between Yale University and OncoRx Corporation dated November 15, 1995(23)

10.25	License Agreement between Yale University and OncoRx, Inc. dated December 15, 1995(23)

10.26	Amendment No. 1 to a License Agreement between Yale University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx, Inc.) dated June 12, 1997(24)

10.27	Amendment No. 2 to a License Agreement between Yale University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx, Inc.) dated June 12, 1997(24)

10.28	Amendment No. 3 to a License Agreement between Yale University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx, Inc.) dated September 25, 1998(25)

10.29	Amendment No. 4 to a License Agreement between Yale University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx, Inc.) dated January 31, 2000(26)*

10.30	Amendment No. 5 to a License Agreement between Yale University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx, Inc.) dated March 3, 2003(27) *

10.31	License Agreement between Vion Pharmaceuticals, Inc. and Beijing Pason Pharmaceuticals, Inc. dated September 12, 2003(12) *

10.32	Research Collaboration and Option Agreement with a group of inventors from the Institute of Pharmacy and the Institute of Medical Chemistry and Biochemistry at the University of Innsbruck, and Austria Wirtschaftsservice Gesellschaft m.b.H. and Vion Pharmaceuticals, Inc. dated November 24, 2003(28) *

10.33	Amended Exclusive License Agreement, by and among Dr. Johnny Easmon, Prof. Dr. Gottfried Heinisch, Dr. Gerhard Purstinger, Prof. Dr. Heinz-Herbert Fiebig, Prof. Dr. Johann-Hofmann, Austria Wirtschaftsservice Gesellschaft m.b.H. and Vion Pharmaceuticals, Inc., dated June 30, 2005(29) *

10.34	License Agreement between Johnson & Johnson Consumer Companies, Inc. and Vion Pharmaceuticals, Inc. dated March 1, 2004(30) *

10.35	First Amendment to a License Agreement between Johnson & Johnson Consumer Companies, Inc. and Vion Pharmaceuticals, Inc. dated December 31, 2007(17) *

10.36	Consulting and Finder’s Agreement between MelaRx Pharmaceuticals, Inc. and Jacob A. Melnick, dated June 4, 1992, as Amended by Agreement dated February 17, 1995(22)

10.37	Clinical Trials Agreement between Vion Pharmaceuticals, Inc. and the Division of Cancer Treatment and Diagnosis, NCI dated January 9, 2003(23)

10.38	Amendment 1 to Clinical Trials Agreement between Vion Pharmaceuticals, Inc. and the Division of Cancer Treatment and Diagnosis, NCI dated March 2, 2006(32)

10.39	Amendment 2 to Clinical Trials Agreement between Vion Pharmaceuticals, Inc. and the Division of Cancer Treatment and Diagnosis, NCI dated January 8, 2008(32)

10.40	Manufacturing and Service Contract for Commercial and Development Products between Vion Pharmaceuticals, Inc. and BenVenue Laboratories, Inc., dated November 28, 2006(31)*

10.41	Master Supply Agreement for Commercial and Developmental Products, effective as of September 29, 2003, by and between Vion Pharmaceuticals, Inc. and Sigma Aldrich Five Chemicals, Inc. (f/k/a Tetrionics Inc.), as amended by that certain first amendment dated March 13, 2007(16)*

12.1	Computation of Ratio of Earning to Fixed Charges(3)

21.1	Subsidiaries of the registrant(3)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of the registrant (included on signature page)

25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939(3)

(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 20, 2008.

(3)	Previously filed.

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 000-26534) for the fiscal year ended December 31, 2000.

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 20, 2007.

(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 26, 2005.

(7)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB (File No. 000-26534) for the quarter ended March 31, 1999.

(8)	Incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 000-26534) for the fiscal year ended December 31, 2001.

(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

(10)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 31, 2005.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 9, 2006.

(12)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 000-26534) for the quarter ended September 30, 2003.

(13)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 13, 2005.

(14)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 15, 2008.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 25, 2008.

(16)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

(17)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(18)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

(19)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 31, 2006.

(20)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 28, 2007.

(21)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 17, 2008.

(22)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (File No. 33-93468), effective August 14, 1995.

(23)	Incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 000-26534) for the fiscal year ended December 31, 2002.

(24)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB (File No. 000-26534) for the quarter ended September 30, 1997.

(25)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB (File No. 000-26534) for the fiscal year ended December 31, 1998.

(26)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 000-26534) for the quarter ended June 30, 2001.

(27)	Incorporated by reference to the Company’s Annual Report on Form 10-K/A(File No. 000-26534) for the fiscal year ended December 31, 2002.

(28)	Incorporated by reference to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003.

(29)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 28, 2005.

(30)	Incorporated by reference to the Company’s Current Report on Form 8-K/A filed on March 18, 2004.

(31)	Incorporated by reference to the Company’s Current Report on Form 8-K/A filed on February 14, 2007.

(32)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

*	Certain portions of this exhibit have been omitted pursuant to an order granting confidential treatment by the Securities and Exchange Commission.